Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

CONFIDENTIAL

Amended and Restated Marketing and Supply Agreement

by and between

Arena Pharmaceuticals GmbH

and

Eisai Inc.

dated

May 9, 2012

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	2

ARTICLE 2.	EXCLUSIVE DISTRIBUTORSHIP	20

2.1.	Appointment of Eisai as Exclusive Distributor in Territory	20

2.2.	Supply of Product for Distributorship	21

2.3.	Negative Covenants	21

2.4.	Non-Compete Covenants	23

2.5.	OTC Covenant	25

ARTICLE 3.	PRODUCT DEVELOPMENT AND REGULATORY ACTIVITIES	26

3.1.	Overview of Product Development	26

3.2.	Further Development of the Initial Product	26

3.3.	Selection and Development of Additional Products	30

3.4.	Development Plans	32

3.5.	Conduct of Development Activities	33

3.6.	Development Expenses	34

3.7.	Non-Development Plan Development	36

3.8.	Use of Subcontractors	38

3.9.	Materials Transfer	39

3.10.	Initial Product Regulatory Activities	39

3.11.	Additional Products Regulatory Activities	41

3.12.	Regulatory Cooperation of the Parties	42

3.13.	Communications Outside the Territory	43

3.14.	Regulatory Filings; Arena’s Right of Reference	44

3.15.	Pharmacovigilance	45

3.16.	Subcontracting Medical Education Activities	45

ARTICLE 4.	MANAGEMENT OF DEVELOPMENT	46

4.1.	Joint Development Committee	46

4.2.	Joint Development Committee Membership; Procedure	47

4.3.	Meetings	48

4.4.	Decision-making of Joint Development Committee	48

4.5.	Scope of Governance	49

ARTICLE 5.	COMMERCIALIZATION OF PRODUCTS	50

5.1.	Commercialization Rights and Responsibility	50

5.2.	Eisai Commercialization Responsibilities	50

5.3.	Commercialization Plans and Communication	51

5.4.	Eisai Commercialization Commitments	51

5.5.	Commercialization Standards of Conduct	52

5.6.	Specific Diligence Obligations in Additional Territory	53

5.7.	Limited Licenses	56

5.8.	Commercialization by Arena	56

5.9.	Recalls	57

5.10.	Co-Promotion and Sub-distributors	57

5.11.	Returned Product	58

ARTICLE 6.	MANUFACTURE AND SUPPLY	58

6.1.	Manufacture and Supply Commitment	58

6.2.	Forecasting and Ordering	58

6.3.	Delivery and Purchase	60

6.4.	Negotiation Regarding Supply of Raw Material	61

6.5.	Labeling and Packaging	61

6.6.	Second Source	61

6.7.	Quality Agreement	62

6.8.	Quality Control	62

6.9.	Certificates	62

6.10.	Quality Audits	62

6.11.	Acceptance/Rejection	63

6.12.	Dispute Regarding Rejection	63

6.13.	Product Warranty	63

6.14.	Facility Licenses; Storage	64

6.15.	Inspection by Eisai	64

6.16.	Regulatory Inspections	65

6.17.	Supply Problems	66

6.18.	Product Shortage	66

6.19.	Safety Stock; Inventory	66

6.20.	Commitment to Optimize Supply Relationship	67

ARTICLE 7.	PAYMENTS	68

7.1.	Initial Payment	68

7.2.	Upfront Amendment Payment	68

7.3.	Milestone Payments	68

7.4.	Product Purchase Price Payments for Commercial Supply of Product	70

7.5.	Product Purchase Price Adjustment Payments	74

7.6.	Non-Commercial Product Purchase Price	77

7.7.	Payment Method; Currency	77

7.8.	Necessary Third Party IP	77

7.9.	Taxes	77

7.10.	Records	78

7.11.	Audits	78

7.12.	Payment Due Dates; Late Payments	79

7.13.	Currency Conversion	80

ARTICLE 8.	CONFIDENTIALITY	80

8.1.	Product Information	80

8.2.	Confidential Information	80

8.3.	Exceptions	81

8.4.	Permitted Disclosures	82

8.5.	Confidentiality of this Agreement and its Terms	83

8.6.	Public Announcements	83

8.7.	Use of Name	84

8.8.	Publication of the Product Information	85

8.9.	Stand-Still	85

ARTICLE 9.	PATENT PROSECUTION AND ENFORCEMENT	87

9.1.	Ownership of Intellectual Property	87

9.2.	Patent Prosecution and Maintenance	88

9.3.	Infringement by Third Parties	89

9.4.	Infringement of Third Party Rights	90

9.5.	Invalidity or Unenforceability Defenses or Actions	91

9.6.	Consent for Settlement	92

9.7.	Patent Term Extensions	92

9.8.	Orange Book Listings	93

9.9.	Product Trademarks	93

ARTICLE 10.	REPRESENTATIONS, WARRANTIES AND COVENANTS	95

10.1.	Mutual Representations, Warranties and Covenants	95

v

10.2.	Representations, Warranties and Covenants of Arena	96

10.3.	Representations, Warranties and Covenants of Eisai	99

10.4.	Disclaimer	99

ARTICLE 11.	INDEMNIFICATION; PRODUCT LIABILITY CLAIMS	100

11.1.	Indemnification of Arena	100

11.2.	Indemnification of Eisai	100

11.3.	Procedure	101

11.4.	Additional Territory Product Liability Claims	103

11.5.	Insurance	104

ARTICLE 12.	TERM AND TERMINATION	105

12.1.	Term	105

12.2.	Early Termination	105

12.3.	Termination for Commercialization Concerns	106

12.4.	Termination for Third Party Infringement	107

12.5.	Eisai Termination for Non-Compete Reasons	108

12.6.	Other Arena Termination Rights	108

12.7.	Adjudication of Material Breach	108

ARTICLE 13.	EFFECT OF TERMINATION	110

13.1.	Accrued Obligations	110

13.2.	Effects of Termination in Entirety	110

13.3.	Effects of Termination With Respect to a Country	112

13.4.	Return of Confidential Information	113

13.5.	Rights in Bankruptcy	114

13.6.	Purchase of Binding Order	114

13.7.	Survival	114

ARTICLE 14.	DISPUTE RESOLUTION AND GOVERNING LAW	114

14.1.	Dispute Resolution Process	114

14.2.	Governing Law; Litigation; Exclusive Venue and Service	115

ARTICLE 15.	GENERAL PROVISIONS	115

15.1.	[Reserved]	115

15.2.	Force Majeure	115

15.3.	Waiver of Breach	116

15.4.	Further Actions	116

15.5.	Performance by Affiliates or Subcontractors	116

15.6.	Modification	117

15.7.	Severability	117

15.8.	Entire Agreement	117

15.9.	Language	117

15.10.	Notices	118

15.11.	Assignment	118

15.12.	No Partnership or Joint Venture	119

15.13.	Interpretation	119

15.14.	References	119

15.15.	Counterparts; Electronic Signature Pages	119

15.16.	Limitation of Liability	119

15.17.	Equitable Relief; Specific Performance	120

15.18.	No Benefit to Third Parties	120

15.19.	Cumulative Rights	120

15.20.	Amendment and Restatement; No Novation	120

ARTICLE 16.	COMPLIANCE WITH LAW	121

16.1.	Generally	121

16.2.	Securities Laws	121

16.3.	Certain Payments	121

List of Exhibits

Exhibit A - Compound Structure

Exhibit B - Existing Arena Patents

AMENDED AND RESTATED MARKETING AND SUPPLY AGREEMENT

This AMENDED AND RESTATED MARKETING AND SUPPLY AGREEMENT (this “Agreement”) is entered into as of May 9, 2012 (the “Amendment Effective Date”) by and between ARENA PHARMACEUTICALS GMBH, a company organized under the laws of Switzerland having a principal place of business at Untere Brühlstrasse 4, 4800, Zofingen, Switzerland (“Arena”), and EISAI INC., a company organized under the laws of Delaware having a principal place of business at 100 Tice Blvd., Woodcliff Lake, New Jersey 07677 (“Eisai”). Each of Arena and Eisai may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS

A. Arena is developing a product containing lorcaserin hydrochloride hemihydrate for weight loss or weight maintenance, among other potential indications. Arena owns or controls certain patents, know-how and other intellectual property relating to such product;

B. Arena wishes to commercialize such product through a distributor that will promote, market, sell and distribute such product (and potentially other pharmaceutical products containing lorcaserin) within the United States and other countries in North America and South America;

C. Eisai has the ability to promote, market, sell and distribute such products within the United States and other North and South America countries and wishes to be Arena’s exclusive distributor within the United States and such other countries, and Arena is willing to grant to Eisai such exclusive distribution rights on the terms and conditions set forth in this Agreement;

D. Arena agrees to manufacture (or have manufactured) and sell to Eisai such products for such commercialization activities in the United States and such other countries, on the terms and conditions set forth in this Agreement; and

E. Arena and Eisai previously entered into a Marketing and Supply Agreement, dated as of July 1, 2010 (the “Original Agreement”), under which Arena granted Eisai exclusive distribution rights for such products solely in the United States, and the Parties desire to amend and restate such Original Agreement to add the terms and conditions under which Eisai’s exclusive distribution rights and obligations would be expanded to include other countries in North and South America;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arena and Eisai, intending to be legally bound, hereby agree as follows:

Article 1.

DEFINITIONS

As used in this Agreement, the following capitalized terms have the meanings set out in this Article 1.

1.1. “Additional Product” means a pharmaceutical product (in any specific dosage form or mode of administration) that contains the Compound or a Related Compound as an active pharmaceutical agent and is added to the scope of this Agreement by agreement of the Parties as provided in Section 3.3 for development for a particular Indication(s) (which product may also include, if agreed, one or more other active pharmaceutical agents). For clarity, the Initial Formulation as indicated for any Indication other than the Indications that, as of the Amendment Effective Date, are the subject of the Initial Product NDA (as the label resulting from such Initial Product NDA may be expanded or amended based upon any clinical data resulting from the BLOOM-DM Trial or any clinical data specific to the Initial Product existing as of the Amendment Effective Date), shall constitute an Additional Product, if the Parties agree under Section 3.3 to develop such Initial Formulation for such additional Indication(s).

1.2. “Additional Territory” means: (a) Canada, Mexico and Brazil but excluding any such country as to which this Agreement has been terminated by a Party pursuant to a provision of this Agreement (the “Priority Additional Territory”) and (b) Argentina, Bolivia, Chile, Colombia, Ecuador, Paraguay, Peru, Uruguay, Venezuela, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Dominican Republic, and Haiti, but excluding any such country as to which this Agreement has been terminated by a Party pursuant to a provision of this Agreement (the “Other Additional Territory”).

1.3. “Additional Territory Product Liability Claim” means any Third Party Claim brought against any Arena Indemnitee or Eisai Indemnitee arising from, based on or occurring as a result of personal injury, death or property damage (to the extent resulting from personal injury or death) caused by or resulting from the use of a Product sold, distributed, dispensed or otherwise administered by or on behalf of Eisai, its Affiliates or its Sub-distributors in a country in the Additional Territory, except to the extent caused by or resulting from (a) the actual negligence or actual willful misconduct of or actual violation of Applicable Laws by Arena or any of its Affiliates or its or their subcontractors in performing or failing to perform any activity contemplated by this Agreement, or any actual breach or actual default by Arena (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement, including its breach of Section 6.13 of this Agreement, or (b) the actual negligence or actual willful misconduct of or actual violation of Applicable Laws by Eisai or any of its Affiliates or Sub-distributors or its or their subcontractors in performing or failing to perform any activity contemplated by this Agreement or any actual breach or actual default by Eisai (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement.

1.4. “Affiliate” of a Party means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this definition, the term “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means (a) direct or indirect beneficial ownership of more than 50% of the voting share capital or other equity interest in such Person able to elect the directors or management of such Party or (b) the power to direct the management and policies of such Person by contract or otherwise.

1.5. “Agreement” has the meaning set forth in the opening paragraph hereto.

1.6. “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or other governmental agency or authority having jurisdiction over or related to the subject activity or item as they may be in effect from time to time.

1.7. “Arena” has the meaning set forth in the opening paragraph hereto.

1.8. “Arena ex-Territory Distributor” means a licensee, collaborator or distributor engaged by Arena or any of its Affiliates to market, promote or sell a Product or other Compound Product or Related Product in a country or countries outside the Territory. For clarity, any such licensee, collaborator or distributor shall constitute an Arena ex-Territory Distributor only during the term of such engagement.

1.9. “Arena Indemnitees” has the meaning set forth in Section 11.1.

1.10. “Arena Independent Know-How” means all Know-How that is Confidential Information of Arena and that is discovered, identified, conceived, reduced to practice or otherwise made by or on behalf of Arena or any of its Affiliates, or by any Arena ex-Territory Distributor and Controlled by Arena or any of its Affiliates, after the Effective Date in the course of any Non-Development Plan Development or other work conducted outside of a Development Plan; provided, that Arena has notified Eisai of such Know-How pursuant to Section 3.7(b) and such Know-How has not become Arena Know-How pursuant to Section 3.7(b).

1.11. “Arena Know-How” means all Know-How that (a) is Controlled by Arena or any of its Affiliates, including any Know-How of an Arena ex-Territory Distributor that is Controlled by Arena or any of its Affiliates, as of the Effective Date, or at any time during the Term, (b) is necessary or useful for the development or Commercialization by Eisai of the Initial Product or an Additional Product in any country in the Territory in accordance with this Agreement, but excluding all Arena Independent Know-How and Program Know-How and (c) is Confidential Information of Arena.

1.12. “Arena Patent” means any Patent pending or issued in any country in the Territory that is Controlled by Arena or any of its Affiliates as of the Effective Date, or at any time during the Term, and that claims (a) the Compound, or a product containing the Compound, as a composition of matter, or (b) a method of use of the Compound or a product containing the Compound, but excluding (x) all claims of any such Patent that do not involve or relate to a Compound, a Compound Product or the development or Commercialization thereof and (y) any Program Patents.

1.13. “Arena US” means Arena Pharmaceuticals, Inc., an Affiliate of Arena.

1.14. “At-Fault Party” has the meaning set forth in Section 11.4(d).

1.15. “Auditor” has the meaning set forth in Section 7.11(a).

1.16. “Batch” means the total amount of a particular Finished Product resulting from one complete production run conducted by or on behalf of Arena using the applicable Master Batch Records and Manufacturing SOPs.

1.17. “Batch Records” means, with respect to a particular production run conducted by or on behalf of Arena for manufacturing one Batch of a particular Finished Product, the completed batch records, in the form of the Master Batch Records, for such production run containing all the relevant manufacturing details and information for the run, including any deviations.

1.18. “BLOOM-DM Trial” means the Phase 3 clinical trial of the Initial Product conducted by Arena and referred to as “Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus” and identified as clinical protocol APD356-010, entitled “A 52-Week, Double-blind, Randomized, Placebo-controlled, Parallel-group Study to Assess the Safety and Efficacy of Lorcaserin Hydrochloride in Overweight and Obese Patients with Type 2 Diabetes Mellitus Managed with Oral Hypoglycemic Agent(s).”

1.19. “Board of Directors” has the meaning set forth in the definition of “Change of Control”.

1.20. “Calendar Quarter” means a period of three consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st; provided, that the last Calendar Quarter shall end on the last day of the Term.

1.21. “Calendar Year” means a period of 12 consecutive months beginning on and including January 1st; provided, that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year shall end on the last day of the Term.

1.22. “Certificate of Analysis” means a written certificate of analysis, in reasonable and customary form, which confirms that the quantity of the applicable Finished Product, manufactured by or on behalf of Arena and delivered by Arena to Eisai under Article 6, has been tested in accordance with the applicable Product Acceptance Tests and meets the warranty set forth in Section 6.13. The Certificate of Analysis will include the results of all Product Acceptance Tests performed by or on behalf of Arena on the particular Batch of such Finished Product.

1.23. “CFM” has the meaning set forth in Section 3.12(c).

1.24. “Chairman” means the chairman of the Joint Development Committee.

1.25. “Change of Control” means, with respect to either Party, the occurrence of any of the following:

(a) any “person” or “group” (as such terms are defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, in a transaction or series of related transactions, of shares of capital stock or other interests (including partnership or LLC membership interests) of such Party (or any of its Controlling Affiliates) then-outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) (or its Controlling Affiliate, as applicable) of such Party representing 50% or more of the total voting power of all outstanding classes of Voting Stock of such Party (or its Controlling Affiliate, as applicable); or

(b) such Party (or any of its Controlling Affiliates) enters into a merger, consolidation or other form of business combination, share exchange, reorganization, recapitalization or other similar extraordinary transaction with another Person (whether or not such Party (or its Controlling Affiliate, as applicable) is the surviving entity) and as a result of such merger, consolidation or other form of business combination, share exchange, reorganization, recapitalization or similar extraordinary transaction (i) the members of the board of directors or similar governing body (as the case may be, “Board of Directors”) of such Party (or its Controlling Affiliate, as applicable) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party (or its Controlling Affiliate, as applicable) or, if not such Party (or its Controlling Affiliate, as applicable), such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or its Controlling Affiliate, as applicable) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person immediately following such transaction; or

(c) such Party (or any of its Controlling Affiliates) sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of the consolidated total assets of such Party and its Affiliates.

For the purpose of this definition: (x) “person” and “group” have the meanings given such terms under Section 13(d)(3) and 14(d)(2) of the Exchange Act and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; (y) “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act; and (z) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial ownership”.

1.26. “Commercial Approval” has the meaning set forth in Section 7.3.

1.27. “Commercial Strategy” has the meaning set forth in Section 5.2(a).

1.28. “Commercial Year” means each period of 12 consecutive months beginning on (a) the first day of the first full month that occurs after the date of the First Commercial Sale of the first Product anywhere in the Territory and (b) each anniversary of the date specified in the foregoing clause (a); provided, that the first Commercial Year of the Term shall also include the period beginning on and including the date of the First Commercial Sale of the first Product anywhere in the Territory and ending on the day immediately prior to the first day of the first full month that occurs after such date.

1.29. “Commercialization” means marketing, promoting, detailing, offering for sale, selling, importing and distributing in the Territory the applicable Product, and other similar activities related to the commercial sale of the Product in the Territory, but excluding for clarity all activities relating to research, development or manufacturing of Product or Finished Product. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” have corresponding meanings.

1.30. “Commercially Reasonable Efforts” means, with respect to a particular Party’s specific obligations under this Agreement with respect to a Product and a country in the Territory at the relevant point in time, that level of efforts and application of resources that is consistent with the usual practice followed by that Party in conducting similar activities, in the exercise of its reasonable scientific, business or regulatory judgment, but in no event less than the level of efforts and resources consistent with the commercially reasonable practices of the research-based pharmaceutical industry in the applicable country in the Territory, relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights that have market potential and are at a stage of development or product life similar to the applicable Product, taking into account the anticipated or, if applicable, actual Patent coverage and the nature and extent of such Product’s market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of Regulatory Approval of such Product, the safety and efficacy of such Product, the cost to develop such Product, such Product’s profile, the competitiveness of the marketplace with respect to such Product, the proprietary position of such Product, the regulatory structure involved with respect to such Product, the profitability of such Product (including pricing and reimbursement status and the amounts of marketing and promotional expenditures), and other relevant factors, including comparative technical, legal, scientific, or medical factors. Commercially Reasonable Efforts shall be determined on a country-by-country basis.

1.31. “Competing Product” means, with respect to a country in the Territory, a pharmaceutical product, other than a Product, that is approved for sale in such country by the applicable Regulatory Authorities for a weight loss, weight management, obesity or, subject to the time limitations in Section 2.4(a), addiction disorder Indication.

1.32. “Competing Program”, with respect to each country in the Territory, has the meaning set forth in Section 2.4(b).

1.33. “Compound” means the compound known as (R)-8-chloro-1-methyl-2,3,4,5-tetrahydro-1H-3-benzazepine, the structure of which is set forth in Exhibit A, in the hydrochloride hemihydrate form, or any other specific pharmaceutically acceptable salt, hydrate, solvate or crystalline polymorph of such compound.

1.34. “Compound Product” means a pharmaceutical product (in any specific dosage form or mode of administration) that contains the Compound as an active pharmaceutical agent (which product may also include one or more other active pharmaceutical agents).

1.35. “Confidential Information” has the meaning set forth in Section 8.2.

1.36. “Control” (including any variations such as “Controlled” and “Controlling”), in the context of Materials, Patents, Know-How or regulatory filings (including specific Confidential Information), means that the applicable Party or its Affiliate owns or has a license (but excluding license rights granted to such Party by the other Party) to such Materials, Patents, Know-How or regulatory filings and has the ability to grant to the other Party the applicable license (or sublicense, as applicable) or right to use such Materials, Patents, Know-How or regulatory filings under this Agreement without violating the terms of an agreement with a Third Party.

1.37. “Controlling Affiliate” means, with respect to a Party, an Affiliate of such Party that controls (within the meaning given under the definition of “Affiliate”) such Party.

1.38. “Controlling Party” has the meaning set forth in Section 11.4(b).

1.39. “Cost Overrun” has the meaning set forth in Section 3.6(c)(i).

1.40. “CPP” means a certificate of a pharmaceutical product (as such term is generally understood in the pharmaceutical industry) with respect to the Initial Product issued by the applicable Regulatory Authority.

1.41. “Development Data” means, with respect to clinical trials and other development work conducted on a Product, all data, results, information and other Know-How generated from or related to such clinical trials and development work, including preclinical, non-clinical and clinical data, reports and information, protocols, statistical analysis plans, methods, and Batch Records for all Products used in such work.

1.42. “Development Expenses” means (a) a Party’s (or its Affiliate’s) FTE costs at the applicable FTE Rates, and all costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by a Party or any of its Affiliates, in each case, in conducting the clinical trials and other development work assigned to such Party in accordance with the applicable Development Plan and (b) Finished Product COGS with respect to clinical supply of the applicable Finished Product used in such clinical trials and other development work in accordance with the applicable Development Plan.

1.43. “Development Plan” means, with respect to a specific Product, the plan for conducting the clinical trials and other development work (including any preclinical and non-clinical studies) to generate data for use in obtaining, maintaining, enhancing or expanding Regulatory Approval of such Product, as such plan is approved, and amended (if applicable), by the JDC pursuant to Section 4.1.

1.44. “Disclosing Party” has the meaning set forth in Section 8.2.

1.45. “Dispute” has the meaning set forth in Section 12.7(a).

1.46. “ECI” has the meaning set forth in the definition of “FTE Rate”.

1.47. “Effective Date” means July 1, 2010, the effective date of the Original Agreement.

1.48. “Eisai” has the meaning set forth in the opening paragraph hereto.

1.49. “Eisai Indemnitees” has the meaning set forth in Section 11.2.

1.50. “Eisai Know-How” means any and all Know-How that is Confidential Information Controlled by Eisai or its Affiliate and that, in either case, is discovered, identified, conceived, reduced to practice or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable United States law as such law exists as of the Effective Date irrespective of where such discovering, identifying, conception, reduction to practice or other making occurs, solely by one or more employees of or consultants to Eisai or any of its Affiliates or Sub-distributors (to the extent such Sub-distributors are required to assign or license such Know-How to Eisai) in the course of or as a result of or related to the Commercialization activities under this Agreement to the extent such Know-How does not relate predominantly to the Commercialization of a Product and is predominantly applicable to the marketing, promoting, detailing, offering for sale, selling, distributing, or conducting other similar activities related to the commercial sale of pharmaceutical products generally.

1.51. “Escalation Notice” has the meaning set forth in Section 4.4(b).

1.52. “Estimated Price” has the meaning set forth in Section 7.4(c).

1.53. “Ex-Territory Development” has the meaning set forth in Section 3.2(e)(i).

1.54. “Excess Order” has the meaning set forth in Section 6.2(b).

1.55. “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

1.56. “Excluded Claim” has the meaning set forth in Section 12.7(j).

1.57. “Excluded List” means any of the Department of Health and Human Service’s List of Excluded Individuals/Entities or the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.58. “Existing Arena Patents” has the meaning set forth in Section 10.2(a).

1.59. “Facility” has the meaning set forth in Section 6.14.

1.60. “Facility Licenses” has the meaning set forth in Section 6.14.

1.61. “FCPA” has the meaning set forth in Section 5.5(a).

1.62. “FDA” means the United States Food and Drug Administration or its successor.

1.63. “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the rules, regulations, guidances, guidelines, and requirements promulgated or issued thereunder.

1.64. “Field Infringement” has the meaning set forth in Section 9.3(b).

1.65. “Finished Product” means, with respect to a particular Product and country in the Territory, (a) if such Product is to be sold to end-users in such country, such Product in final form ready for sale to the end user in such country, (b) if such Product is to be used for clinical trials or other development work in such country, such Product in final form ready for such clinical trials or other development work, (c) if such Product is to be used as a sample in such country, such Product in final form ready for distribution as a sample in such country or (d) if such Product is to be used as part of a compassionate use, named patient use or indigent patient program in such country, such Product in final form ready for such compassionate use, named patient use or indigent patient program in such country, in each case ((a) - (d)), in appropriate final packaging and labeling.

1.66. “Finished Product COGS” means, with respect to a Finished Product, the fully-burdened aggregate reasonable direct and indirect costs and expenses incurred and recorded by Arena in manufacturing such Finished Product consisting solely of: (a) direct labor costs (salaries, wages, employee benefits, overtime costs and shift premiums); (b) direct materials (including raw materials and intermediates and packaging) costs; (c) operating costs of facilities and equipment (including start up and cleaning costs of production); (d) quality, release and in-process control costs; (e) charges for reasonable spoilage, scrap or rework costs; (f) amounts (without markup) that are paid to a Third Party, Eisai, or an Affiliate of Eisai in connection with the manufacture of such Finished Product or any component thereof; and (g) the reasonable allocation of Facility overhead, both fixed and variable, to such manufacturing operation (including the allocable costs of administrators and managers overseeing manufacturing and production), in each case ((a) through (g)), to the extent specifically identifiable to the manufacture of such Finished Product as determined in accordance with GAAP.

1.67. “First Approval Date” has the meaning set forth in Section 5.6(b).

1.68. “First Commercial Sale” means, with respect to a particular Product in a country in the Territory, on a Product-by-Product and country-by-country basis, the first bona fide, arm’s length sale of the Product by Eisai or any of its Affiliates or Sub-distributors to a Third Party in the particular country in the Territory. Sales of a Product for registration samples, compassionate use sales, named patient use, inter-company transfers to Affiliates of Eisai and the like shall not constitute a First Commercial Sale.

1.69. “Fiscal Semester” means a period of six consecutive months during a Fiscal Year beginning on and including April 1st or October 1st; provided, that the first Fiscal Semester of the Term commenced on the Effective Date and ended on September 30, 2010, and the last Fiscal Semester shall end on the last day of the Term.

1.70. “Fiscal Year” means a period of 12 consecutive months beginning on and including April 1st; provided, that the first Fiscal Year of the Term commenced on the Effective Date and ended on March 31, 2011, and the last Fiscal Year shall end on the last day of the Term.

1.71. “Forecast” has the meaning set forth in Section 6.2(a).

1.72. “Force Majeure” has the meaning set forth in Section 15.2.

1.73. “FTE” means the equivalent of the work of one employee full time for one Calendar Year (consisting of a total of 1880 hours per Calendar Year) of work under Development Plans. Any employee who devotes fewer than 1880 hours per Calendar Year on work under Development Plans shall be treated as an FTE on a pro-rata basis calculated by dividing the actual number of hours worked by such employee under Development Plans during such Calendar Year by 1880. FTE efforts shall not include the work of general corporate or administrative personnel.

1.74. “FTE Rate” means the FTE personnel cost incurred by a Party in connection with the development of Products under Development Plans, which, as of the Effective Date, shall be at an annual rate of (a) US$[…***…] per FTE for director or equivalent level or above, (b) US$[…***…] per FTE for scientist or equivalent level or above, and (c) US$[…***…] per FTE below scientist or equivalent level. Commencing January 1, 2011, each above FTE Rate shall adjust annually, effective January 1 of the applicable Calendar Year, to reflect any year-to-year percentage increase or decrease (as the case may be) in the U.S. Bureau of Labor Statistics Employee Cost Index (“ECI”) (based on the change in the ECI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of such adjusted FTE Rate).

1.75. “GAAP” means generally accepted accounting principles in the Territory, or internationally, as appropriate, consistently applied, and means international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS.

1.76. “Generic Version” means, with respect to a particular Product, a product sold (i) by a Third Party (who is not authorized by Eisai or any of its Affiliates and who neither Arena nor any of its Affiliates has authorized at Eisai’s request) or (ii) by Arena, any of its Affiliates or any Third Party authorized by Arena or any of its Affiliates (provided that the foregoing shall in no way be deemed or construed to limit Arena’s obligations under Section 2.3(a)) that, in each case ((i) or (ii)), (a) contains as an active pharmaceutical agent the same Compound or Related Compound that such Product contains as an active pharmaceutical agent, and (b) (1) if sold in the United States, has been approved for sales introduction into commerce in the United States by reference to the Regulatory Approval for such Product in the United States pursuant to Section 505(b)(2) or 505(j) of the FFDCA (or the successor thereof) or (2) if sold in a country in the Additional Territory, has been approved for sale in such country pursuant to an equivalent regulatory law or regulation, but excluding for clarity any Products sold by Eisai or any of its Affiliates or Sub-distributors during the Term.

***Confidential Treatment Requested

1.77. “Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA for designing, conducting, recording, analyzing and reporting clinical trials that involve the participation of human subjects, including as set forth in 21 C.F.R. parts 50, 54, 56 and 312 and in the ICH guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” and comparable regulatory standards, practices and procedures in other countries in the Territory outside of the United States and in jurisdictions outside the Territory, as they may be updated from time to time.

1.78. “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA for nonclinical laboratory studies that support or are intended to support applications to conduct research on human subjects or to obtain regulatory approval, including as set forth in 21 C.F.R. Part 58, and comparable regulatory standards in other countries in the Territory outside of the United States and in jurisdictions outside the Territory, as they may be updated from time to time.

1.79. “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FFDCA for the manufacture and testing of pharmaceutical materials, including as set forth in 21 U.S.C. section 351 and 21 C.F.R. Parts 210 and 211, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in other countries in the Territory outside of the United States and in jurisdictions outside the Territory, as they may be updated from time to time. Good Manufacturing Practices shall include applicable quality guidelines promulgated under the ICH.

1.80. “ICC” has the meaning set forth in Section 12.7(a).

1.81. “ICC Rules” has the meaning set forth in Section 12.7(a).

1.82. “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.83. “IND” means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §312 before commencement of clinical trials of a pharmaceutical product and its equivalent in other countries or regulatory jurisdictions outside the United States.

1.84. “Indemnitee” has the meaning set forth in Section 11.3(a).

1.85. “Indemnitor” has the meaning set forth in Section 11.3(a).

1.86. “Indication” means the diagnosis, treatment, prevention or amelioration of any disease or condition for which an NDA or similar regulatory filing may be filed and approved.

1.87. “Initial Formulation” means the pharmaceutical product in solid, oral tablet form containing the Compound as its sole active pharmaceutical agent as described in the Initial Product NDA as of the Amendment Effective Date.

1.88. “Initial Product” means the Initial Formulation as indicated for the Indication(s) that, as of the Amendment Effective Date, is (are) the subject of the Initial Product NDA (as the label resulting from such Initial Product NDA may be expanded or amended based upon any clinical data resulting from the BLOOM-DM Trial or any clinical data specific to the Initial Product existing as of the Amendment Effective Date).

1.89. “Initial Product NDA” means NDA22529.

1.90. “Joint Development Committee” or “JDC” has the meaning set forth in Section 4.1(a).

1.91. “Know-How” means all tangible and intangible scientific, technical, trade, financial or business information and materials, including compounds, compositions of matter, formulations, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, product life cycle management strategies, knowledge, know-how, skill, and experience, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.

1.92. “Knowledge” means, with respect to a particular statement to which such term is attributed, that none of the applicable Party’s or any of its Affiliates’ respective employees with the title of vice president or higher or in-house general counsel are aware of any facts or information that make such statement untrue after performing a reasonably diligent investigation with respect to such statement.

1.93. “Launch Quantity” has the meaning set forth in Section 7.3.

1.94. “Losses” has the meaning set forth in Section 11.1.

1.95. “Manufacturing SOPs” means, with respect to a particular Finished Product being supplied by Arena to Eisai under Article 6, the specific methods, techniques, processes and standard operating procedures (including Quality Control Procedures) that are used by or on behalf of Arena in manufacturing such Finished Product.

1.96. “Manufacturing Working Group” has the meaning set forth in Section 6.20.

1.97. “Marketing Activities” has the meaning set forth in Section 5.2(b).

1.98. “Master Batch Records” means the master batch records for Arena’s (or its designee’s) manufacturing of a specific Finished Product, as established in accordance with the Quality Agreement, including the applicable Manufacturing SOPs, the in-process testing and QA/QC testing for such Finished Product, which records are to be used in the manufacture by or on behalf of Arena of such Finished Product for supply to Eisai under Article 6.

1.99. “Materials” has the meaning set forth in Section 3.9.

1.100. “Minimum Order Quantity” has the meaning set forth in Section 6.2(a).

1.101. “NDA” means a New Drug Application (including an Abbreviated New Drug Application) as described in 21 C.F.R. § 314.50, et seq., and all amendments and supplements thereto, that is filed with the FDA, and its equivalent in other countries or regulatory jurisdictions outside the United States, in each case including all documents, data, and other information concerning the applicable product filed therewith.

1.102. “Negative Covenant Period” means, with respect to a particular country in the Territory (on a country-by-country basis), the period that begins on the Effective Date and ends on the last day of the first Calendar Quarter commencing after the Patent Expiry Date for such country in which the aggregate units of all Generic Versions of all Products sold in such country during such Calendar Quarter exceed […***…]% of the aggregate units of all Products and all Generic Versions of all Products sold in such country during such Calendar Quarter.

1.103. “Net Sales” means, with respect to a Product during any period, the gross invoiced sales price in US Dollars (as converted into US Dollars for sales made in other currency) for all quantities of such Product sold by Eisai or any of its Affiliates or Sub-distributors to a Third Party (other than a Sub-distributor) during such period, less the following deductions to the extent actually incurred, allowed, or paid with respect to such sale by the selling party, using GAAP applied on a consistent basis:

(a) sales taxes or other taxes included in the gross invoiced sales price;

(b) credits or allowances given or made for rejection, recall or return of previously sold Product, in amounts not exceeding usual and customary reductions, or billing errors with respect to such Product;

(c) Retroactive Price Discounts;

(d) costs of outbound freight, insurance, and other transportation charges directly related to the distribution of such Product to the purchaser, to the extent separately set forth in the applicable invoice;

(e) quantity, cash and other trade discounts, or inventory management fees, including those generated as a result of distributor service agreements, in amounts not exceeding usual and customary discounts and fees; and

(f) rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state, local and other governments, including their agencies, purchasers, or reimbursers, or to trade customers, in amounts not exceeding usual and customary amounts and calculated in accordance with GAAP.

***Confidential Treatment Requested

In no event shall any particular amount of deduction, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Each of the above deductions shall be substantially consistent with Eisai’s, its Affiliate’s or its applicable Sub-distributor’s internal accounting policies as consistently applied by Eisai, its Affiliates or its applicable Sub-distributor in the applicable country in the Territory across its products at the time of sale. In no event shall the deductions with respect to Retroactive Price Discounts for any Calendar Quarter exceed 3% of the amount arrived at after deducting the items described in clauses (a), (b), (d), (e) and (f) above from the gross invoiced sales price in US Dollars (as converted into US Dollars for sales made in other currency) for all quantities of such Product sold by Eisai or any of its Affiliates or Sub-distributors to a Third Party in the Territory during such Calendar Quarter; provided that any deductions for Retroactive Price Discounts not taken in any Calendar Quarter pursuant to this sentence shall be carried forward and applied in future Calendar Quarters. Eisai shall not, and shall cause its Affiliates and Sub-distributors not to, use any Product as a loss leader or otherwise unfairly or inappropriately discount the gross invoiced sales price of a Product in a manner that is intended to benefit, or provide an incentive to enhance sales of, any other pharmaceutical product sold by Eisai or any of its Affiliates. Sales of a Product between Eisai and any of its Affiliates and Sub-distributors for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party (other than a Sub-distributor) shall be included within the computation of Net Sales. Notwithstanding anything to the contrary herein, the transfer, disposal or use of Product, without consideration, for marketing, regulatory, development or charitable purposes, such as samples, clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder.

1.104. “Non-Compete Period”, with respect to each country in the Territory, has the meaning set forth in Section 2.4(a).

1.105. “Non-Conforming Finished Product” has the meaning set forth in Section 6.11.

1.106. “Non-Controlling Party” has the meaning set forth in Section 11.4(b).

1.107. “Non-Development Plan Development” has the meaning set forth in Section 3.7.

1.108. “Non-Fault Party” has the meaning set forth in Section 11.4(b).

1.109. “Non-Required Additional Territory Development” has the meaning set forth in Sections 3.2(d)(i).

1.110. “Non-Required U.S. Development” has the meaning set forth in Sections 3.2(b)(i).

1.111. “Notice Date” has the meaning set forth in Section 12.7(b).

1.112. “[…***…]” has the meaning set forth in Section 3.3(e).

1.113. “Order Acceptance” has the meaning set forth in Section 6.2(b).

1.114. “Order Commitment” has the meaning set forth in Section 6.2(a).

1.115. “Original Agreement” has the meaning set forth in the recitals to this Agreement.

***Confidential Treatment Requested

1.116. “OTC Product” has the meaning set forth in Section 2.5.

1.117. “Other Additional Territory” has the meaning set forth in the definition of “Additional Territory”.

1.118. “Panel” has the meaning set forth in Section 12.7(b).

1.119. “Paragraph IV Notice” has the meaning set forth in Section 9.3(c).

1.120. “Party” and “Parties” has the meaning set forth in the opening paragraph of this Agreement.

1.121. “Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.122. “Patent Expiry Date” means, with respect to a particular country in the Territory (on a country-by-country basis), the later of (a) the date on which the last issued Arena Patent in such country expires and (b) 12 years after the First Commercial Sale of the first Product in such country.

1.123. “Patent Term Extension” means any term extensions, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.

1.124. “Payee Party” has the meaning set forth in Section 7.9.

1.125. “Paying Party” has the meaning set forth in Section 7.9.

1.126. “Payment” has the meaning set forth in Section 7.9.

1.127. “Payment Report” has the meaning set forth in Section 3.6(b).

1.128. “Permissible Cost Overrun” has the meaning set forth in Section 3.6(c)(ii).

1.129. “Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.130. “Post-Approval Required Additional Territory Development” has the meaning set forth in Section 3.2(c).

1.131. “Post-Approval Required U.S. Development” has the meaning set forth in Section 3.2(a).

1.132. “Pre-Approval Required Additional Territory Development” has the meaning set forth in Section 3.2(c).

1.133. “Pre-Approval Required U.S. Development” has the meaning set forth in Section 3.2(a).

1.134. “Priority Additional Territory” has the meaning set forth in the definition of “Additional Territory”.

1.135. “Product” means each of (a) the Initial Product and (b) each Additional Product.

1.136. “Product Acceptance Tests” means, with respect to a particular Finished Product being supplied by Arena to Eisai under Article 6, the specific tests (including release tests) to be used to determine whether such Finished Product manufactured by or on behalf of Arena conforms to the warranty set forth in Section 6.13, which tests the Parties shall establish (and amend from time to time if required) in accordance with the terms of the Quality Agreement.

1.137. “Product Information” has the meaning set forth in Section 8.1.

1.138. “Product Purchase Price” has the meaning set forth in Section 7.4(a).

1.139. “Product Purchase Price Adjustment Payment” has the meaning set forth in Section 7.5.

1.140. “Product Trademark” has the meaning set forth in Section 9.9(a).

1.141. “Program Know-How” means any and all Know-How discovered, identified, conceived, reduced to practice or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable United States law as such law exists as of the Effective Date irrespective of where such discovering, identifying, conception, reduction to practice or other making occurs, in the course of or as a result of or related to the development activities under this Agreement, including pursuant to a Development Plan, or any Commercialization activities to the extent such Know-How relates predominantly to the Commercialization of a Product and is not predominately applicable to the marketing, promoting, detailing, offering for sale, selling, distributing, or conducting other similar activities related to the commercial sale of pharmaceutical products generally (a) solely by one or more employees of or consultants to Arena or any of its Affiliates, (b) solely by one or more employees of or consultants to Eisai or any of its Affiliates or Sub-distributors (to the extent such Sub-distributors are required to assign or license such Know-How to Eisai), or (c) jointly by one or more employees of or consultants to Arena or any of its Affiliates, on the one hand, and one or more employees of or consultants to Eisai or any of its Affiliates or Sub-distributors (to the extent such Sub-distributors are required to assign or license such Know-How to Eisai), on the other hand; but excluding all Know-How discovered, identified, conceived, reduced to practice or otherwise made by or on behalf of Arena or any of its Affiliates pursuant to (x) any manufacturing activity relating to Compound or Product, or (y) any activities outside of a Development Plan.

1.142. “Program Patent” means any Patent that claims or covers any invention within the Program Know-How.

1.143. “Proposed Product” means (a) the Initial Formulation developed (or proposed to be developed) for Indication(s) that, as of the Amendment Effective Date, are not the subject of the Initial Product NDA (as the label resulting from such Initial Product NDA may be expanded or amended based upon any clinical data resulting from the BLOOM-DM Trial or any clinical data specific to the Initial Product existing as of the Amendment Effective Date) or (b) any pharmaceutical product containing the Compound or a Related Compound other than the Initial Product (including a pharmaceutical product that contains the Compound or a Related Compound as an active pharmaceutical agent together with one or more other active pharmaceutical agents).

1.144. “Proposed Response” has the meaning set forth in Section 6.16(b).

1.145. “Purchase Order” means a written order submitted by Eisai to Arena, in a form reasonably acceptable to Arena, for Arena to manufacture (or have manufactured) and deliver, and Eisai to purchase, a specific quantity of a particular Finished Product, as provided in Section 6.2(b).

1.146. “PV Agreement” means the pharmacovigilance agreement to be entered into by the Parties as provided in Section 3.15.

1.147. “Quality Agreement” means the agreement containing or referring to the agreed policies, procedures, and standards, which shall be customary and reasonable, by which the Parties will coordinate and implement the operational and quality assurance activities needed to efficiently achieve regulatory compliance objectives with respect to manufacturing and supply by Arena of the Finished Products.

1.148. “Quality Control Procedures” has the meaning set forth in Section 6.8.

1.149. “Quarterly Report” has the meaning set forth in Section 3.6(b).

1.150. “Receiving Party” has the meaning set forth in Section 8.2.

1.151. “Recipient” has the meaning set forth in Section 8.2.

1.152. “Reconciliation Payment” has the meaning set forth in Section 7.4(c).

1.153. “Regulatory Approval” means, with respect to a Product to be sold for use in a particular country in the Territory: (a) as to the United States, approval by the FDA of the NDA covering such Product in the United States and, if applicable, all necessary approvals or authorizations by the U.S. Drug Enforcement Administration (or its successor) necessary to sell such Product in the United States; and (b) as to a country in the Additional Territory, all approvals, registrations, authorizations and licenses by the Regulatory Authorities in such country necessary to sell such Product in such country.

1.154. “Regulatory Authority” means, as to a particular country, any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review, approval or authorization is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale or sale of a Product in such country. In the event that governmental approval is required for pricing or reimbursement for a Product in a country in the Territory to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose approval or authorization of pricing or reimbursement is required.

1.155. “Regulatory Filings” means all applications, approvals, licenses, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in the Territory necessary for the development, manufacture or commercialization of a pharmaceutical product, including any INDs, NDAs and Regulatory Approvals.

1.156. “Regulatory Standards” has the meaning set forth in Section 6.8.

1.157. “Related Compound” means (a) any known prodrug, known metabolite (having similar physiological activity as the Compound), or racemate or other optically active form of the Compound (other than the Compound itself), (b) any free acid form or free base form of the Compound (other than the Compound itself), (c) any compound that is claimed by claim 1 of U.S. Patent No. 6,953,787 and acts primarily as a 5HT2C agonist and has physiological activity similar to the Compound, or (d) any compound that is claimed by International Patent Publication No. WO 2005/003096 (as such claims are published as of the Effective Date).

1.158. “Related Product” means any pharmaceutical product that contains a Related Compound as a pharmaceutically active agent.

1.159. “Remainder Period” means, as to a particular country in the Territory, the period during the Term after the Negative Covenant Period for such country ends.

1.160. “Required Additional Territory Development” has the meaning ascribed in Section 3.2(c).

1.161. “Responsible Party” means (a) the Party designated, in the applicable Development Plan, as responsible for conducting the clinical trials or other development work (including regulatory activities) under such Development Plan, or (b) with respect to regulatory activities in a particular country in the Territory for a Product, the holder of the NDA in such country for such Product.

1.162. “Retroactive Price Discount” means, with respect to a Product, a discount off of the invoiced price for such Product provided for in a contract entered into by Eisai or any of its Affiliates or Sub-distributors during any period stipulating a discounted contract price for such Product that is effective for Product purchased prior to the execution of such contract.

1.163. “Safety Stock” means, with respect to a Product and for each month during the Term commencing three months after the First Commercial Sale of such Product in the United States, a quantity of the applicable Finished Product equal to the aggregate quantity of such Finished Product forecasted to be ordered for the entire Territory for the three months following such month in the Forecast most recently submitted by Eisai prior to such month, which Finished Product to qualify as Safety Stock during such month (a) must have been released pursuant to the Quality Agreement and (b) must meet the requirements of the warranty set forth in Section 6.13 at all times during such month.

1.164. “SEC” has the meaning set forth in Section 8.6(a).

1.165. “Second Source” has the meaning set forth in Section 6.6.

1.166. “Senior Executives” has the meaning set forth in Section 4.4(b).

1.167. “Specifications” means, with respect to a particular Finished Product to be sold in a particular country in the Territory, the specifications, characteristics, qualities and labeling and packaging requirements established in writing for such Finished Product, in accordance with the Quality Agreement and in conformance with the Regulatory Approval for the applicable Product in such country and Applicable Laws in such country, with which such Finished Product must conform (including release criteria and associated analytical methods) when delivered by Arena to Eisai under Article 6, and as the same may be amended from time to time under the terms of the Quality Agreement.

1.168. “Stand-Still Period” has the meaning set forth in Section 8.9(a).

1.169. “Subcommittee” has the meaning set forth in Section 4.1(c).

1.170. “Sub-distributor” means any Person other than Eisai and its Affiliates that Eisai appoints to market, promote and distribute Product in a country (or countries) in the Additional Territory, pursuant to the terms of Section 5.10.

1.171. “Swiss CPP” has the meaning set forth in Section 3.12(c).

1.172. “Term” has the meaning set forth in Section 12.1.

1.173. “Terminated Country” has the meaning set forth in Section 13.3.

1.174. “Territory” means: (a) the United States, unless and until this Agreement has been terminated with respect to the United States by a Party pursuant to an applicable provision of this Agreement, and (b) the Additional Territory.

1.175. “Testing Laboratory” has the meaning set forth in Section 6.12.

1.176. “Third Party” means any Person other than Arena, Eisai, and their respective Affiliates.

1.177. “Third Party Claim” has the meaning set forth in Section 11.1.

1.178. “Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.179. “United States” means the United States of America and its territories and possessions, including Puerto Rico and the District of Columbia.

1.180. “U.S. Package Insert” means, with respect to a Product to be sold in the United States, (a) any display of written, printed or graphic matter affixed upon the immediate container, outside container, wrapper or other packaging of such Product or (b) any written, printed or graphic material on or within the package from which such Product is to be dispensed in the United States.

1.181. “U.S. Product Liability Claim” means any Third Party Claim brought against any Arena Indemnitee or Eisai Indemnitee arising from, based on or occurring as a result of personal injury, death or property damage (to the extent resulting from personal injury or death) caused by or resulting from the use of a Product sold, distributed, dispensed or otherwise administered in the United States (other than a generic version of such Product sold by Eisai or any of its Affiliates or Sub-distributors), except to the extent caused by or resulting from the actual negligence or actual willful misconduct of or actual violation of Applicable Laws by Eisai or any of its Affiliates or Sub-distributors or its or their subcontractors in performing or failing to perform any activity contemplated by this Agreement, or any actual breach or actual default by Eisai (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement.

1.182. “Voting Stock” has the meaning set forth in the definition of “Change of Control”.

1.183. “Wind-down Period” means any period after the date of termination of this Agreement in its entirety or with respect to a particular country during which the Parties are required to wind-down or transition development activities pursuant to Section 13.2(a) and, if applicable, Eisai is required to wind-down Commercialization activities pursuant to Section 13.2(e), in each case with respect to the applicable countries where the termination has occurred.

Article 2.

EXCLUSIVE DISTRIBUTORSHIP

2.1. Appointment of Eisai as Exclusive Distributor in Territory. Subject to the terms and conditions of this Agreement, Arena hereby appoints Eisai (a) during the Negative Covenant Period for each country in the Territory, as the exclusive distributor of the Initial Product and any and all Additional Products in such country and grants to Eisai during such Negative Covenant Period the exclusive rights to Commercialize the Initial Product and any and all Additional Products in such country, and (b) during the Remainder Period for each country in the Territory, as the exclusive distributor, under the Product Trademarks, of the Initial Product and any and all Additional Products in such country and grants to Eisai during the Remainder Period in such country the exclusive rights under the Product Trademarks in the applicable country to Commercialize the Initial Product and any and all Additional Products in such country. Eisai shall have the exclusive right in the Territory to invoice and book (x) during the Negative Covenant Period for each country in the Territory, all Product sales in such country and (y) during the Remainder Period for such country, all sales of Product sold under the Product Trademarks in such country. As between the Parties, Arena and its Affiliates shall retain the exclusive right to commercialize Products outside the Territory. For clarity, Eisai (a) shall have the right at all times during the Term to Commercialize any Product in any country in the Territory under a Product Trademark, including as a branded generic product sold under a Product Trademark, and (b) may exercise any or all of its rights under this Section 2.1 through any Affiliate of Eisai or any Sub-distributor.

2.2. Supply of Product for Distributorship. Arena shall supply (or have supplied) to Eisai, and Eisai shall purchase exclusively from Arena, its requirements of the Initial Product (and, if applicable, each Additional Product) for sale by Eisai or its Affiliates or Sub-distributors in the Territory pursuant to Section 2.1, subject to and under the provisions of Article 6. Eisai shall purchase all such amounts of Product supplied by Arena under the payment provisions of Article 7.

2.3. Negative Covenants.

(a) Arena hereby covenants and agrees, with respect to each country in the Territory, that during the Negative Covenant Period for such country it shall not, and shall cause its Affiliates not to (i) (A) file an NDA, a BLA or any equivalent thereof for, market, promote, detail, offer for sale, sell, distribute or conduct any other similar activities related to the commercial sale of, any Compound Product or Related Product in such country or (B) knowingly sell any Product or other Compound Product or Related Product to any Person (other than Eisai or its Affiliate or Sub-distributor) outside such country that Arena or any of its Affiliates knows intends to resell such Product or other Compound Product or Related Product inside such country, (ii) license, authorize, appoint or assist any Third Party to (A) file in such country an NDA, a BLA or any equivalent thereof for, market, promote, detail, offer for sale, sell, distribute or conduct any other similar activities related to the commercial sale of, any Compound Product or Related Product in such country or (B) knowingly sell any Product or other Compound Product or Related Product to any Person (other than Eisai or its Affiliate or Sub-distributor) outside such country that such Third Party knows intends to resell such Product or other Compound Product or Related Product inside such country. During the Negative Covenant Period for each country in the Territory, Arena shall, and shall cause its Affiliates and each Arena ex-Territory Distributor (for so long as such Arena ex-Territory Distributor remains an Arena ex-Territory Distributor) to, use Commercially Reasonable Efforts to prevent Third Parties from reselling the Products or other Compound Products or Related Products in such country, including by obtaining from each Arena ex-Territory Distributor an undertaking at least as restrictive as the foregoing clause (i)(B) is with respect to Arena and using Commercially Reasonable Efforts to enforce each such undertaking. If Arena receives any order for a Product from a prospective purchaser located in the Territory for use or delivery in a country in the Territory, Arena shall promptly notify Eisai in writing. Arena shall not accept any such orders. Subject to Section 2.3(d), the foregoing shall not restrict Arena or its Affiliates or Arena ex-Territory Distributors from conducting any research or development, including clinical development, of Compound Products or Related Products.

(b) Arena hereby covenants and agrees, with respect to each country in the Territory, that (i) during the Remainder Period for such country it shall not, and shall cause its Affiliates not to (A) market, promote, detail, offer for sale, sell, or distribute in such country any Product under a product-specific Trademark (other than “lorcaserin”) or (B) knowingly sell any Product to any Person (other than Eisai or its Affiliate or Sub-distributor) outside such country that Arena or any of its Affiliates knows intends to resell such Product inside such country under a product-specific Trademark (other than “lorcaserin”); (ii) license or otherwise authorize any Third Party to (A) market, promote, detail, offer for sale, sell, or distribute any Product in such country under a product-specific Trademark (other than “lorcaserin”), or (B) knowingly sell any Product to any Person (other than Eisai or its Affiliate or Sub-distributor) outside such country that such Third Party knows intends to resell such Product inside such country under a product-specific Trademark (other than “lorcaserin”); except that nothing in the foregoing shall prevent Arena or its Affiliates or contracting parties from using its own company name, logo and trade dress in marketing, promoting, detailing, offering for sale, selling, or distributing in such country any Product as a generic product, so long as such activities do not also involve a product-specific Trademark.

(c) Notwithstanding anything in this Agreement to the contrary, Eisai acknowledges and agrees that certain advertising, promotion or marketing of the Products or other Compound Products or Related Products, including the advertising, promotion and marketing of the Products or other Compound Products or Related Products through the use of the internet and pan-regional print advertisements and at conferences and seminars held outside the Territory, may reach Persons in the Territory, and Arena shall not be in breach of this Agreement so long as (i) the objective of such advertising, promotion or marketing is to reach Persons outside the Territory or otherwise to promote sales of the Products or other Compound Products or Related Products (as applicable) outside the Territory, and (ii) the receipt by Persons located inside the Territory of such advertising, promotion or marketing of the Products or other Compound Products or Related Products is merely incidental to the objectives of such advertising, promotion or marketing. In the event that Arena (or any of its Affiliates or Arena ex-Territory Distributors) desires to attend and give presentations (including seminars, “poster-board” presentations, and industry booths) regarding the Products or other Compound Products or Related Products at conferences or seminars and the like in the Territory, Arena shall notify the JDC of such desire and the JDC (or any applicable Subcommittee) shall review and discuss such proposed presentation; provided, that (A) Arena shall not, and shall cause its Affiliates and Arena ex-Territory Distributors not to, attend and give any such presentations in the Territory without the prior written consent of Eisai, which consent shall not be unreasonably conditioned, withheld or delayed and (B) any such presentation shall comply with Applicable Laws and be consistent with the applicable rules and regulations of the applicable conference or seminar. Further, Eisai acknowledges that certain Products sold to distributors outside the Territory and intended for resale to end users outside the Territory may end up being resold (through, for example, an internet sales channel) to end users in the Territory, and that Arena shall not be in breach of this Agreement based on such resales so long as Arena (or any of its Affiliates) does not authorize such resales into the Territory and complies with its obligations set forth in Section 2.3(a).

(d) Arena hereby covenants and agrees that it shall not, and it shall cause its Affiliates and the Arena ex-Territory Distributors not to, conduct any clinical trials or other material development work with respect to a Compound Product or a Related Product for use outside the Territory without first complying with the provisions of Section 3.2(e), Section 3.3 and Section 3.7, as applicable.

(e) Eisai hereby covenants and agrees that it shall not, and it shall cause its Affiliates and Sub-distributors not to, purchase any Compound or Related Compound from any Third Party, or market, promote, detail, offer for sale, sell, distribute or conduct other similar activities related to the commercial sale of any Compound Product or Related Product during the Term that was not purchased from Arena.

(f) Eisai hereby covenants and agrees that it shall not, and shall cause its Affiliates and Sub-distributors not to, either directly or indirectly, market, promote, detail, offer for sale, sell or distribute, or conduct any other similar activities related to the commercial sale of, any Product or Related Product in countries outside the Territory. As to such countries outside the Territory, Eisai shall not, and shall cause its Affiliates and Sub-distributors not to: (i) engage in any advertising or promotional activities relating to any such Product or Related Product directed primarily to customers or other buyers or users of such Product or Related Product located in such countries; or (ii) solicit orders from any prospective purchaser located in such countries. Eisai hereby covenants and agrees that it shall not, and shall cause its Affiliates and Sub-distributors not to, knowingly sell any Product or Related Product to any Person inside the Territory that Eisai or any of its Affiliates or Sub-distributors, as applicable, knows intends to resell such Product or Related Product outside the Territory. If Eisai receives any order for any such Product or Related Product from a prospective purchaser located in a country outside the Territory for use or delivery in a country outside the Territory, Eisai shall promptly notify Arena in writing. Eisai shall not accept any such orders. Notwithstanding anything in this Agreement to the contrary, Arena acknowledges and agrees that certain advertising, promotion or marketing of the Products, including the advertising, promotion and marketing of the Products through the use of the internet and pan-regional print advertisements and at conferences and seminars held in the Territory, may reach Persons outside the Territory, and Eisai shall not be in breach of this Agreement so long as (1) the objective of such advertising, promotion or marketing is to reach Persons within the Territory or otherwise to promote sales of the Products within the Territory, and (2) the receipt by Persons located outside the Territory of such advertising, promotion or marketing of the Product is merely incidental to the objectives of such advertising, promotion or marketing. Eisai shall not, and shall cause its Affiliates and Sub-distributors and subcontractors not to, conduct any medical affairs activities, including attending and giving presentations at conferences and seminars and the like (including “poster-board” presentations and industry booths), with respect to any Product or Related Product outside the Territory without the prior written consent of Arena, which consent shall not be unreasonably conditioned, withheld or delayed.

2.4. Non-Compete Covenants.

(a) Each Party shall not, and shall cause its Affiliates and (as to Eisai) Sub-distributors not to, file an NDA, a BLA or any equivalent thereof for, market, promote, detail, offer for sale, sell or distribute, or conduct other similar activities related to the commercial sale of, a Competing Product in a particular country in the Territory during the period commencing on the Effective Date and ending 12 years after the First Commercial Sale of the first Product in such country (the “Non-Compete Period” for such country); provided that a product that receives Regulatory Approval in a country in the Territory for an addiction disorder Indication shall no longer be deemed a Competing Product in such country (provided that such product does not otherwise meet the definition of “Competing Product”) upon the later of (i) five years after the Effective Date and (ii) if the Parties agree during such five-year period to develop an Additional Product for an addiction disorder Indication for such country, the date when the Parties are no longer developing (i.e., have not conducted any activity under a Development Plan for six months) or Commercializing any Additional Product for an addiction disorder Indication in or for such country under this Agreement.

(b) Notwithstanding Section 2.4(a), Arena shall not be in breach of Section 2.4(a) by virtue of any Person filing an NDA, a BLA or any equivalent thereof for, marketing, promoting, detailing, offering for sale, selling or distributing, or conducting other similar activities related to the commercial sale of, any Competing Product in a country in the Territory (a “Competing Program” in such country), which Person becomes an Affiliate of Arena through a Change of Control of Arena during the Non-Compete Period for such country; provided, that Arena notifies Eisai in writing promptly after the closing of such Change of Control of Arena. In the event of any such Change of Control of Arena during the applicable Non-Compete Period where such Affiliate has a Competing Program in the applicable country in the Territory, if such Affiliate does not cease such Competing Program entirely (whether by a divestiture of such Competing Program in a transaction where Arena and its Affiliates retain no interest in the divested Competing Program, or otherwise) within six months after such Change of Control, then after the end of such six-month period (during which Arena or such Affiliate, as the case may be, shall be permitted to file an NDA, a BLA or any equivalent thereof for, market, promote, detail, offer for sale, sell and distribute, and conduct other similar activities related to the commercial sale of, the applicable Competing Product in such country) Eisai shall have final decision-making authority with respect to all decisions regarding each Development Plan being conducted for such country pursuant to Section 4.4(b) for so long as such Competing Program continues, including whether or not to enter into such Development Plan, except that Eisai may not (i) obligate Arena to (A) perform any clinical trials or development work other than the Pre-Approval Required U.S. Development and the Post-Approval Required U.S. Development or (B) perform or fund any clinical trials or other development work for which a Development Plan does not exist as of the date of such Change of Control or (ii) amend any existing Development Plan in a manner that imposes additional economic obligations on Arena.

(c) Notwithstanding Section 2.4(a), if Eisai would violate the provisions of Section 2.4(a) by virtue of (i) any Person having a Competing Program in a particular country in the Territory becoming an Affiliate of Eisai during the applicable Non-Compete Period through a Change of Control of Eisai, then Eisai shall, at its election: (A) terminate this Agreement either in its entirety or only with respect to such country(ies) upon 90 days’ notice to Arena (which notice, if given, must be given within 60 days after such Change of Control) or (B) cease entirely, or cause its applicable Affiliate to cease entirely, such Competing Program (whether by a divestiture of such Competing Program in a transaction where Eisai and its Affiliates retain no interest in the divested Competing Program, or otherwise) within six months after such Change of Control; provided, that in any case Eisai or such Affiliate, as the case may be, shall be permitted to file an NDA, a BLA or any equivalent thereof for, market, promote, detail, offer for sale, sell or distribute, and conduct other similar activities related to the commercial sale of, the applicable Competing Product in such country during such six-month period; and provided, further, that Eisai’s obligations under Article 5 with respect to such country(ies) shall remain in effect during such six-month period, or (ii) (A) any Person having a Competing Program in a particular country in the Territory becoming an Affiliate of Eisai during the applicable Non-Compete Period through an acquisition of such Person by Eisai or any of its Affiliates or a merger or consolidation with such Person (including merger by a subsidiary of such Person) by Eisai or any of its Affiliates, which transaction does not result in a Change of Control of Eisai or (B) the acquisition by Eisai or any of its Affiliates of all or substantially all of the assets of a Person having a Competing Program in a particular country in the Territory, then in each case ((A) and (B)) Eisai shall cease entirely, or cause its applicable Affiliate to cease entirely, such Competing Program (whether by a divestiture of such Competing Program in a transaction where Eisai and its Affiliates retain no interest in the divested Competing Program, or otherwise) within six months after such transaction; provided, that in any case Eisai or such Affiliate, as the case may be, shall be permitted to file an NDA, a BLA or any equivalent thereof for, market, promote, detail, offer for sale, sell or distribute, and conduct other similar activities related to the commercial sale of, the applicable Competing Product in such country during such six-month period; and provided, further, that Eisai’s obligations under Article 5 shall remain in effect during such six-month period, and in each case ((i) and (ii)) Eisai shall not be in breach of Section 2.4(a) if it complies with the terms of this Section 2.4(c).

2.5. OTC Covenant. In the event that after the Negative Covenant Period applicable to a particular country in the Territory Arena desires to market, promote, offer for sale, sell, import or distribute in such country any Product to be sold directly to consumers without a prescription or other authorization from a physician, nurse practitioner, pharmacist, physician assistant or other healthcare provider (such Product, an “OTC Product”) either itself or through an Affiliate or Third Party, then Arena shall notify Eisai of such desire, and if Eisai desires to obtain the rights to market, promote, offer for sale, sell, import or distribute such OTC Product in such country in the Territory, then Eisai shall notify Arena thereof within 30 days after receipt of such notice from Arena and the Parties shall in good faith seek to reach agreement, within 180 days after Eisai so notifies Arena, on the terms under which Eisai would have the rights to market, promote, offer for sale, sell, import or distribute such OTC Product in such country in the Territory, provided that it is understood that neither Party shall have any obligation to enter into any such agreement except on terms that are acceptable to such Party, or to continue such negotiations beyond the end of such period. If the Parties do not enter into such an agreement within such 180-day period, then, notwithstanding anything to the contrary in this Agreement, Arena shall have the right to market, promote, offer for sale, sell, import or distribute such OTC Product in such country in the Territory either itself or through an Affiliate or Third Party without obligation to Eisai; provided, that such OTC Product is not sold under a Product Trademark.

Article 3.

PRODUCT DEVELOPMENT AND REGULATORY ACTIVITIES

3.1. Overview of Product Development.

(a) In the United States. Arena US has filed the Initial Product NDA with the FDA, and Arena shall be responsible (as provided in Section 3.10(a)) for conducting, or causing Arena US to conduct, the regulatory activities with respect to the FDA for the Initial Product through achievement of initial Regulatory Approval in the United States for the Initial Product. If the FDA requires additional clinical trials or other development work on the Initial Product to obtain or maintain such Regulatory Approval (such as a required Phase 4 clinical trial or outcome study), or if the Parties agree to conduct other additional clinical trials or other development work on the Initial Product after such Regulatory Approval (such as to expand the labeling for the Initial Product in the Territory), such clinical trials or other development work shall be conducted as provided in Section 3.2(a) and (b), respectively.

(b) In the Additional Territory. Eisai shall have the right and responsibility for conducting, or causing its Affiliate to conduct, all regulatory and clinical activities with respect to each Regulatory Authority in the Additional Territory for the Initial Product in accordance with this Agreement. If (i) any such Regulatory Authority in a country in the Additional Territory requires additional clinical trials or other development work on the Initial Product to obtain or maintain a Regulatory Approval in such country (such as a required clinical trial or outcome study), or (ii) if the Parties agree to conduct other additional clinical trials or other development work on the Initial Product after such Regulatory Approval in such country (such as to expand the labeling for the Initial Product in such country), such clinical trials or other development work shall be conducted pursuant to and in accordance with a Development Plan established by the Parties for such development work, and under the management of the JDC, as provided in Section 3.2(c) and (d), respectively, except as otherwise provided in Section 3.2(f).

(c) Further, if the Parties agree, pursuant to Section 3.3, to develop an Additional Product for one or more countries in the Territory, any clinical trials and other development work with respect to such Additional Product shall be conducted by the Parties pursuant to a Development Plan established by the Parties for such Additional Product under Section 3.4 and shall be funded by the Parties according to the Parties’ agreement under Section 3.3 with respect to such Additional Product.

3.2. Further Development of the Initial Product.

(a) Required Development in the United States. If (i) the FDA requires that additional clinical trials or other development work be conducted on the Initial Product as a condition of and prior to approving the Initial Product NDA (such required clinical trials or other development work, “Pre-Approval Required U.S. Development”) or (ii) the FDA requires additional clinical trials or other development work on the Initial Product after approval of the Initial Product NDA to obtain or maintain such Regulatory Approval in the United States (such required clinical trials or other development work, “Post-Approval Required U.S. Development”), the holder of the Initial Product NDA (or one of its Affiliates) shall notify the other Party of such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable, and the Parties shall, through the JDC, promptly meet to discuss in good faith and seek to agree on the Development Plan (consistent with Section 3.4) for such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable; provided, that, unless the Parties otherwise agree in writing: (W) Arena shall be obligated to conduct, or cause one of its Affiliates to conduct, such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable; (X) subject to Section 4.4(b), Arena shall have final decision-making authority with respect to the Development Plan for such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable, if the Senior Executives are unable to resolve any dispute with respect thereto pursuant to Section 4.4(b), except that the Development Expenses with respect to such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable, shall be allocated between the Parties as set forth in clause (Y) or clause (Z) below, as applicable, and except that if Eisai does not approve the use of Arena FTEs (such approval not to be unreasonably conditioned, withheld or delayed), Arena shall have the right to use such FTEs at its own expense in conducting such development work, with the costs of such FTEs not included in Development Expenses; (Y) the Parties shall share equally the Development Expenses with respect to any Pre-Approval Required U.S. Development; and (Z) Eisai shall bear 90% and Arena shall bear 10% of the Development Expenses with respect to any Post-Approval Required U.S. Development (including any required Phase 4 clinical trial or outcomes studies), except that the Parties shall share equally the Development Expenses with respect to pediatric or adolescent studies required by the FDA under Section 505A of the FFDCA (21 U.S.C. § 335a). For clarity, pediatric or adolescent studies required by the FDA under Section 505A of the FFDCA (21 U.S.C. § 335a) with respect to the Initial Product shall be deemed Post-Approval Required U.S. Development. Arena shall, or shall cause one of its Affiliates to, report the results of all clinical trials with respect to a Compound or a Product commenced by Arena or any of its Affiliates prior to the Effective Date to the appropriate registry or database (e.g., clinicaltrials.gov) in accordance with Applicable Laws.

(b) Non-Required Development in the United States.

(i) If either Party desires to conduct additional clinical trials or other development work on the Initial Product to enhance or expand the Regulatory Approval for the Initial Product in the United States beyond the scope of the Initial Product NDA (but not for a new Indication), or for the purpose of enhancing scientific knowledge and understanding of the clinical utility of the Initial Product, or for any other appropriate purposes that are not Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development (“Non-Required U.S. Development”), the Party desiring to conduct such Non-Required U.S. Development shall promptly notify the other Party, and the Parties shall promptly meet to discuss in good faith and seek to agree on the terms under which the Parties would conduct such Non-Required U.S. Development, including (A) the Parties’ responsibilities for conducting such Non-Required U.S. Development and (B) the sharing of Development Expenses with respect to such Non-Required U.S. Development and, if the Parties agree on such terms, the Parties shall, through the JDC, establish a Development Plan for such Non-Required U.S. Development consistent with Section 3.4. For clarity, development of the Initial Formulation for Indications other than the Indications that, as of the Amendment Effective Date, are the subject of the Initial Product NDA shall not be considered Non-Required U.S. Development and shall instead, to the extent agreed under Section 3.3, be considered development of an Additional Product; provided that a label expansion or amendment for the Initial Product based on results of the BLOOM-DM Trial or any clinical data specific to the Initial Product existing as of the Amendment Effective Date shall not be considered an Additional Product.

(ii) If the Parties, through the JDC, fail to agree on a Development Plan covering any Non-Required U.S. Development within a reasonable time period (not to exceed 90 days after notice from the applicable Party), Arena shall have the right, but not the obligation, to conduct such Non-Required U.S. Development at its own expense and in its sole discretion subject to Section 3.7.

(iii) Neither Party shall be required to conduct or fund any Non-Required U.S. Development, except as set forth in a Development Plan.

(c) Required Development in the Additional Territory. If (i) the Regulatory Authorities in a particular country in the Additional Territory require that additional clinical trials or other development work be conducted on the Initial Product as a condition of and prior to granting Regulatory Approval for the Initial Product in such country (such required clinical trials or other development work, “Pre-Approval Required Additional Territory Development” in the applicable country) or (ii) the Regulatory Authorities in a particular country in the Additional Territory require additional clinical trials or other development work on the Initial Product after granting Regulatory Approval of the Initial Product in such country to obtain or maintain such Regulatory Approval in such country in the Additional Territory (such required post-approval clinical trials or other development work, “Post-Approval Required Additional Territory Development”, and, collectively with the Pre-Approval Required Additional Territory Development, the “Required Additional Territory Development”), Eisai shall notify Arena of such Required Additional Territory Development, and the Parties shall, through the JDC, promptly meet to discuss in good faith and seek to agree on the Development Plan (consistent with Section 3.4) for such Required Additional Territory Development; provided, that, unless the Parties otherwise agree in writing, Arena shall have final decision-making authority with respect to the Development Plan for such Required Additional Territory Development, if the Senior Executives are unable to resolve any dispute with respect thereto pursuant to Section 4.4(b). The Development Expenses with respect to any such Required Additional Territory Development shall be allocated between the Parties as follows: Eisai shall bear 90% and Arena shall bear 10% of the Development Expenses with respect to any Required Additional Territory Development (including any required Phase 4 clinical trial or outcomes studies) conducted by either Party. Eisai shall have the responsibility to conduct such Required Additional Territory Development in accordance with the Development Plans for such development work, except as otherwise provided in Section 3.2(f) below.

(d) Non-Required Development in the Additional Territory.

(i) If either Party desires to conduct additional clinical trials or other development work on the Initial Product to enhance or expand the Regulatory Approval for the Initial Product in a country in the Additional Territory beyond the scope of the initial Regulatory Approval for the Initial Product in such country (but not for a new Indication), or for the purpose of enhancing scientific knowledge and understanding of the clinical utility of the Initial Product in such country, or for any other appropriate purposes, that are not Pre-Approval Required Additional Territory Development or Post-Approval Required Additional Territory Development (“Non-Required Additional Territory Development”), the Party desiring to conduct such Non-Required Additional Territory Development shall promptly notify the other Party, and the Parties shall promptly meet to discuss in good faith and seek to agree on the terms under which the Parties would conduct such Non-Required Additional Territory Development, including (A) the Parties’ responsibilities for conducting such Non-Required Additional Territory Development and (B) the sharing of Development Expenses with respect to such Non-Required Additional Territory Development and, if the Parties agree on such terms, the Parties shall, through the JDC, establish a Development Plan for such Non-Required Additional Territory Development in the Additional Territory consistent with Section 3.4. For clarity, development of the Initial Formulation for Indications other than the Indications that, as of the Amendment Effective Date, are the subject of the Initial Product NDA shall not be considered Non-Required Additional Territory Development and shall instead, to the extent agreed under Section 3.3, be considered development of an Additional Product; provided that a label expansion or amendment for the Initial Product based on results of the BLOOM-DM Trial or any clinical data specific to the Initial Product existing as of the Amendment Effective Date shall not be considered an Additional Product.

(ii) If the Parties, through the JDC, fail to agree on a Development Plan covering any Non-Required Additional Territory Development within a reasonable time period (not to exceed 90 days after notice from the applicable Party), Arena shall have the right, but not the obligation, to conduct such Non-Required Additional Territory Development at its own expense and in its sole discretion subject to Section 3.7.

(iii) Neither Party shall be required to conduct or fund any Non-Required Additional Territory Development except as set forth in a Development Plan.

(e) For Use Outside the Territory.

(i) If Arena (or any of its Affiliates, Arena ex-Territory Distributors or other Third Party on behalf of Arena) intends to conduct any clinical trials or other development work on the Initial Product for use in obtaining, maintaining, or expanding the registration, labeling or regulatory approval for the Initial Product in any country or jurisdiction outside the Territory, or for the purpose of enhancing scientific knowledge and understanding of the clinical utility of the Initial Product, or for any other appropriate purposes (“Ex-Territory Development”), Arena shall provide written notice, including a reasonable summary of such proposed clinical trials or other development work, of such Ex-Territory Development to Eisai.

(ii) If requested by Eisai, the Parties shall promptly meet to discuss in good faith and seek to agree on the terms under which Eisai would participate in such Ex-Territory Development, including (A) the Parties’ responsibilities for conducting such Ex-Territory Development and (B) the sharing of Development Expenses with respect to such Ex-Territory Development and, if the Parties agree on such terms, the Parties shall establish, through the JDC, a Development Plan for such Ex-Territory Development consistent with Section 3.4.

(f) Exceptions for Required Development in Additional Territory. If, as to a particular country in the Additional Territory, Eisai reasonably determines that the costs of conducting the Required Additional Territory Development for such country under the established Development Plan(s) for such development are not commercially justified by the reasonably expected commercial market opportunity for the Initial Product in such country, then Eisai may give written notice of such determination to Arena, which notice will include all the economic and related factors that are the basis for such determination. The Parties then will meet promptly and discuss in good faith such situation and seek reasonably to reach agreement on how to proceed. If the Parties do not reach an agreement on how to proceed with Initial Product development in such country, within 60 days of such notice, then Eisai has the right to terminate this Agreement as to such country, on written notice to Arena provided within 60 days after the end of such 60-day period. If Eisai provides notice that the costs of any Required Additional Territory Development for a country under the established Development Plan(s) for such development are not commercially justified, Eisai’s obligations to conduct Required Additional Territory Development in the country that is subject to such notice shall be tolled for a period of 120 days from the date of such notice, and such obligations shall be in force after such period (unless Eisai terminates the Agreement as to such country pursuant to the above). In addition, if as to a particular country in the Additional Territory, Arena does not approve any Development Plan for conducting particular Pre-Approval Required Additional Territory Development or the Post-Approval Required Additional Territory Development for such country (for example, because Arena believes that conducting such development plan has a risk of negatively impacting the approval or Commercialization of Product in another country that is an important market for the Product), then in such case (i) Eisai shall not be required to conduct the particular Pre-Approval Required Additional Territory Development or the Post-Approval Required Additional Territory Development for such country for which Arena does not approve a Development Plan; and (ii) the diligence time period under Section 5.6(b) for such country shall be tolled until such time (if any) as Arena subsequently approves a Development Plan for conducting such required development work for such country.

3.3. Selection and Development of Additional Products.

(a) If Arena, any of its Affiliates, or any actual or potential Arena ex-Territory Distributor, clinically develops (or intends to initiate clinical development of) a Proposed Product anywhere in the world, then Arena shall give Eisai written notice describing such Proposed Product and, to the extent Arena or its applicable Affiliate has the right to do so under any applicable agreement with an actual or potential Arena ex-Territory Distributor, the intended development plan with respect thereto in reasonable detail.

(b) If Eisai desires that the Parties clinically develop a Proposed Product so that Eisai would obtain the rights under this Agreement to Commercialize such Proposed Product (if approved) in the Territory, then Eisai shall give Arena written notice describing such Proposed Product and the intended development plan with respect thereto in reasonable detail. Arena shall have the right to disclose such intended development plan to its Affiliates and Arena ex-Territory Distributors.

(c) If, (i) with respect to Section 3.3(a), Eisai desires to obtain the rights under this Agreement to Commercialize such Proposed Product (if approved) in the Territory or (ii) with respect to Section 3.3(b), Arena desires that the Parties clinically develop such Proposed Product, then in either case ((i) or (ii)), on written request from Eisai (with respect to Section 3.3(a)) or Arena (with respect to Section 3.3(b)), as applicable, the Parties shall, subject to Section 3.3(e) and Section 3.3(f) (if applicable), negotiate reasonably and in good faith and seek to agree on the terms under which such Proposed Product would become an Additional Product, including (A) the terms of the development of such Proposed Product, including (1) the Parties’ responsibilities for conducting the development of such Proposed Product and (2) the sharing of Development Expenses with respect thereto and (B) if such Proposed Product receives Regulatory Approval in a country in the Territory, the terms pursuant to which Arena would grant Eisai the exclusive right to Commercialize such Proposed Product in such country in the Territory, which terms shall be consistent with Section 3.3(e) and Section 3.3(f) (if applicable) and otherwise commercially reasonable given the product opportunity. If the Parties agree on such terms, the terms shall be reflected in a written amendment to this Agreement entered into by both Parties pursuant to Section 15.6, and upon the effectiveness of such amendment, such Proposed Product shall be deemed an Additional Product. It is understood and agreed that, notwithstanding the foregoing, Arena is bound by the terms of Section 2.3, whether or not the Parties agree on any amendment concerning any such Proposed Product.

(d) With respect to each Additional Product, the Parties shall, through the JDC, promptly establish the Development Plan covering the clinical trials and other development work for such Additional Product for the applicable countries in the Territory through Regulatory Approval in such countries, which Development Plan shall include an agreed allocation of sharing by the Parties of the applicable Development Expenses.

(e) If the Parties agree to a Development Plan with respect to an Additional Product that (i) is a Product in a […***…] that contains the Compound as its sole active pharmaceutical agent (the “[…***…]”) or (ii) if approved, would be the first Additional Product that receives Regulatory Approval in a country in the Territory for an Indication […***…], in each case ((i) and (ii)), the Parties shall share equally the Development Expenses incurred by the Parties under each such Development Plan.

(f) The Product Purchase Price payable by Eisai to Arena with respect to the […***…] and the first Additional Product that receives Regulatory Approval in a country in the Territory for an Indication […***…] shall be the same percentage of Net Sales of such Product as the Product Purchase Price payable with respect to the Initial Product for such country (unless such Additional Product contains a proprietary active pharmaceutical agent of Arena or Eisai in addition to the Compound), and no milestones other than those set forth in Section 7.3 as of the Effective Date shall be payable with respect thereto.

***Confidential Treatment Requested

(g) Subject to Section 2.3, if the Parties fail to agree under Section 3.3(c) on the terms under which a Proposed Product would become an Additional Product within a reasonable time period (not to exceed 90 days after receipt of notice under Section 3.3(a) or Section 3.3(b), as applicable), Arena (including its Affiliates or Arena ex-Territory Distributors) shall have the right, but not the obligation, to perform any clinical trials or other development work with respect to such Proposed Product, subject to Section 3.7.

3.4. Development Plans.

(a) Any clinical studies or other development work to be conducted by the Parties under this Agreement on the Initial Product or an Additional Product shall be conducted pursuant to an agreed Development Plan established under this Section 3.4. Each such Development Plan shall: (i) describe in appropriate detail the clinical trials or other development work to be conducted (including the protocol, the statistical analysis plan and related documents for any clinical trials); (ii) allocate to each Party the specific clinical trials or other development work to be conducted by such Party; (iii) identify whether clinical trials and other development work will be conducted by a Party’s FTEs or by a contract research organization or other Third Party (and, if applicable, which Party shall have the responsibility for managing and supervising such contract research organization or other Third Party); (iv) establish a timeline and budget for such clinical trials or other development work; (v) allocate to each Party the regulatory activities to be performed by such Party in accordance with the terms of this Agreement; (vi) allocate the safety reporting responsibilities with respect to any clinical trial included in such Development Plan in accordance with the terms of this Agreement; and (vii) address any other material matter relating to such clinical trials or other development work.

(b) The Parties shall discuss and establish each such Development Plan through the JDC, and the Parties shall in all cases seek in good faith to establish Development Plans that provide for maximum efficiency in the worldwide development of the applicable Products, with the goal of obtaining quickly and efficiently the clinical data (for each Product) that is useful, both in the Territory and in countries and jurisdictions outside the Territory, in seeking registrations and regulatory approvals of such Product; provided, that, Eisai shall have no obligation with respect to the costs and expenses for clinical trials and development work for a Product to the extent related solely to countries and jurisdictions outside the Territory, unless agreed to by Eisai pursuant to Section 3.2(e)(ii) or Section 3.3(c).

(c) The JDC also shall review and consider the existing Development Plans, in light of the clinical trials and other development work conducted, and discuss and seek to agree on any needed or appropriate changes or modifications to the Development Plans on an ongoing basis, and in no event less frequently than once each Calendar Quarter. All material changes to the Development Plans shall be subject to approval by the JDC.

3.5. Conduct of Development Activities.

(a) Compliance with Development Plan and Applicable Laws. Each Party shall conduct the clinical trials and other development work for which it is the Responsible Party under each Development Plan (i) in accordance with the applicable Development Plan (including the applicable budget contained therein, except as otherwise provided in Section 3.6(c)) and this Agreement and (ii) in compliance with all Applicable Laws and in accordance with GLP and GCP and other Applicable Laws of the country in which such activities are conducted. The Responsible Party with respect to a clinical trial conducted under a Development Plan shall (or, if the Responsible Party is not the sponsor of such clinical trial, the Responsible Party shall cause the sponsor of such clinical trial to) register such clinical trial on and report the results of such clinical trial to the appropriate registry or database (e.g., clinicaltrials.gov) in accordance with Applicable Laws.

(b) Diligence. Each Party shall use Commercially Reasonable Efforts to conduct and complete the clinical trials and other development work for which it is the Responsible Party under each Development Plan in order to achieve the goals of such Development Plan in accordance with the timelines specified therein and substantially within the established budget. Without limiting the foregoing, each Party shall proceed diligently and in a timely manner with respect to the clinical trials and other development work for which it is the Responsible Party under each Development Plan by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to such clinical trials and other development work and to use personnel with sufficient skills and experience as are required to accomplish such clinical trials and other development work in accordance with such Development Plan and the terms and conditions of this Agreement.

(c) Information Regarding Development Activities. Each Party shall maintain, or cause to be maintained, records of the clinical trials and other development work for which it is the Responsible Party, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of such clinical trials and other development work under the Development Plans. Each Party shall retain such records for at least five years after the Term, or for such longer period as may be required by Applicable Laws. Each Party shall keep the other Party appropriately informed of the status and results of the clinical trials and other development work with respect to each Product for which it is the Responsible Party under any Development Plan. Upon reasonable request by a Party, without limiting the foregoing, the other Party shall provide the requesting Party, according to a reasonable time frame, with summaries of data and results and other Program Know-How resulting from such clinical trials or other development work and, if requested by the requesting Party, shall provide access to all supporting data and results and other Program Know-How generated or obtained in the course of such other Party’s performance of the clinical trials or other development work for which such other Party is the Responsible Party under any Development Plan. Upon reasonable prior written notice, each Party shall have the right to inspect and copy any such records and notebooks reflecting the work done and results achieved under a Development Plan by or on behalf of the other Party or its Affiliates in the performance of such other Party’s clinical trials and other development work with respect to Compounds,

Related Compounds or Products. For clarity, Eisai shall provide to Arena, and Arena shall have access to and be able to use (and transfer to its Affiliates and Arena ex-Territory Partners) all data and results of all Eisai development activities, for use in developing, registering and obtaining regulatory approvals of and commercializing Products outside the Territory.

(d) Limited License. Subject to the terms and conditions of this Agreement, Arena hereby grants to Eisai and its Affiliates a non-exclusive, royalty-free, limited license in the Territory under the applicable Arena Know-How and Program Know-How solely as necessary to conduct the clinical trials and other development work under the Development Plans for which Eisai is the Responsible Party to develop each Product for use in the Territory pursuant to this Agreement, and to perform the regulatory activities for the Products in the Territory for which Eisai is the Responsible Party.

3.6. Development Expenses.

(a) Sharing of Expenses. With respect to all clinical trials and other development work conducted by the Parties under a Development Plan, each Party shall be responsible for its agreed share of all Development Expenses incurred by the Parties under such Development Plan, to the extent such Development Expenses are, subject to Section 3.6(c), in accordance with the budget in such Development Plan (or are otherwise agreed in writing by the Parties to be included within such cost sharing).

(b) Payment. Within 15 days after the end of each Calendar Quarter, each Party shall provide a written report (each, a “Quarterly Report”) to the other Party setting forth in reasonable detail the Development Expenses (together with the evidence supporting such Development Expenses) incurred by such Party during such Calendar Quarter in conducting the clinical trials and other development work for which it is the Responsible Party under each Development Plan. Within 10 days after each Party has provided the other Party its Quarterly Report for a Calendar Quarter, the Parties shall confer and agree on a written report based upon the Quarterly Reports for such Calendar Quarter (each, a “Payment Report”) setting forth the amount payable by Eisai to Arena or the amount payable by Arena to Eisai, so that each of the Parties has borne its respective share (as set forth in the applicable Development Plan) of all the Development Expenses incurred by the Parties in such Calendar Quarter. The applicable Party shall pay the amount shown to be due to the other Party as set forth in the Payment Report within 20 days after the Parties agree on such Payment Report.

(c) Cost Overruns.

(i) Each Party shall promptly inform the JDC upon such Party’s determining that it is likely to overspend the budgeted costs and expenses set forth in a Development Plan for any Calendar Year with respect to any clinical trials or other development work for which it is the Responsible Party (such overspend, a “Cost Overrun”) and the JDC shall promptly hold an ad-hoc meeting and shall discuss reasonably and in good faith what steps to take to address the Cost Overrun (which may include modifying the Development Plan to reduce the costs appropriately or increasing the budget for such clinical trial or other development work so that there is no longer a Cost Overrun). To the extent that any such anticipated Cost Overrun is caused by matters outside of such Responsible Party’s reasonable control (including, for example, changes in circumstances, regulatory delays, inaccuracies in the original development budget for the tasks or in the assumptions on which the budget was based), then such Responsible Party shall also include in its notice to the JDC of such Cost Overrun, the cause(s) of such anticipated Cost Overrun, and the JDC shall discuss such budget issue in good faith and seek to modify the applicable Development Plan in a manner so that there is no longer a Cost Overrun. Any resulting modifications to the applicable budget in a Development Plan approved by the JDC to address a Cost Overrun shall be included as an amendment to the budget in such Development Plan. Each Party shall not knowingly perform, and shall not have the obligation to perform, any clinical trials or development work that likely will result in a Cost Overrun until such issue and related expenditure have been reviewed and approved by the JDC; provided that if a Party determines after commencing an activity that cannot reasonably be ceased (such as an ongoing clinical trial that cannot be interrupted without jeopardizing the well-being of any subject in such clinical trial or the timing or integrity of such trial), that a Cost Overrun is likely for such activity, such Party shall have the right to continue such activity upon notice to the JDC, and the JDC shall attempt in good faith to address such Cost Overrun as soon as reasonably practicable.

(ii) “Permissible Cost Overrun” means, with respect to any clinical trial or other development work, a Cost Overrun (i) that either (A) does not exceed 10% of the budgeted costs and expenses set forth in the Development Plan for such clinical trial or other development work for the applicable Calendar Year or (B) was outside the reasonable control of the Responsible Party with respect to such clinical trial or other development work and not attributable to a failure by such Responsible Party to use Commercially Reasonable Efforts or did not result from the failure of such Responsible Party to adequately supervise a Third Party performing such clinical trial or other development work or from other negligence on the part of such Responsible Party with respect to such clinical trial or other development work and (ii) of which the Responsible Party with respect thereto promptly notifies the other Party and uses reasonable efforts to mitigate the size of such Cost Overrun. If and to the extent a Party experiences a Permissible Cost Overrun with respect to any clinical trials or other development work for which it is the Responsible Party, the Parties shall share such Permissible Cost Overrun in the same proportion as the Parties share Development Expenses under the applicable Development Plan. To the extent that any Cost Overrun is not a Permissible Cost Overrun, such Cost Overrun shall be solely borne by the Responsible Party with respect to such clinical trial or other development work. If there is a dispute as to whether any Cost Overrun (X) is attributable to a Party or (Y) represents a Permissible Cost Overrun, then at the election of either Party, such dispute shall be submitted to the JDC for resolution pursuant to Section 4.4(b).

(iii) In the event that a Permissible Cost Overrun with respect to a clinical trial or other development work exceeds 20% of the budgeted costs and expenses set forth in the Development Plan for such clinical trial or other development work for the applicable Calendar Year, then the Party that is not the Responsible Party with respect to such clinical trial or other development work may elect not to continue funding its share of the Permissible Cost Overrun that exceeds 20% of the budgeted costs and expenses set forth in the Development Plan for such clinical trial or other development work for the applicable Calendar Year upon written notice to the Responsible Party, in which case the Responsible Party shall have the option, in its sole discretion, to either (A) continue to conduct such clinical trial or other development work and be solely responsible for the portion of the Permissible Cost Overrun that exceeds 20% of the budgeted costs and expenses set forth in the Development Plan for such clinical trial or other development work or (B) cease conducting such clinical trial or other development work, in which case the Parties shall share the reasonable and documented costs and expenses of winding-down such clinical trial or other development work in the same proportion as the Parties’ share the Development Expenses with respect thereto.

(d) Records. Each Party shall keep, and cause its Affiliates to keep, complete, true and accurate books of accounts and records of Development Expenses incurred by such Party for the purpose of confirming the proper allocation of Development Expenses pursuant to Section 3.6(a). Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least five years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to audit in accordance with Section 3.6(e).

(e) Audit. Each Party shall have the right to cause an independent, certified public accounting firm of international recognition reasonably acceptable to the other Party to audit the other Party’s records relating to Development Expenses to confirm the amount of the Development Expenses reflected in the Quarterly Reports and the related Payment Reports. Such audit right may be exercised during normal business hours upon reasonable prior written notice to the audited Party; provided that such audit right may be exercised no more than once in any 12 month period, no more than once with regard to any given Calendar Quarter and no later than five years after the end of the Calendar Quarter to be audited, and shall be conducted so as to not unreasonably interfere with the audited Party’s business. The audited Party shall not be obligated to provide the public accounting firm any records until the public accounting firm executes a confidentiality agreement in a form reasonably acceptable to the audited Party. The public accounting firm shall disclose to the auditing Party only whether any reports made or amounts paid under this Agreement are correct and details concerning any discrepancies. The public accounting firm shall send a copy of the report to the audited Party at the same time it is sent to the auditing Party. If such audit concludes that additional payments were owed or that excess payments were made during the audited period, then Arena or Eisai, as applicable, shall pay the other Party an appropriate adjustment payment to achieve the applicable allocation of the Development Expenses set forth in the Development Plans within 30 days after the date on which such audit is completed and the public accounting firm notifies each Party of the conclusions thereof. The auditing Party shall bear the full cost of such audit unless such audit discloses an over-reporting by the audited Party of more than 5% of the amount of Development Expenses for a given Calendar Quarter for the clinical trials and other development work for which the audited Party is the Responsible Party, in which case, the audited Party shall bear the reasonable and documented cost of such audit.

3.7. Non-Development Plan Development. With respect to any clinical trials or other development work with respect to a Compound Product or Related Product that is conducted by or on behalf of Arena or any of its Affiliates (or any Arena ex-Territory Distributor) anywhere in the world outside the scope of a Development Plan (“Non-Development Plan Development”):

(a) Prior to the commencement of any Non-Development Plan Development, and to the extent Arena has the right to do so under any applicable agreement with an Arena ex-Territory Distributor, Arena shall provide the JDC a high-level development plan with respect to such Non-Development Plan Development, and the JDC shall promptly hold an ad-hoc meeting to review and discuss such plan. Arena shall in good faith seek to address any reasonable issues that Eisai’s members on the JDC may raise with respect to possible issues that such Non-Development Plan Development could reasonably be expected to cause to Eisai’s development or Commercialization of the Products in the Territory. Following such JDC meeting, Arena (and its Affiliates and Arena ex-Territory Distributors) shall have and retain the right to conduct the applicable Non-Development Plan Development in or outside the Territory.

(b) Arena shall notify Eisai of any Know-How Controlled by Arena or any of its Affiliates, including any Know-How made by an Arena ex-Territory Distributor and Controlled by Arena or any of its Affiliates, resulting from any Non-Development Plan Development and if, at any time during the Term, Eisai desires to use any such Know-How in the Territory, Eisai shall notify Arena, and the Parties shall meet and discuss in good faith and seek to agree on reasonable payments to Arena for the use of such Know-How by Eisai. If the Parties reach such agreement, such Know-How shall constitute Arena Know-How. If Eisai does not so notify Arena, or if the Parties do not reach agreement, then such Know-How shall constitute Arena Independent Know-How and, subject to clause (c) below, Eisai shall not have the right to use any Arena Independent Know-How.

(c) Notwithstanding clause (b) above, Arena hereby grants Eisai and its Affiliates a royalty-free (i) right to use any Arena Independent Know-How with respect to the Initial Product and right to reference any regulatory filings Controlled by Arena or any of its Affiliates that are made by Arena, its Affiliates, or any Arena ex-Territory Distributors with respect to the Initial Product outside the Territory and to use any and all data contained therein, in each case, solely to maintain the Initial Product NDA, to obtain and maintain Regulatory Approvals for the Initial Product in the Additional Territory, or as otherwise required by Regulatory Authorities in the Territory; provided that, except as provided otherwise pursuant to Section 3.7(b) or with the consent of Arena, Eisai shall not have the right to use any Arena Independent Know-How or reference any such regulatory filings to obtain any Regulatory Approval for the Initial Product for any Indication(s) that are not, as of the Amendment Effective Date, the subject of the Initial Product NDA (as the label resulting from such Initial Product NDA may be expanded or amended based upon any clinical data resulting from the BLOOM-DM Trial or any clinical data specific to the Initial Product existing as of the Amendment Effective Date) and (ii) right to use any Arena Independent Know-How with respect to any Additional Product and right to reference any regulatory filings Controlled by Arena or any of its Affiliates that are made by Arena, its Affiliates, or any Arena ex-Territory Distributors with respect to the Additional Product outside the Territory, in each case, solely to obtain and maintain any Regulatory Approval in the Territory for such Additional Product that resulted from clinical trials or other development work conducted under a Development Plan or as otherwise required by Regulatory Authorities in the Territory; provided that, except as provided otherwise pursuant to Section 3.7(b) or with the consent of Arena, Eisai shall not have the right to use any Arena Independent Know-How or reference any such regulatory filings to obtain or maintain any Regulatory Approval for any Additional Product for any Indications that are not the subject of any NDA or any amendment or supplement to any NDA that resulted from the clinical trials or other development work conducted under a Development Plan. Arena shall, or shall cause its applicable Affiliate or Arena ex-Territory Distributor to, on written request by Eisai, provide to Eisai and to any specified Regulatory Authority in the Additional Territory a letter, in the form reasonably required by Eisai, acknowledging that Eisai or its Affiliate, as applicable, has the right of reference to any such regulatory filing for use in obtaining and maintaining Regulatory Approval in the applicable country in the Additional Territory.

(d) Arena shall, within 30 days after the end of each Calendar Quarter and to the extent Arena has the right to do so under any applicable agreement with an Arena ex-Territory Distributor, provide Eisai with a written report that summarizes the status and results of any Non-Development Plan Development that occurred during such Calendar Quarter. Without limiting the foregoing, upon request by Eisai, Arena shall promptly provide Eisai with summaries of data and results generated or obtained in the course of the performance of any Non-Development Plan Development.

(e) Eisai, at Arena’s expense, shall reasonably cooperate with Arena in facilitating communications between Arena and Regulatory Authorities in the Territory with respect to any Non-Development Plan Development.

(f) With respect to any agreement entered into by Arena or any of its Affiliates with an Arena ex-Territory Distributor, Arena shall, and shall cause any such Affiliate to, use Commercially Reasonable Efforts to include in any such agreement terms and conditions that permit Arena to make the disclosures to Eisai contemplated by Section 3.3(a), Section 3.7(a), Section 3.7(d) and Section 3.14(b).

(g) With respect to any clinical trial conducted in the course of any Non-Development Plan Development, Arena shall (or if Arena is not the sponsor of such clinical trial, Arena shall cause the sponsor of such clinical trial to) register such clinical trial on and report the results of such clinical trial to the appropriate registry or database (e.g., clinicaltrials.gov) in accordance with Applicable Laws.

3.8. Use of Subcontractors. Each Party may subcontract some of the clinical trials and other development work for which it is the Responsible Party under a Development Plan to one or more subcontractors, to the extent permitted under the Development Plan; provided, that: (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use that are no less stringent than those undertaken by the Parties pursuant to Article 8, (c) the applicable agreement with such subcontractor assigns all Know-How developed by such subcontractor under the applicable agreement to the applicable Party or its designee, and requires that all employees of such subcontractor be under written obligation to assign without any additional compensation all such Know-How to the applicable Party or its designee, (d) the subcontractor does not have the right to further subcontract such clinical trials or other development work unless agreed by the JDC, (e) the subcontracting Party shall remain responsible and liable for the performance by any subcontractor of its obligations under this Agreement, and (f) such permitted subcontracting shall not relieve the Responsible Party of any liability or obligation under this Agreement, except to the extent satisfactorily performed by such subcontractor. In the event a Party performs any of the clinical trials or other development work for which it is the Responsible Party under a Development Plan through a subcontractor, then such Party shall at all times be fully responsible for the performance and payment of such subcontractor.

3.9. Materials Transfer. In order to facilitate the clinical trials and other development work contemplated by this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds (other than Compound or Product) Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such clinical trials or other development work. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party. The receiving Party shall: (a) only use such Materials in furtherance of the clinical trials and other development work for which it is the Responsible Party under a Development Plan, (b) not use or deliver any Materials to or for the benefit of any Third Party, except for subcontractors pursuant to Section 3.8, without the prior written consent of the supplying Party, and (c) use the Materials in compliance with all Applicable Laws. The Parties shall use the Materials supplied under this Agreement with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as otherwise expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.10. Initial Product Regulatory Activities.

(a) Initial Regulatory Activities in the United States. All regulatory activities for obtaining the initial Regulatory Approval of the Initial Product in the United States shall be conducted by Arena or Arena US; provided, that Arena shall ensure that Eisai is involved in the planning and conduct of such activities and the decisions with respect thereto and shall in good faith seek to reach agreement with Eisai on all material FDA communications and decisions with respect to such activities, including discussions with any Regulatory Authority and any decisions regarding the labeling of, and any risk evaluation and mitigation strategies with respect to, the Initial Product in the United States, including (i) timely informing Eisai of any scheduled meetings with Regulatory Authorities in the United States with respect to the initial Regulatory Approval of the Initial Product as soon as practicably possible and (ii) using all reasonable efforts to ensure that Eisai is afforded the opportunity to participate in such meetings; provided that (x) Eisai shall timely cooperate with Arena with respect to all such activities, including responding promptly to all of Arena’s reasonable requests for information and comments, and (y) in no event shall Arena be required to undertake any specific activities to seek or consider Eisai’s input or include Eisai in any Regulatory Authority meetings to the extent such input or inclusion could reasonably be expected to materially delay Arena’s regulatory activities or receipt of the initial Regulatory Approval of the Initial Product. Upon FDA approval of the Initial Product NDA, Arena shall cause Arena US to transfer the Initial Product NDA to Eisai and to provide to the FDA (with a copy to Eisai) a letter indicating that ownership and a copy of all applicable documents with respect to the Initial Product NDA have been transferred to Eisai pursuant to 21 C.F.R. 314.72. Arena shall thereafter use diligent efforts to provide Eisai a copy of the applicable documents, and Eisai shall use diligent efforts to provide to the FDA commitments to all applicable regulatory requirements relevant to the Initial Product NDA pursuant to the applicable regulations.

(b) Additional Regulatory Activities in the United States. After transfer of the Initial Product NDA to Eisai, all regulatory activities relating to the Initial Product NDA in the United States shall be conducted by Eisai, and Eisai shall ensure that Arena or Arena US are fully involved in the planning and conduct of such activities and decisions with respect thereto and shall in good faith seek to reach agreement with Arena or Arena US on all FDA communications and decisions with respect to such activities, including discussions with any Regulatory Authority and any decisions regarding the labeling of, and any risk evaluation and mitigation strategies with respect to, the Initial Product in the United States, including (i) timely informing Arena or Arena US of any scheduled meetings with Regulatory Authorities in the United States with respect to such activities as soon as practicably possible and (ii) using all reasonable efforts to ensure that Arena or Arena US is afforded the opportunity to participate in such meetings; provided that Arena shall timely cooperate with Eisai with respect to all such activities, including responding promptly to all of Eisai’s reasonable requests for information and comments.

(c) Regulatory Activities in the Additional Territory. All regulatory activities for obtaining the initial Regulatory Approval of the Initial Product in any country in the Additional Territory shall be conducted by Eisai (or its Affiliate); provided, that Eisai shall ensure that Arena is involved in the planning and conduct of such activities and the decisions with respect thereto and shall in good faith seek to reach agreement with Arena on all material communications with the applicable Regulatory Authorities in such country and decisions with respect to such activities, including discussions with any such Regulatory Authority and any decisions regarding the labeling of, and any risk evaluation and mitigation strategies with respect to, the Initial Product in such country in the Additional Territory, including (i) timely informing Arena of any scheduled meetings with Regulatory Authorities in such country with respect to the initial Regulatory Approval of the Initial Product as soon as practicably possible, (ii) using all reasonable efforts to ensure that Arena is afforded the opportunity to participate in such meetings and (iii) reasonably considering and seeking to accommodate all of Arena’s reasonable comments regarding any specific regulatory activities conducted under this Section. Arena shall reasonably cooperate with Eisai on a timely basis with respect to all such activities, including responding promptly to all of Eisai’s reasonable requests for information and comments necessary for such regulatory activities. Notwithstanding the foregoing, in no event shall Eisai be precluded from undertaking any regulatory activities prior to receiving Arena’s input with respect thereto if Eisai has requested such input reasonably (under the circumstances) in advance of undertaking such activities and Arena has unreasonably delayed providing such input. Eisai (or its Affiliate) shall hold in the name of Eisai (or such Affiliate) all applications for Regulatory Approval and all Regulatory Approvals in the Additional Territory, and shall provide Arena copies of all such applications and approvals. Notwithstanding anything to the contrary in this Agreement, Eisai and its Affiliates and Sub-Distributors shall not take (or omit to take) any such regulatory action or make any regulatory filing in the Territory that shall or would reasonably be expected to have a material negative impact on the Product, or regulatory activities as to Product, outside the Territory. Arena hereby grants Eisai and its Affiliates a royalty-free right, subject to the terms of this Agreement, to reference the Initial Product NDA and to use any and all data contained therein, in each case, solely to obtain and maintain Regulatory Approvals for the Initial Product in the Additional Territory or as otherwise required by Regulatory Authorities in the Territory with respect to the Initial Product.

(d) Information Transfer. In addition to the information required to be provided to the other Party in other provisions of this Agreement, each Party shall timely provide the other Party with (i) copies of all written correspondence with the Regulatory Authorities in the Territory regarding the Initial Product for use in the Territory, and (ii) a written summary of all oral communications with the Regulatory Authorities in the Territory regarding the Initial Product.

(e) Compliance. Each Party shall conduct all of those regulatory activities in the Territory for which it is the Responsible Party under a Development Plan with respect to the Initial Product, and all other regulatory activities it conducts with respect to the Initial Product for the Territory, in compliance with all Applicable Laws.

3.11. Additional Products Regulatory Activities.

(a) For each Additional Product, the Parties shall designate, in the Development Plan for such Additional Product, which Party shall be the Responsible Party with respect to FDA and other Regulatory Authority regulatory activities in each applicable country in the Additional Territory, and with respect to filing and seeking Regulatory Approval for such Additional Product in each applicable country in the Territory, through obtaining Regulatory Approval for such Additional Product in the applicable countries. Each Party shall conduct such regulatory activities in the Territory for which it is the Responsible Party in accordance with the applicable Development Plan (including the budget set forth therein, except as otherwise provided in Section 3.6(c)). The Party that is the Responsible Party with respect to seeking Regulatory Approval of an Additional Product in a country in the Territory shall use Commercially Reasonable Efforts to obtain such Regulatory Approval.

(b) Each Party shall be responsible for funding the Development Expenses for the regulatory activities for obtaining Regulatory Approvals in the specific countries in the Territory for a particular Additional Product in accordance with the agreed cost sharing for Development Expenses for such Additional Product as set forth in the Development Plan for such Additional Product.

(c) The Responsible Party for the regulatory activities with respect to an Additional Product in a country in the Territory shall ensure that the other Party is fully involved in the planning and conduct of such activities and decisions with respect thereto and shall in good faith seek to reach agreement with such other Party on all Regulatory Authority communications and decisions with respect to such activities, including: (i) timely informing the other Party of any scheduled meetings with Regulatory Authorities in such country as soon as practicably possible and (ii) using all reasonable efforts to ensure that such other Party is afforded the opportunity to participate in such meetings.

(d) If Arena is the Responsible Party with respect to obtaining Regulatory Approval of an Additional Product in a country in the Territory, upon receipt of such Regulatory Approval Arena shall, or shall cause its applicable Affiliate to, transfer such Regulatory Approval to Eisai and provide to (i) the FDA a letter indicating that ownership and a copy of all applicable documents with respect to such Regulatory Approval have been transferred to Eisai pursuant to 21 C.F.R. 314.72, if such Regulatory Approval is in the United States, or (ii) the applicable Regulatory Authorities in the Additional Territory a comparable letter or other document necessary to transfer ownership of a Regulatory Approval held by Arena (if applicable) in any country in the Additional Territory. Arena shall thereafter use diligent efforts to provide Eisai a copy of the applicable documents, and Eisai shall use diligent efforts to provide to the applicable Regulatory Authority commitments to all applicable regulatory requirements relevant to such Regulatory Approval pursuant to the applicable regulations.

(e) In addition to the information required to be provided to the other Party in other provisions of this Agreement, each Party shall timely provide the other Party with (i) copies of all written correspondence with the Regulatory Authorities in the Territory regarding any Additional Product for use in the Territory, and (ii) a written summary of all oral communications with the Regulatory Authorities in the Territory regarding any Additional Product.

(f) Each Party shall conduct all of those regulatory activities for which it is the Responsible Party under a Development Plan with respect to an Additional Product, and all other regulatory activities it conducts with respect to an Additional Product for the Territory, in compliance with all Applicable Laws of the country in which such activities are conducted.

3.12. Regulatory Cooperation of the Parties.

(a) In addition to its obligations under Sections 6.14 and 6.16, Arena shall reasonably cooperate with any reasonable requests for assistance from Eisai with respect to (i) Eisai’s conducting regulatory activities related to obtaining Regulatory Approval of the Initial Product in each country in the Additional Territory and any Regulatory Approval of a Product for which Eisai is the Responsible Party with respect to obtaining such Regulatory Approval under a Development Plan, and (ii) maintaining any Regulatory Approval of a Product that is held by Eisai, including by:

(i) making its employees, consultants and other staff reasonably available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the applicable Products;

(ii) performing (except as otherwise agreed by the Parties) all stability testing of each packaging configuration of the Initial Product for which Eisai applies for Regulatory Approval in each country in the Additional Territory as is reasonably necessary to prepare, file, obtain and maintain such Regulatory Approval; and

(iii) disclosing and making available to Eisai, in a reasonable form as Eisai may reasonably request, all manufacturing and quality control data, chemistry, manufacturing and controls data and other information possessed by Arena or its Affiliates or subcontractors and related to the applicable Product and the manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any such Regulatory Approval.

Arena shall provide all such assistance under this Section 3.12(a) at Arena’s expense, except that Eisai shall reimburse Arena for 50% of all actual fully-burdened (as determined by Arena in accordance with its customary accounting procedures consistently applied) costs incurred by Arena in performing the stability testing required by Section 3.12(a)(ii). All such costs shall be subject to the recordkeeping and audit provisions under Sections 3.6(d) and (e), mutatis mutandis.

(b) Eisai shall cooperate with any reasonable requests for assistance from Arena with respect to obtaining any Regulatory Approval of a Product for which Arena is the Responsible Party with respect to obtaining such Regulatory Approval under a Development Plan and maintaining any Regulatory Approval of a Product that is held by Arena or any of its Affiliates, and obtaining any registration or other regulatory approval of a Product or other Compound Product or Related Product outside the Territory, including by making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the applicable Product, Compound Product or Related Product; provided, that any such assistance with respect to obtaining any registration or other regulatory approval of a Product or other Compound Product or Related Product outside the Territory shall be at Arena’s expense and no employee, consultant or other staff of Eisai shall be required to travel outside of the Territory in connection therewith.

(c) Arena shall use Commercially Reasonable Efforts to (i) obtain Regulatory Approval for the Initial Product in Switzerland and (ii) obtain and provide to Eisai, at Arena’s expense, a CPP for the Initial Product marketed in Switzerland (the “Swiss CPP”); provided that in no event shall Arena be required to expend in excess of $150,000 in performing its obligations under this sentence. If Eisai reasonably determines that a CPP (other than the Swiss CPP) or a certificate of foreign manufacture (or equivalent certificate) (“CFM”) for the Initial Product from the applicable Regulatory Authority in a country outside the Territory is required or useful to obtain Regulatory Approval for the Initial Product in a country in the Territory, then upon the request of Eisai, Arena shall use Commercially Reasonable Efforts to obtain and provide to Eisai, at Eisai’s expense, such CPP or CFM. If Arena reasonably determines that a CPP or CFM for the Initial Product from the applicable Regulatory Authority in a country in the Territory is required or useful to obtain Regulatory Approval for the Initial Product in a country or jurisdiction outside the Territory, then upon the request of Arena, Eisai shall use Commercially Reasonable Efforts to obtain and provide to Arena, at Arena’s expense, such CPP or CFM..

3.13. Communications Outside the Territory. Except as may be required by Applicable Laws, Eisai shall not communicate regarding development or regulatory matters relating to the Initial Product or any Additional Product with any Regulatory Authority outside the

Territory unless explicitly provided for in a Development Plan or requested or permitted in writing to do so by Arena or unless so ordered by a Regulatory Authority in the Territory, in which case Eisai shall promptly notify Arena of such order or shall seek permission from the applicable Regulatory Authority for Arena (or one of its Affiliates) to participate in such communication.

3.14. Regulatory Filings; Arena’s Right of Reference.

(a) Following initial Regulatory Approval of the Initial Product in each country in the Territory, the Responsible Party with respect to a Regulatory Filing in such country shall provide the other Party a draft of the proposed Regulatory Filing reasonably in advance of the expected filing date thereof (but at least 30 days in advance, unless impracticable) and consult with the other Party regarding any comments the other Party may have with respect thereto and shall use good faith efforts to address any reasonable comments made. The Responsible Party shall notify the other Party of any material changes made to such draft prior to filing and shall use good faith efforts to address any reasonable comments made to such material changes. Promptly after filing, the Responsible Party with respect to a Regulatory Filing shall provide to the other Party a copy of such Regulatory Filing, and any data included or referenced therein, with respect to any Product for use in the Territory. Arena shall have the right to disclose to its Affiliates and Arena ex-Territory Distributors any such draft and filed Regulatory Filings provided by Eisai; provided that wherever reasonable and practicable in the circumstances any Arena ex-Territory Distributor that receives such draft or filed Regulatory Filing shall be subject to reasonable and customary obligations of confidentiality with respect to such draft or filed Regulatory Filing.

(b) With respect to any regulatory filing in any country or jurisdiction outside the Territory covering a Product or other Compound Product or a Related Product, and to the extent Arena has the right to do so under any applicable agreement with an Arena ex-Territory Distributor, at least 15 days prior (to the extent practicable) to making any such regulatory filing Arena shall provide Eisai a copy of the proposed regulatory filing and consult with Eisai regarding any comments Eisai may have with respect thereto and shall use good faith efforts to address any reasonable comments made. Promptly after filing, to the extent Arena has the right to do so under any applicable agreement with an Arena ex-Territory Distributor, Arena shall provide to Eisai copies of all regulatory filings with respect to any Product or other Compound Product or a Related Product made in any country or jurisdiction outside the Territory.

(c) During the Term, Arena and its Affiliates and Arena ex-Territory Distributors shall have the royalty-free right to reference and use all Regulatory Filings (including data included or referenced therein) that are made by Eisai or any of its Affiliates or Sub-distributors with respect to a Product in connection with obtaining, maintaining or expanding any registration or regulatory approval that Arena or any of its Affiliates or Arena ex-Territory Distributors may seek to obtain with respect to such Product or any other Compound Product or Related Product in any country or jurisdiction outside the Territory. Eisai shall, on written request by Arena, provide, or shall cause its applicable Affiliate or Sub-Distributor to provide, to Arena and to any specified Regulatory Authority a letter, in the form reasonably required by Arena, acknowledging that Arena or its Affiliate or Arena ex-Territory Distributor,

as applicable, has the right of reference to any such Regulatory Filing for all purposes consistent with the development, regulatory approval and commercialization of the applicable Product or any other Compound Product or Related Product in the applicable country or jurisdiction outside the Territory. Eisai shall not, and shall cause its Affiliates and Sub-distributors not to, transfer any Regulatory Filings relating to any Product to any Third Party without the prior written consent of Arena, and in any such permitted transfer Eisai shall require the transferee to acknowledge in writing to Arena, Arena’s (and its Affiliates’ and Arena ex-Territory Distributors’) rights of reference to and right to use all such Regulatory Filings as provided above.

3.15. Pharmacovigilance. Eisai shall be responsible, at its own expense, for all safety reporting with respect to Commercialization of each Product in each country in the Territory after the FDA or other Regulatory Authority (as applicable) approves the NDA or other application for Regulatory Approval (as applicable) for such Product in such country. Arena shall maintain, at its own expense, a global safety database for each Product. Each Party shall cooperate and shall cause its Affiliates (and, in the case of Arena, shall cause the Arena ex-Territory Distributors, and in the case of Eisai, shall cause the Sub-distributors) to cooperate in implementing a pharmacovigilance mutual alert process with respect to the Products to comply with all applicable legal obligations to Regulatory Authorities. Arena shall have the right to subcontract any such activities to a Third Party. Unless and until agreed otherwise, Arena (or one of its Affiliates) shall remain responsible for safety reporting for any clinical trials of the Initial Product for the United States until the transfer of the Initial Product NDA to Eisai under Section 3.10(a), at which time Eisai shall become responsible therefor, and Eisai shall be responsible for safety reporting for any clinical trials of the Initial Product for countries in the Additional Territory. The allocation of safety reporting responsibilities for any clinical trials for any Additional Products shall be set forth in the Development Plan with respect to such clinical trials. Within one month of the Amendment Effective Date, the Parties shall enter into a commercially reasonable and typical pharmacovigilance agreement on terms no less stringent than those required by FDA and ICH guidelines (the “PV Agreement”).

3.16. Subcontracting Medical Education Activities

(a) If Eisai desires to use one or more Third Parties to conduct medical education activities for a Product in the United States, Eisai shall notify Arena, and upon such notice the Parties shall discuss in good faith the qualifications of such Third Party and whether and under what conditions Eisai may use such Third Party(ies) to conduct medical education activities for a Product in the United States. Any such Third Party permitted hereunder to conduct medical education activities for a Product in the United States shall be deemed a “subcontractor” of Eisai for which Eisai shall be responsible as provided in Section 15.5(b).

(b) If Eisai desires to use one or more Third Parties to conduct medical education activities for a Product in a country in the Additional Territory, Eisai shall notify Arena, and upon such notice the Parties shall discuss in good faith the qualifications of such Third Party for acting in such capacity. If Arena reasonably believes that the use of any such Third Party would have a material adverse effect on the Products in any country in the Territory or outside the Territory, then Arena may, by providing an Escalation Notice to Eisai within 10 days after Eisai notifies Arena of its desire to use such Third Party, have such matter referred for resolution to the Senior Executives. The Senior Executives shall use good faith efforts to resolve any such matter referred to them as soon as practicable. If the Senior Executives are unable to resolve any matter set forth in an Escalation Notice within 15 days after Eisai receives such Escalation Notice, then Eisai shall have the right to use such Third Party. Any such Third Party used by Eisai hereunder to conduct medical education activities for a Product in a country in the Additional Territory shall be deemed a “subcontractor” of Eisai for which Eisai shall be responsible as provided in Section 15.5(b).

Article 4.

MANAGEMENT OF DEVELOPMENT

4.1. Joint Development Committee.

(a) Establishment. The Parties acknowledge that Arena and Eisai have established a joint development committee (the “Joint Development Committee” or “JDC”).

(b) Duties. The JDC shall:

(i) review, coordinate, and discuss the overall development and regulatory strategies for obtaining Regulatory Approval for each Product in the Territory;

(ii) prepare, review and approve each Development Plan and any material changes to each Development Plan, including budgets contained therein and the allocation of sharing of Development Expenses between the Parties (subject to the cost allocation parameters set forth in Section 3.2(a)(Y) or (Z), Section 3.2(c), or Section 3.3(e), if applicable);

(iii) determine whether Arena or Eisai will be the Responsible Party for conducting specific clinical trials and other development work under each Development Plan, including the clinical and preclinical studies and other activities necessary for obtaining Regulatory Approval for a Product in the Territory, which determination will be reflected in the applicable Development Plan;

(iv) subject to and within the parameters of the Development Plans, oversee and manage the implementation of the Development Plans;

(v) review any information provided by a Party with respect to a Cost Overrun and approve any appropriate steps to address such Cost Overrun;

(vi) review and discuss the development plans provided by Arena with respect to any Non-Development Plan Development;

(vii) review and discuss any concerns that Eisai has with respect to any on-going Non-Development Plan Development;

(viii) coordinate the Parties’ respective activities with respect to development, regulatory, manufacturing and commercialization matters pertaining to the Products and any other Compound Products or Related Products in the Territory and outside the Territory;

(ix) review and discuss any proposed presentations by Arena or any of its Affiliates or any Arena ex-Territory Distributors at conferences and seminars and the like in the Territory regarding the Compound Products or Related Products; and

(x) perform such other duties as are specifically assigned by the Parties to the Joint Development Committee pursuant to this Agreement or in a writing executed by each Party.

The JDC shall be responsible for setting overall strategic direction for the development of the Products in the Territory and approving the Development Plans and material changes thereto, but day-to-day, tactical or operational matters with respect to the development of the Products will be decided, in accordance with the terms and conditions of this Agreement and the applicable Development Plans, by the applicable Responsible Party.

(c) Subcommittees. The JDC may delegate specific matters or types of matters within its jurisdiction to subcommittees (each, a “Subcommittee”), the composition of which shall be determined by the JDC; provided, however, that unless the Parties otherwise agree, each Subcommittee shall include at least two representatives from each Party. Each Subcommittee shall operate pursuant to procedures to be defined by the JDC in establishing such Subcommittee. Any decisions by any such Subcommittee shall be subject to Section 4.4(b), which shall apply mutatis mutandis to such Subcommittee. As soon as practicable following the Amendment Effective Date, the JDC shall create a Subcommittee to discuss and develop fair and reasonable accounting procedures for allocating Net Sales between the United States and the Additional Territory for purposes of calculating the Product Purchase Prices under Section 7.4.

4.2. Joint Development Committee Membership; Procedure. The JDC shall be composed of six members, three of whom shall be appointed by Arena and three of whom shall be appointed by Eisai. Each Party may appoint employees of its Affiliates to serve as JDC members; provided that at least one representative of such Party on the JDC shall be an employee of such Party (and not any of its Affiliates) and that each representative must be an employee of the applicable Party or one of its Affiliates. For the first year after the Effective Date, one of Arena’s three JDC members shall serve as Chairman and thereafter the Chairman shall rotate annually between a representative of Arena and a representative of Eisai. The Chairman shall have no independent voting power, but shall act to lead the meetings of the JDC, to prepare the agenda for each meeting (based on the comments and suggestions of each Party, with each such agenda to contain all agenda items requested by a Party to be included) and to prepare the minutes of each meeting for review and approval by the JDC at the next meeting. The draft minutes shall be sent to all members of the JDC for comment promptly after each such meeting (but in no event more than 15 days after each such meeting). All actions noted in the minutes shall be reviewed and approved at the next meeting of the JDC; provided that if the Parties cannot agree as to the content of the minutes by the time the JDC next meets, such minutes shall be finalized to reflect any areas of disagreement. Any member of the JDC may designate a substitute (who is an employee of the Party or any of its Affiliates) to attend and perform the functions of that member at any meeting of the JDC. Each Party may, with the consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed, invite non-member, non-voting representatives of such Party (who must be employees of such Party or any of its Affiliates unless otherwise agreed in writing by the other Party, such agreement not to be unreasonably conditioned, withheld or delayed) to attend meetings of the JDC.

4.3. Meetings. The JDC shall hold meetings as often as the members may determine, but in any event JDC meetings shall occur not less than once per Calendar Quarter. The Chairman shall provide the other JDC members at least 10 days prior written notice of each JDC meeting. Notwithstanding the foregoing, notice of any JDC meeting may be waived in writing at any time, either before, during or after such JDC meeting, and attendance of any member at such JDC meeting shall constitute a valid waiver of notice of any such JDC meeting, unless such member attends the JDC meeting for the express purpose of objecting to the failure to provide valid notice. Such JDC meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate; provided that at least one JDC meeting per year shall be held in person and the location of such in-person JDC meeting shall alternate between a location chosen by Arena and a location chosen by Eisai. A quorum for JDC meetings shall be four members with at least two members from each Party. Each Party shall bear its own costs to attend and participate in the JDC meetings, including expenses incurred by the members nominated by it in connection with their activities as members of the JDC.

4.4. Decision-making of Joint Development Committee.

(a) Vote Required. The JDC may make decisions with respect to any subject matter that is within the purview of the JDC’s duties under Section 4.1(b). Except as expressly provided in this Agreement, all decisions of the JDC shall be made by unanimous vote or written consent, with Arena and Eisai each having, respectively, one vote in all decisions. The JDC shall use reasonable efforts to resolve any disputes or disagreements concerning the matters within its duties.

(b) Development Plan Dispute. If, with respect to a matter that is within the JDC’s duties and involves (i) approval of an initial Development Plan or any material change to any Development Plan, (ii) any other strategic issues regarding development or Regulatory Approval of a Product for the Territory, (iii) approval of any steps to address a Cost Overrun or (iv) a dispute as to whether any Cost Overrun (x) is attributable to a Party or (y) represents a Permissible Cost Overrun, the JDC cannot reach consensus within 15 days after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party (an “Escalation Notice”), have such matter referred for resolution to, on behalf of Arena, the Chairman of the Managing Directors of Arena and to, on behalf of Eisai, the President of Eisai (collectively, the “Senior Executives”). The Senior Executives shall use good faith efforts to resolve any matter referred to them as soon as practicable. If the Senior Executives are unable to resolve any matter set forth in an Escalation Notice within 30 days after the applicable Party receives such Escalation Notice, then no action will be taken with respect to such matter; provided that: (A) subject to clause (C), Arena shall have final decision-making authority with respect to any Development Plan for any Pre-Approval Required U.S. Development or any Post-Approval Required U.S. Development (subject to Section 3.2(a) and the cost allocation parameters set forth in Section 3.2(a)(Y) or (Z)), except that if Eisai does not approve the use of Arena FTEs with respect to such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable, (such approval not to be unreasonably conditioned, withheld or delayed) Arena shall have the right to use such FTEs at its own expense in conducting such development work, with the costs of such FTEs not included in Development Expenses for such Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, as applicable; (B) subject to clause (C) below, Arena shall have final decision-making authority with respect to any Development Plan for any Pre-Approval Required Additional Territory Development or any Post-Approval Required Additional Territory Development (subject to Sections 3.2(c) and 3.2(f) and the cost allocation parameters set forth in Section 3.2(c)); (C) notwithstanding clauses (A) and (B) above, in the event of any Change of Control of Arena during the Non-Compete Period that results in Arena or any of its Affiliates filing an NDA, a BLA or any equivalent thereof for, marketing, promoting, detailing, offering for sale, selling or distributing, or conducting other similar activities related to the commercial sale of, any Competing Product in the Territory, then Eisai shall have final decision-making authority with respect to all decisions regarding each Development Plan, including whether or not to enter into such Development Plan, if Arena and its Affiliates have not divested such Competing Program within six months after such Change of Control, except that Eisai may not (X) obligate Arena to (1) perform any clinical trials or development work other than the Pre-Approval Required U.S. Development and the Post-Approval Required U.S. Development or (2) perform or fund any clinical trials or other development work for which a Development Plan does not exist as of the date of such Change of Control or (Y) amend any existing Development Plan in a manner that imposes additional economic obligations on Arena; and (D) with respect to any dispute as to whether any Cost Overrun (1) is attributable to a Party or (2) represents a Permissible Cost Overrun, either Party may submit such dispute to arbitration pursuant to the procedures set forth in Section 12.7.

4.5. Scope of Governance. Notwithstanding the creation of the JDC or any Subcommittee, if applicable, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and neither the JDC nor any Subcommittee, if applicable, shall be delegated or vested with any rights, powers or discretion unless such delegation or vesting is expressly provided in this Agreement, or the Parties expressly so agree in writing. Neither the JDC nor any Subcommittee, if applicable, shall have any power to amend or modify this Agreement, and no decision of the JDC or any Subcommittee, if applicable shall be enforceable to the extent it is in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be decided by the JDC are limited to those specific issues within its express duties and issues to be decided by any Subcommittee, if applicable, are limited to those specific issues delegated to such Subcommittee by the JDC.

Article 5.

COMMERCIALIZATION OF PRODUCTS

5.1. Commercialization Rights and Responsibility. Eisai shall be solely responsible, and has the exclusive rights, for Commercializing all of the Products in the Territory in accordance with the terms and conditions of this Agreement. In connection with such Commercialization, Eisai shall purchase all of its and its Affiliates’ and Sub-distributors’ requirements of Products from Arena pursuant to Article 6. As between the Parties, Arena has and shall retain the exclusive rights to commercialize, itself or through its Affiliates or Arena ex-Territory Distributors, all Compound Products in all countries and jurisdictions outside the Territory. Subject to Section 5.10, Eisai may subcontract its obligations with respect to Commercializing the Products in the Territory.

5.2. Eisai Commercialization Responsibilities. With respect to each Product Commercialized in each country in the Territory, Eisai shall have the exclusive right and sole responsibility for, in its sole discretion but subject to Eisai’s compliance with its other obligations and covenants in this Agreement, in each case solely with respect to each country in the Territory:

(a) establishing the Commercialization and marketing strategy and tactics to promote sales of such Product (the “Commercial Strategy”);

(b) conducting all detailing, promotion, advertising and other marketing activities to support sales of such Product, including developing marketing materials and advertising campaigns with respect to such Product (the “Marketing Activities”);

(c) developing and maintaining websites with respect to such Product specific to the Commercialization of the Product in each country in the Territory (with Eisai acknowledging that Arena, its Affiliates or Arena ex-Territory Distributors retain the rights to develop and maintain websites with respect to Products relating to commercialization of Products outside the Territory);

(d) establishing all terms of sale of such Product (including the price at which such Product will be sold, whether such Product will be subject to any trade or quantity discounts, whether any discount will be provided for payments on accounts receivable, whether such Product will be subject to rebates, returns and allowances or Retroactive Price Discounts, the channels of distribution of such Product, and whether credit is to be granted or refused in connection with the sale of such Product);

(e) conducting appropriate forecasting and ordering of such Product from Arena to meet all orders for purchase, and maintaining adequate storage facilities, inventory, and inventory handling and processing capabilities for such Product;

(f) managed care contracting with respect to such Product;

(g) receiving, accepting and filling orders for such Product;

(h) distribution of such Product to customers (including wholesalers);

(i) controlling invoicing, processing orders and collecting accounts receivable for sales of such Product; and

(j) recording sales of such Product in its books of account for sales.

5.3. Commercialization Plans and Communication. Within a reasonable time (no shorter than six months) prior to the anticipated date of the First Commercial Sale of any Product in any country in the Territory, Eisai shall prepare and deliver to Arena a plan setting forth the actual Eisai commercialization plan for the Commercialization of such Product in such country, which plan shall be in reasonable scope and detail and shall reflect the information typically included in the industry for similar internal commercialization plans, such as market research to develop the product positioning, key messages and testing of key promotional materials such as visual aids and other brochures targeted to physicians and other healthcare professionals and patients, and key opinion leader communications and meetings. Eisai shall provide such plans to Arena on a semi-annual basis and shall promptly provide any interim material updates thereto. Eisai shall provide Arena a copy of any monthly reports regarding Eisai’s Commercialization of the Products in the Territory that Eisai creates in its normal course of business, which may include (a) market trends, (b) total market Rx (strength and specialty), (c) physician behavior (market and brand), (d) brand Rx overview, (e) detail summary by sales forces (market and brand), (f) sales by customer/class and (g) share of voice. For clarity, the foregoing obligation to provide monthly reports shall not be deemed or construed to obligate Eisai to create any reports that it does not create in its normal course of business. At Arena’s request, not more than once per month, appropriate executives of Eisai responsible for Commercialization of Products will meet (either in person or via telephone) with Arena representatives to discuss the Eisai commercialization plans and Commercialization Strategy, to discuss Arena’s comments and to answer fully all reasonable Arena questions with respect to such plan and strategy, and Eisai shall use good faith reasonable efforts to address and accommodate Arena’s reasonable comments. In addition, Eisai shall permit at least three representatives of Arena to attend each semi-annual review meeting with respect to each Product.

5.4. Eisai Commercialization Commitments. Eisai is responsible for Commercializing the Products in the Territory. Eisai shall use Commercially Reasonable Efforts to Commercialize in each country in the Territory the Initial Product and each Additional Product for which Regulatory Approval in such country is obtained. Without limiting the foregoing, Eisai shall (a) establish and maintain a commercially reasonable sales force, marketing capabilities, Product storage and distribution facilities, order processing and fulfillment capabilities and resources, and other similar capabilities able to provide commercially reasonable Product Commercialization activities in each country in the Territory where Regulatory Approval has been obtained, (b) provide its sales representatives that promote the Products commercially reasonable incentive compensation with respect to the Products, and (c) use Commercially Reasonable Efforts to conduct all activities necessary to maintain such Regulatory Approvals. If reasonably requested by Eisai, the Parties shall discuss the possibility, and the terms, of Eisai Commercializing non-branded generic versions of the Products in the Territory, which Commercialization (if at all) would be subject to Arena’s consent and on such terms as acceptable to Arena.

5.5. Commercialization Standards of Conduct.

(a) Eisai shall, and shall cause its Affiliates and Sub-distributors to, in all respects comply with all Applicable Laws in Commercializing the Products in the Territory, including to the extent applicable, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); the FFDCA; the Public Health Service Act, as amended; the Prescription Drug Marketing Act of 1987, as amended; Federal Health Care Program Anti-Kickback Law (42 U.S.C. §§ 1320a-7b), as amended; the Health Insurance Portability and Accountability Act of 1996, as amended; the FDA Guidance for Industry-Supported Scientific and Educational Activities; and all federal, state and local “fraud and abuse,” consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti-Fraud and Abuse Amendments of the Social Security Act and the “Safe Harbor Regulations” found at 42 C.F.R. §1001.952 et seq.; the Office of the Inspector General’s Compliance Guidance Program, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, as hereafter amended from time to time; the standards set forth by the Accreditation Council for Continuing Medical Education relating to educating the medical community in the Territory; and all foreign equivalents in the Additional Territory of any of the foregoing. Each Party represents and warrants to the other Party that, as of the Amendment Effective Date, such first Party and its Affiliates have adequate procedures in place to support their compliance with the FCPA. Each Party and its Affiliates (and, as to Eisai, its Sub-distributors) shall maintain such procedures throughout the Term and shall promptly notify the other Party in writing with respect to any material non-compliance regarding the development or Commercialization of the Products.

(b) Eisai shall not, and shall cause its Affiliates and Sub-distributors not to, promote or market any Product in any country in the Territory for any use or Indication not approved by the applicable Regulatory Authority in such country.

(c) Eisai shall, and shall cause its Affiliates and Sub-distributors to, ensure that all sales representatives promoting Products (i) have skills, training and experience generally consistent with industry standards in the applicable country in the Territory applicable to the promotion, marketing and sale of a prescription pharmaceutical product in such country and (ii) have satisfactorily completed all Products-specific training and ethics and compliance training required by Eisai.

(d) Eisai shall not, and shall cause its Affiliates and Sub-distributors and its and their respective sales representatives not to, (i) make any statement, representation or warranty, oral or written, concerning any Product in any country in the Territory, or use any labeling, literature or promotional or marketing material for any Product in any country in the Territory that (A) is contrary to or inconsistent with Regulatory Approval for such Product in such country in a manner that violates any Applicable Laws in such country or (B) violates any Applicable Laws in such country or (ii) make any arrangements with, make payments to or provide gifts or other incentives to any healthcare professionals in violation of Applicable Laws in such country relating thereto. Eisai shall, and shall cause its Affiliates and Sub-distributors to, ensure that its and their sales representatives are familiar with the procedures, obligations, rights, and responsibilities imposed by the terms of this Agreement as applicable to the performance of promotional activities hereunder.

5.6. Specific Diligence Obligations in Additional Territory.

(a) Eisai shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the Initial Product in each country in the Additional Territory.

(b) Arena shall have the right to terminate this Agreement as to one or more specific countries, by providing written notice to Eisai (such notice within 90 days, or such other time as agreed by the Parties, after the end of the applicable time frame below, as such time frame may be extended), as follows: (i) with respect to each of Brazil and Canada, if Eisai does not achieve First Commercial Sale of a Product in such country within 5 years (as such diligence time frame may be extended pursuant to the following provisions or another applicable provision of this Agreement) after the date that is the first to occur of Regulatory Approval of the Initial Product in the United States or in a country in the European Union (such date, the “First Approval Date”); (ii) with respect to Mexico, if Eisai does not achieve First Commercial Sale of a Product in such country by the later of (x) 5 years after the First Approval Date and (y) 36 months following delivery of a Swiss CPP by Arena to Eisai (in either case, as such diligence time frame may be extended pursuant to the following provisions or another applicable provision of this Agreement) and (iii) with respect to each country in the Other Additional Territory, if Eisai does not file in such country a good faith NDA seeking Regulatory Approval of the Initial Product in such country within 3 years (as such diligence time frame may be extended pursuant to the following provisions or another applicable provision of this Agreement) after First Approval Date. The foregoing diligence time frame, as to a particular country in the Additional Territory, shall be extended by the applicable of the following: (1) if Arena has materially failed to perform its obligations (but excluding any such failure to the extent the failure is caused by a failure by Eisai or its Affiliate to supply API or an intermediate to Arena as may be required under this Agreement or another agreement between the Parties) under Section 3.12, Section 6.14, Section 6.16 or under any Development Plan with respect to the Initial Product and such failure has materially delayed Eisai’s ability to progress its development or regulatory activities as to such country, then the amount of such delay, to the extent caused by such material failure of Arena, shall be added to such diligence time frame for such country; and (2) if Arena has failed to deliver (on a timely basis) amounts of clinical material of Initial Product necessary for conducting clinical trials required for Regulatory Approval in the country, and such failure has delayed the conduct of such trials, then the extent of such delay shall be added to such diligence time frame for such country.

If Arena terminates this Agreement with respect to a particular country in the Additional Territory as provided above in this Section 5.6(b), then such country shall be deemed excluded from the Additional Territory, and Eisai shall not have any further rights in such country. The above diligence termination rights as to specific countries in the Additional Territory are in addition to Eisai’s other diligence obligations in the Agreement.

(c) If at any time Eisai reasonably believes that Eisai will not be able to obtain Regulatory Approval of the Initial Product in one or more countries in the Additional Territory through the exercise of Commercially Reasonable Efforts, then Eisai may terminate this Agreement with respect to such country(ies) immediately on written notice to Arena.

(d) In addition, if in any Year (as defined below) Eisai does not achieve the aggregate minimum Net Sales in the Additional Territory specified below for such Year (as such minimum may be reduced pursuant to Section 5.6(e)), Eisai shall pay Arena (for such Year) an amount equal to (i) the applicable percentage rate set forth in Section 7.4(a)(ii) to determine Product Purchase Price for the Additional Territory for that Year, multiplied by (ii) the difference between the required minimum Net Sales in the Additional Territory for that Year set forth below (as reduced pursuant to Section 5.6(e)), less the actual aggregate Net Sales in the Additional Territory accrued for that Year:

Minimum Additional Territory Net Sales:

Year 1: $[…***…] in Net Sales in the Additional Territory

Year 2: $[…***…] in Net Sales in the Additional Territory

Year 3: $[…***…] in Net Sales in the Additional Territory

Year 4: $[…***…] in Net Sales in the Additional Territory

Year 5 through Year 10: $[…***…] in Net Sales in the Additional Territory

“Year 1” refers to the first 12 full months following the First Commercial Sale of the Initial Product in the Priority Additional Territory, “Year 2” is the next 12 full month period, and so on.

(e) The minimum Net Sales in the Additional Territory set forth in Section 5.6(d) shall be reduced as follows:

(i) If this Agreement terminates with respect to a country in the Priority Additional Territory for any reason other than termination by Arena pursuant to Section 12.2(b), then from and after the date of such termination the minimum Net Sales in the Additional Territory for each Year set forth in Section 5.6(d) shall be reduced by […***…]% of the amount specified in Section 5.6(d) for such Year for each country in the Priority Additional Territory so terminated. For clarity, the reductions under this Section 5.6(e)(i) apply separately with respect to each country in the Priority Additional Territory (e.g., if this Agreement is terminated with respect to both Brazil and Canada on the first day of Year 2, then minimum Net Sales in the Additional Territory for Year 2 and each subsequent Year shall be reduced by a total of […***…]% of the amount specified in Section 5.6(d) for such Year).

(ii) If during any Year there are sales by a Third Party of a Generic Version of a Product in a country in the Priority Additional Territory, and the aggregate units of all Generic Versions of such Product sold in such country in the Priority Additional Territory in such Year exceed […***…]% of the aggregate units of such Product and all Generic Versions of

***Confidential Treatment Requested

such Product sold in such country in such Year, then minimum Net Sales in the Additional Territory for such Year set forth in Section 5.6(d) shall be reduced as follows: (x) by […***…]% of the amount specified in Section 5.6(d) for such Year, if such aggregate units of all Generic Versions exceeds […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in such Year; or (y) by […***…]% of the amount specified in Section 5.6(d) for such Year, if such aggregate units of all Generic Versions sold in such country exceeds […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in such Year. For clarity, the reductions under this Section 5.6(e)(ii) apply separately with respect to each country in the Priority Additional Territory (e.g., if in Year 2 the aggregate units of all Generic Versions of the Initial Product sold in each of Brazil and Canada in Year 2 exceed […***…]% of the aggregate units of the Initial Product and all Generic Versions of the Initial Product sold in each such country in Year 2, then minimum Net Sales in the Additional Territory for Year 2 shall be reduced by a total of $[…***…] (i.e., […***…]% of $[…***…] with respect to Brazil and […***…]% of $[…***…] with respect to Canada)).

(iii) If Arena has not been able to obtain and provide to Eisai a Swiss CPP for Eisai’s use in seeking Regulatory Approval in Mexico by the date that is 24 months prior to the first day of any Year, then the minimum Net Sales in the Additional Territory for such Year shall be reduced by […***…]% of the amount specified in Section 5.6(d) for such Year, provided that in any event such reduction terminates upon Regulatory Approval in Mexico.

(iv) If, pursuant to Section 3.2(f), Arena does not approve any Development Plan for conducting particular Required Additional Territory Development for a country in the Priority Additional Territory, then with respect to each Year from and after the date of such non-approval until such time (if any) as Arena subsequently approves a Development Plan for conducting such Required Additional Territory Development for such country, the minimum Net Sales in the Additional Territory for each Year set forth in Section 5.6(d) shall be reduced by […***…]% of the amount specified in Section 5.6(d) for such Year for each country in the Priority Additional Territory with respect to which such non-approval applies. For clarity, the reductions under this Section 5.6(e)(v) apply separately with respect to each country in the Priority Additional Territory (e.g., if Arena does not approve an Development Plan for conducting particular Required Additional Territory Development for each of Brazil and Canada on the first day of Year 2, then minimum Net Sales in the Additional Territory for Year 2 and each subsequent Year (until such time (if any) as Arena subsequently approves a Development Plan for conducting such Required Additional Territory Development for such country) shall be reduced by a total of […***…]% of the amount specified in Section 5.6(d) for such Year).

(v) If, in any Year, Arena has failed (but excluding any such failure to the extent the failure is caused by a failure by Eisai or its Affiliate to supply API or an intermediate to Arena as may be required under this Agreement or another agreement between the Parties) to provide to Eisai an amount of the Initial Product ordered by Eisai in accordance with this Agreement by the date 10 days after the confirmed delivery date therefor and as a result of such delivery failure Eisai stocks out of Initial Product and is unable to satisfy third party

***Confidential Treatment Requested

orders for the Initial Product in the Additional Territory during such Year due to such stock out, then the minimum Net Sales in the Additional Territory for such Year shall be reduced by an amount equal to the Net Sales that would have been attained if such third party orders had been satisfied.

For clarity, the reductions in subclauses (i) – (iv) above are mutually exclusive; that is, only one such reduction in such subclauses (even if more than one such subclause might apply to a country), as to a particular country in the Priority Additional Countries, can be applied with respect to any specific Year.

5.7. Limited Licenses.

(a) Subject to the terms and conditions of this Agreement, Arena hereby grants to Eisai and its Affiliates an exclusive, royalty-free, limited license under the Arena Know-How and Program Know-How and the Product Trademarks solely to Commercialize each Product in the Territory and to perform medical education activities with respect to each Product in the Territory.

(b) Subject to the terms and conditions of this Agreement, Arena hereby grants to Eisai and its Affiliates a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual, worldwide license, with the right to grant multiple tiers of sublicenses, under the Program Know-How and Program Patents for all purposes, but excluding the research, development, manufacture, use, importation, offer for sale, sale of, or any other use related to, Compound Products or Related Compounds or Related Products.

5.8. Commercialization by Arena. Eisai acknowledges that Arena intends to develop and commercialize, itself or with Affiliates or Arena ex-Territory Distributors, the Products and possibly other Compound Products and Related Products throughout the world outside the Territory. Eisai shall notify Arena of any Eisai Know-How discovered, identified, conceived, reduced to practice or otherwise made during the Term and if, at any time during the Term, Arena desires to use (on behalf of itself or any of its Affiliates or any Arena ex-Territory Distributors) any such Eisai Know-How outside the Territory, Arena shall notify Eisai, and the Parties shall meet and discuss in good faith and seek to agree on reasonable payments to Eisai for the use of such Eisai Know-How outside the Territory by Arena, its Affiliates and the Arena ex-Territory Distributors; provided, that in no event shall any such payments exceed the actual costs and expenses incurred by Eisai with respect to the discovery, identification, conception, reduction to practice or other making of the applicable Eisai Know-How. Except as otherwise expressly agreed by the Parties in writing, THE EISAI KNOW-HOW WILL BE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE EISAI KNOW-HOW WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. Eisai hereby covenants and agrees that it and its Affiliates shall not assert against Arena or any of its Affiliates (or Arena ex-Territory Distributors or subcontractors) any infringement of any Patent owned or controlled by Eisai or any of its Affiliates that claims or covers any Product (or the manufacture or use thereof) based on the manufacture for, and sale of Product to, Eisai hereunder or on the importation, use, promotion, offer for sale, or sale by or on behalf of Eisai or any of its Affiliates of such Product in the Territory.

5.9. Recalls. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Product in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within 24 hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile. Eisai shall, to the extent practicable, endeavor to discuss and agree with Arena upon whether to recall or withdraw such Product in the Territory; provided, that if such discussion is not practicable or if the Parties fail to so agree within an appropriate time period (recognizing the exigencies of the situation), then Eisai shall decide whether to recall or withdraw such Product in the Territory. Eisai shall be responsible for conducting any such recall or withdrawal, shall use Commercially Reasonable Efforts to minimize the expenses of any such recall or withdrawal and shall keep Arena fully informed of all actions taken in conducting such recall or withdrawal. Any recall or withdrawal expenses shall be shared equally by the Parties; provided that to the extent any such recall or withdrawal resulted from a Party’s material breach of its obligations hereunder or the negligence or willful misconduct of such Party or any of its Affiliates, Sub-distributors (as applicable) or Arena ex-Territory Distributors (as applicable) or other subcontractors, such Party shall bear the expense of such recall or withdrawal to the extent of its or its Affiliates’, Sub-distributors’ (as applicable) or Arena ex-Territory Distributors’ (as applicable) or other subcontractors’ responsibility.

5.10. Co-Promotion and Sub-distributors.

(a) If Eisai desires to co-promote or co-market the Products in the United States with any Third Party(ies), or to appoint one or more Third Parties to promote the Products in all or any part of the United States, Eisai shall notify Arena, and upon such notice the Parties shall discuss in good faith the qualifications of such Third Party and whether and under what conditions Arena would grant to Eisai the right to use such Third Party(ies) to promote Products in the United States. Any such Third Party permitted hereunder to co-promote or co-market Product with Eisai in the United States, or to promote the Products for Eisai in the United States, shall be deemed a “subcontractor” of Eisai for which Eisai shall be responsible as provided in Section 15.5(b).

(b) If Eisai desires to co-promote or co-market the Products in a country in the Additional Territory with any Third Party(ies), or to appoint one or more Third Parties to market, promote or sell and distribute, on Eisai’s behalf, the Products in a country in the Additional Territory, Eisai shall notify Arena, and upon such notice the Parties shall discuss in good faith the qualifications of such Third Party for acting in such capacity. If Arena reasonably believes that the appointment of any such Third Party would have a material adverse effect on the Commercialization of the Products in such country in the Additional Territory, or in any other country or jurisdiction, then Arena may, by providing an Escalation Notice to Eisai within 20 days after Eisai notifies Arena of its desire to appoint such Third Party, have such matter referred for resolution to the Senior Executives. The Senior Executives shall use good faith efforts to resolve any such matter referred to them as soon as practicable. If the Senior Executives are unable to resolve any matter set forth in an Escalation Notice within 15 days after Eisai receives such Escalation Notice, then Eisai shall have the right to appoint such Third Party. Any such Third Party appointed by Eisai hereunder to co-promote or co-market Product with Eisai in a country in the Additional Territory, or to market or promote the Products for Eisai in a country in the Additional Territory, shall be deemed a “subcontractor” of Eisai for which Eisai shall be responsible as provided in Section 15.5(b). In addition, any Third Party appointed by Eisai hereunder to sell and distribute Product in a country in the Additional Territory shall be deemed a Sub-distributor, subject to Section 15.5(b) and all other applicable terms of this Agreement. Eisai shall use Commercially Reasonable Efforts to cause each Sub-distributor to assign (or license, if assignment cannot be achieved) to Eisai any and all Know-How discovered, identified, conceived, reduced to practice or otherwise made by such Sub-distributor in the course of or as a result of or related to any Commercialization activities under this Agreement.

5.11. Returned Product. Eisai shall have the sole responsibility and right to accept any returned Product in the Territory. Arena shall not solicit the return of any Product in the Territory, but if for any reason Arena should receive any returned Product, Arena shall promptly notify Eisai. Any Product returned to Arena shall be shipped by Arena to Eisai’s designated facility, and all reasonable documented shipping costs incurred by Arena shall be reimbursed by Eisai. Arena shall advise the customer that made such return that the Product has been returned to Eisai. Arena shall fully complete and deliver to Eisai the returned goods form provided by Eisai with respect to any returned Product.

Article 6.

MANUFACTURE AND SUPPLY

6.1. Manufacture and Supply Commitment. In accordance with the terms and conditions of this Agreement, Arena shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Eisai the amounts of the Initial Product and each Additional Product, in each case supplied as Finished Product, ordered by Eisai in accordance with the forecasting and ordering provisions of Section 6.2. Eisai shall purchase all of its (and its Affiliates’ and Sub-distributors’) requirements for Finished Products for Commercialization in the Territory from Arena under the terms of this Article 6. If requested by Arena, the Parties shall discuss in good faith Arena’s manufacturing capacity in light of forecasts provided by Eisai under Section 6.2(a). Subject to Section 6.6, if either Party anticipates that demand for any Finished Product would exceed Arena’s actual manufacturing capacity, such Party shall promptly notify the other Party, and the Parties shall meet and discuss in good faith a plan for addressing such demand, which may include capital expenditures on a reasonable time frame or increasing Second Source manufacturing capacity.

6.2. Forecasting and Ordering.

(a) Forecasts. With respect to each Product for which an NDA or other application for Regulatory Approval in a country in the Territory has been filed, commencing on the date no later than (i) 30 days after the Effective Date, for the Initial Product and (ii) six

months prior to the expected date of first Regulatory Approval of such application in any country in the Territory for each Additional Product, and, on the first day of each month thereafter, Eisai shall provide Arena a good faith 18-month rolling forecast of anticipated orders of such Product for the entire Territory, in Finished Product form, to be placed during each month of such period (broken down (A) on a country-by-country and packaging configuration-by-packaging configuration basis and (B) by quantities to be sold commercially or distributed as samples or as part of a compassionate use, named patient use or indigent patient program) (each, a “Forecast” for such Product). Each Forecast will specify, on a month-to-month basis during the 18-month period covered by the particular Forecast, the amounts of Finished Product to be ordered in each month and the requested delivery dates for each such order of Finished Product anticipated to be placed; provided, that (A) the first order shall not exceed […***…] tablets; (B) each order shall be for a multiple of an aggregate of […***…] tablets (or such other number as reasonably agreed by the Parties in writing) (the “Minimum Order Quantity”); provided that Arena acknowledges and agrees that each such multiple of […***…] tablets may be allocated to one or more different packaging configurations for one or more different countries in the Territory as ordered by Eisai, provided further that the Parties shall discuss and agree reasonably on reasonable minimum order sizes for each such packaging configuration, and (C) such requested delivery dates for each order covered by a Forecast shall not be sooner than three months, or later than four months, after the order date; provided that, if the Parties agree, Finished Product may be delivered sooner than three months after the order date. The first quarter (consecutive three-month period) of each such Forecast shall be a binding commitment (the “Order Commitment” for the applicable Finished Product for such quarter) on Eisai to place Purchase Orders, in each month of such quarter, to order the applicable Finished Product in amounts at least equal to the amounts forecast to be ordered in each month of such quarter in such Forecast (and with delivery dates within the limits provided above), which commitment cannot be modified (absent Arena’s written consent); provided that, notwithstanding the foregoing, in no event shall Eisai be obligated to submit Purchase Orders for or purchase any quantities of Finished Product for a country if Regulatory Approval is not obtained in such country for the applicable Product. Each such Forecast shall otherwise be non-binding, except as provided below, but shall reflect Eisai’s good faith expectation (at the time of submitting the Forecast) of the orders of Finished Product and projected delivery dates during the 18-month period. In each Forecast, the total quantity of Finished Product forecasted to be ordered by Eisai during the first quarter in such Forecast may not vary (either up or down) by more than: (X) 25% from the amounts of such Finished Product forecasted to be ordered for the quarter in the earlier Forecast in which such quarter was the second quarter of the Forecast; or (Y) 50% from the amounts of such Finished Product forecasted to be ordered for the quarter in the earlier Forecast in which such quarter was the third quarter of the Forecast. In addition to the Forecasts described above in this Section 6.2(a), for each Product, Eisai shall provide Arena, within three months after the Effective Date for the Initial Product and not later than six months before the anticipated First Commercial Sale for each Additional Product, and semi-annually thereafter, with a good-faith three-year forecast of anticipated orders of such Product, which forecast shall be nonbinding and used by Arena for capacity planning purposes. Notwithstanding the foregoing forecasting process, the Parties acknowledge and agree that forecasting and ordering for the launch of the Initial Product in a country in the Territory, and for the launch of any Additional Product in a country in the Territory, require the Parties to coordinate the launch requirements in advance of obtaining

***Confidential Treatment Requested

Regulatory Approval for such Product in the applicable country, and thus the Parties hereby agree to discuss reasonably and in good faith and to agree, at least two months prior to expected date of Regulatory Approval of the Initial Product in each country, or the application for Regulatory Approval of any Additional Product (as applicable), on the binding forecast covering the orders to be placed by Eisai for amounts to be delivered in the first three months after such Regulatory Approval (such forecast, the “Launch Forecast” with respect to the applicable Product in the applicable country); provided that, notwithstanding any Launch Forecast for a Product in a country, in no event shall Eisai be obligated to submit Purchase Orders for or purchase any quantities of such Product if Regulatory Approval is not obtained in such country for the applicable Product.

(b) Orders. To order Finished Product for supply by Arena under this Article 6, Eisai shall submit to Arena a Purchase Order (which is deemed binding on Eisai) complying with the other applicable terms of this Article 6 and specifying the amount of Finished Product ordered (broken down (A) on a country-by-country and packaging configuration-by-packaging configuration basis and (B) by quantities to be sold commercially (separate quantities for each different packaging configuration ordered) or distributed as samples or as part of a compassionate use, named patient use or indigent patient program) and the requested delivery date (which shall be within the delivery time limitations specified in subsection (a) above, unless otherwise agreed by Arena). Not later than 10 days after receipt of a Purchase Order, Arena shall confirm in writing its receipt of the Purchase Order (“Order Acceptance”) and the proposed delivery date, which will be within five days (before or after) the requested date, to Eisai in writing. Eisai shall notify Arena within five days after receipt of the Order Acceptance if such proposed delivery date is unworkable for Eisai, and in such event the Parties shall promptly discuss and seek to agree on an alternative delivery date. If Eisai does not respond within such five-day period, the proposed date will be the confirmed delivery date. For any Purchase Order that contains an Excess Order, Arena shall notify Eisai in the Order Acceptance whether Arena will be able to fulfill such Excess Order (or part thereof) and the expected delivery date for fulfillment. For any such Purchase Order submitted by Eisai, Arena shall be obligated to use Commercially Reasonable Efforts to supply to Eisai the amount of Finished Product covered by such Purchase Order by the confirmed delivery date; except that to the extent that such ordered amount, when combined with the total amounts of such Finished Product previously ordered by Eisai during the same quarter, exceeds 125% of the Order Commitment for such Finished Product in such quarter (such excess amount, the “Excess Order”), Arena shall not be obligated to fill any Purchase Orders to the extent of the Excess Orders therein. Eisai may order in a Purchase Order amounts of Finished Product that are Excess Orders with respect to a particular quarter (i.e., that order amounts in excess of 125% the Order Commitment for such quarter), and Arena shall use reasonable efforts to fill such Excess Orders. If there is any material conflict between a Purchase Order or an Order Acceptance and the terms and conditions of this Agreement, this Agreement prevails and such conflicting terms are rejected and of no effect, unless the Parties mutually agree otherwise in writing.

6.3. Delivery and Purchase. For each Purchase Order submitted by Eisai in accordance with Section 6.2(b) (except to the extent of Excess Orders that Arena does not fulfill), Arena shall use Commercially Reasonable Efforts to deliver to Eisai the specified amount(s) of Finished Product conforming with the warranty set forth in Section 6.13. Eisai shall engage a common carrier, at Eisai’s expense, to ship Finished Product to Eisai. Upon Eisai’s request, Arena shall assist Eisai in identifying a suitable common carrier. Title and risk of loss with respect to Finished Product shall pass to Eisai, and delivery of such Finished Product to Eisai for purposes of this Agreement shall be made, when Arena tenders such Finished Product to Eisai’s designated common carrier at Fiege Logistik (Schweiz) AG, Industriestrasse 11, CH-4665 Oftringen, Switzerland (or such other location in Switzerland designated by Arena in writing at least 15 days prior to the confirmed delivery date). Arena, at its own expense, shall be responsible for clearing Finished Product for export and obtaining any export licenses with respect thereto. Eisai, at its own expense, shall be responsible for clearing Finished Product for import and obtaining any import licenses with respect thereto. Arena shall use Commercially Reasonable Efforts to make each such delivery to Eisai by the confirmed delivery date. Upon delivery of Finished Product (but subject to Section 6.11), Eisai shall have the obligation to pay Arena the Product Purchase Price pursuant to Section 7.4 for such delivered Finished Product.

6.4. Negotiation Regarding Supply of Raw Material. Promptly after the Amendment Effective Date, the Parties shall negotiate reasonably and in good faith regarding the terms of a contract manufacturing agreement pursuant to which Eisai or an Affiliate of Eisai would manufacture and supply up to […***…]% of Arena’s requirements of the intermediate ZP3 to Arena or any of Arena’s designated Third Party manufacturers. The Parties agree that the terms of any such agreement shall be competitive and commercially reasonable and typical for similar contract manufacturing agreements, and the Parties shall seek to reach agreement on such terms within 180 days after the Amendment Effective Date, provided that it is understood that neither Party has any obligation to enter into any such agreement except on terms that are acceptable to such Party, or to continue such negotiations beyond the end of such period.

6.5. Labeling and Packaging. Arena and Eisai shall discuss and reasonably agree on all packaging configurations, packaging and labeling used with Finished Product in each country in the Territory. Arena shall label and package (in appropriate primary, secondary and tertiary packaging) Finished Product to be supplied in accordance with such agreement of the Parties, the applicable Manufacturing SOPs, and Applicable Laws of each applicable country in the Territory, for delivery in final form to Eisai under this Agreement. Eisai shall be responsible for providing to Arena (or its designees, including printed packaging material vendors utilized by Arena) all artwork for all such labeling and packaging on a timely basis, for each applicable packaging configuration for each country in the Territory, as necessary for Arena to perform such labeling and packaging, and in formats as reasonably agreed by the Parties and reasonably acceptable to Arena. It is agreed that Arena’s obligations to manufacture and supply Finished Product shall be delayed to the extent Eisai does not timely agree on all packaging and labeling used with Finished Product (which must be compatible with Arena’s equipment) and deliver such necessary artwork. Arena shall have the right to subcontract the manufacture of all printed packaging materials, including labels, and Arena shall be responsible for all such subcontractors as provided in Section 15.5(b).

6.6. Second Source. Arena shall (a) engage and qualify a contract manufacturer to act as a “back-up” contract manufacturer, to manufacture and supply to Arena amounts of Finished Product (a “Second Source”), by the date 24 months after the First Commercial Sale of the first Product in the United States, including by entering into a supply agreement and quality agreement

***Confidential Treatment Requested

with such Second Source that is approved by Eisai, such approval not to be unreasonably conditioned, withheld or delayed, and (b) to keep such Second Source (or a subsequently-qualified Second Source) qualified to manufacture and supply to Arena the Finished Product during the Term. Upon Eisai’s request, an agreed Affiliate of Eisai and Arena shall negotiate reasonably and in good faith the terms of a contract manufacturing agreement pursuant to which Arena would designate such agreed Affiliate of Eisai, as a Second Source, provided that it is understood and agreed that neither such Affiliate of Eisai nor Arena is obligated to enter into such agreement and Arena may select and engage such Second Source(s) as it selects at its discretion. The Parties agree that the terms of any such agreement with such Affiliate of Eisai would be commercially reasonable and typical for similar contract manufacturing agreements, and such Affiliate of Eisai and Arena shall (to the extent Arena determines that it desires to engage such Affiliate of Eisai to act as a Second Source) seek to reach agreement on such terms within 180 days after Eisai’s request, provided that it is understood that neither such Affiliate of Eisai nor Arena has any obligation to enter into any such agreement except on terms that are acceptable to such Person, or to continue such negotiations beyond the end of such period.

6.7. Quality Agreement. No later than 60 days after the Amendment Effective Date the Parties shall enter into the Quality Agreement. Each Party shall duly and punctually perform all of its obligations under and pursuant to the Quality Agreement. Arena shall release all Finished Products in accordance with the terms of the Quality Agreement.

6.8. Quality Control. Arena shall maintain and follow a quality control and quality assurance testing program consistent with the Specifications, the Quality Agreement, GMP, and all other requirements of Applicable Laws and reasonably consistent with industry standards (the “Quality Control Procedures”), which shall include performing the applicable Product Acceptance Tests on each Batch of Finished Product prior to delivery to Eisai. Arena shall ensure that all Finished Product supplied to Eisai hereunder by Arena shall be manufactured in accordance with the applicable Manufacturing SOPs, the Quality Agreement, GMP and all other Applicable Laws, and all other applicable requirements of Regulatory Authorities, (collectively, “Regulatory Standards”) and shall conform to the applicable warranty set forth in Section 6.13.

6.9. Certificates. Arena shall provide to Eisai, accompanying each delivery of Finished Product by Arena: (a) the Batch number and Purchase Order number (if included on the applicable Purchase Order) of the delivered Finished Product, (b) a completed and accurate Certificate of Analysis as to such Batch, and (c) copies of all other documentation required for Finished Product release as provided in the Quality Agreement.

6.10. Quality Audits. Arena shall maintain all quality control documentation and Product Acceptance Test results for each Batch of Finished Product for a period and in a manner consistent with Regulatory Standards and the Quality Agreement. Eisai may periodically (but no more frequently than once per Calendar Year) review such documentation and results, and, as provided for in the Quality Agreement, audit and verify the adherence of Arena to the Quality Control Procedures and Regulatory Standards. Such review and audit shall be on reasonable prior notice and conducted during business hours and in a manner that does not unreasonably disrupt Arena’s business or operations.

6.11. Acceptance/Rejection. Eisai (or its authorized representative) shall perform a reasonable and customary visual inspection of all batches of Finished Product delivered by Arena and shall report to Arena any Finished Product that is reasonably discernable upon such visual inspection not to conform to the warranty set forth in Section 6.13 (“Non-Conforming Finished Product”) within 20 days of receipt by Eisai. Eisai shall report to Arena Non-Conforming Finished Product with hidden defects within 30 days of Eisai’s discovery of the same. A defect is hidden if it could not reasonably have been discovered by a reasonable and customary visual inspection upon receipt of the Finished Product. If any Finished Product is found to be Non-Conforming Finished Product and is reported by Eisai to Arena in the above time frame, then Arena shall, at Eisai’s request and option (to be exercised by Eisai promptly), either: (a) replace such Non-Conforming Finished Product at no additional charge to Eisai; (b) refund to Eisai the Product Purchase Price paid (if already paid) to Arena for such Non-Conforming Finished Product or cancel the applicable Purchase Order if not paid; or (c) credit Eisai’s account in an amount equal to the Product Purchase Price paid for such Non-Conforming Finished Product, and in any case ((a), (b) or (c)) Arena shall reimburse all shipping, insurance and customs charges for the Non-Conforming Finished Product from the point of delivery in Switzerland to the destination in the Territory of the original shipment, subject to receipt of invoice. Arena shall reimburse Eisai for the reasonable costs incurred by Eisai in properly disposing of or shipping to Arena (as instructed by Arena) such Non-Conforming Finished Product, subject to receipt of invoice. Any notice given under this Section 6.11 shall specify the reason why such Finished Product was found to be Non-Conforming Finished Product. If Eisai does not report any defect or non-conformity of any Finished Product that could reasonably have been discovered by a reasonable and customary visual inspection upon receipt within 20 days of receipt by Eisai or any hidden defect within 30 days after discovery thereof, then Eisai shall be deemed to have accepted such Finished Product.

6.12. Dispute Regarding Rejection. If the Parties disagree as to whether a particular delivery of Finished Product contains Non-Conforming Finished Product, and cannot resolve such disagreement within 30 days, the Parties shall appoint an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) to (a) review data that are in question or (b) to oversee the evaluation and testing of a sample of such Finished Product at the Testing Laboratory. The Testing Laboratory will conduct testing in accordance with the methods established for testing as set forth in the applicable Specifications. The Party whose position in the dispute was not supported by the Testing Laboratory’s findings shall bear the costs of the Testing Laboratory. Arena shall address all amounts of Non-Conforming Finished Product as determined by the Testing Laboratory as provided in Section 6.11.

6.13. Product Warranty. Arena warrants that, at the time of delivery to Eisai, all Finished Product delivered to Eisai under this Article 6: (a) will have been manufactured, tested, and packaged in accordance with the applicable Manufacturing SOPs, the Quality Agreement, GMP and all other Applicable Laws; (b) will meet the applicable Specifications; (c) will have a minimum remaining shelf life of at least 70% of the approved shelf life for such Product set forth in the applicable NDA (or other Regulatory Approval) therefor as of the date of delivery, (d) will not be adulterated or misbranded under the FFDCA or any similar law in the country in the Territory in which such Finished Product will be sold or distributed; and (e) may be introduced into interstate commerce pursuant to the FFDCA or any similar law in the country in the Territory in which such Finished Product will be sold or distributed. Each of the foregoing warranties is subject to the limitation that Arena shall have no liability or responsibility under the foregoing for any defects, damage or harm to the Finished Product resulting from improper storage, transportation, mishandling or any other cause occurring after delivery by Arena to Eisai.

6.14. Facility Licenses; Storage. Arena shall obtain and maintain for the facility(ies) at which it manufactures Finished Product for supply to Eisai (the “Facility”), at its sole cost, all permits, licenses and approvals (including facilities licenses) needed for Arena to be able to manufacture and supply Finished Product in compliance with the warranty set forth in Section 6.13 (the “Facility Licenses”), in a timely manner such that Arena is able to meet its manufacturing and supply obligations under this Agreement. Arena shall keep Eisai regularly informed about the status of all such Facility Licenses and shall provide Eisai copies thereof upon request. Arena shall ensure that the Facility complies with GMP and all other Applicable Laws (including environmental laws) with regard to its manufacturing and supply of Finished Product. Arena shall use Commercially Reasonable Efforts to resolve as soon as possible any issues that arise in its seeking or maintaining Facility Licenses, including completely addressing and rectifying any deviations or other issues raised in any Warning Letter from the FDA or any similar warning or objection by any other Regulatory Authority. Arena shall have the right to subcontract with Third Parties for storage services and storage facilities for Finished Products manufactured for supply to Eisai hereunder including Safety Stock, and Arena shall be responsible for all such subcontractors as provided in Section 15.5(b).

6.15. Inspection by Eisai. Arena agrees that Eisai and its respective agents (but no more than a total of three persons per inspection) shall have the right, pursuant to a reasonable confidentiality agreement with Arena, no more than once per Calendar Year (unless any such inspection reveals a material compliance issue, in which event Eisai and its respective agents shall have the right to conduct such additional inspections during such Calendar Year as necessary to verify that such issue has been remedied), upon reasonable prior notice to Arena and during business hours, and in a manner that does not unreasonably disrupt Arena’s manufacturing operations, to inspect the portion of the Facility where Finished Product is manufactured or stored as well as the manufacturing of the Finished Products, including inspection of (a) the raw materials used in the manufacture of the Finished Products, (b) the holding facilities for such raw materials, (c) the equipment used in the manufacture of the Finished Products, and (d) all material records reasonably relating to such manufacturing at the Facility, to the extent they relate to the Finished Products (which records may be copied by Eisai or its agent, at Eisai’s expense). Following such inspection, Eisai shall discuss its observations and conclusions with Arena and if Eisai believes that any corrective actions are necessary for Arena to comply with the terms and conditions of this Article 6, then within 15 days after such discussion, Eisai shall prepare a schedule that sets forth the corrective actions that Eisai reasonably believes in good faith are required, and Arena will consider such actions in good faith and use Commercially Reasonable Efforts to implement such corrective actions that Arena reasonably and in good faith determines to be required.

6.16. Regulatory Inspections.

(a) Inspection by Regulatory Authorities. Upon the request of the FDA or any other Regulatory Authority, Arena shall (i) provide the FDA or such other Regulatory Authority reasonable access to observe and inspect (including pre-approval inspections) the Facility and the procedures used for the manufacture, release and stability testing, or warehousing of Finished Product and to audit the Facility for compliance with GMP or other applicable Regulatory Standards and (ii) cause any Third Party that manufactures any active pharmaceutical agent contained in Finished Product to provide the FDA or such other Regulatory Authority reasonable access to observe and inspect (including pre-approval inspections) the facility at which such Third Party manufactures such active pharmaceutical agent and the procedures used for the manufacture, release and stability testing, or warehousing of such active pharmaceutical agent and to audit such facility for compliance with GMP and all other applicable Regulatory Standards. Arena specifically agrees to cooperate with any inspection by the FDA or other Regulatory Authority, whether prior to or after Regulatory Approval of the applicable Finished Product, and to provide Eisai a copy of any inspection or audit report resulting from any such inspection (subject to reasonable confidentiality restrictions imposed by any Third Party that manufactures active pharmaceutical agent).

(b) Notification of Inspections. Arena agrees to notify Eisai within five calendar days of Arena’s receipt of any written or oral inquiries, notifications or inspection activity by any Regulatory Authority in regard to Finished Product to be supplied to Eisai hereunder and immediately by telephone after learning of any unannounced visit or inspection, and shall permit one Eisai employee or agent approved by Arena, such approval not to be unreasonably conditioned, withheld or delayed and subject to such agent’s executing a reasonable confidentiality agreement with Arena or, if applicable, any Third Party that manufactures any active pharmaceutical agent contained in Finished Product, to be present at and participate in such visit or inspection, excluding any unannounced visit or inspection. Arena shall furnish to Eisai (i) within five calendar days after Arena’s receipt, any report or correspondence issued by any Regulatory Authority in connection with such inquiry, notification or inspection, including any FDA Form 483 (List of Inspectional Observations) or applicable portions of any FDA Warning Letters that pertain to any Product manufactured for Eisai hereunder (or any equivalent warning notice in another country or jurisdiction), and (ii) not later than two calendar days prior to the time Arena provides the same to any Regulatory Authority, copies of proposed draft responses or explanations relating to items set forth above (each, a “Proposed Response”), in each case redacted of trade secrets or other confidential information of Arena or its contract manufacturer that are unrelated to the obligations under this Agreement and the manufacture of any Finished Product hereunder. Arena shall discuss with Eisai and consider in good faith any comments provided by Eisai on the Proposed Response. After the filing of the Proposed Response (so modified by comments provided by Eisai, as may be agreed) with the FDA or other Regulatory Authority, Arena shall notify Eisai of any further contacts with the FDA or such Regulatory Authority relating to the subject matter of the response.

(c) Remedial Actions. Arena shall notify Eisai immediately in writing in the event any action is taken or threatened by a Regulatory Authority relating to the manufacture or storage of Finished Product by Arena, or relating to the Facility, that would reasonably be expected to impair materially the ability of Arena to manufacture and supply Finished Product (including any impairment to Arena’s ability to manufacture Finished Product conforming to the warranty set forth in Section 6.13) in accordance with this Agreement. In any event, Arena shall address and resolve as soon as reasonably practicable any issues, concerns or warnings from any

Regulatory Authority that would reasonably be expected to affect Arena’s ability to manufacture and supply to Eisai Finished Product in accordance with this Agreement. To the extent Arena must implement a plan of remediation or for other modifications or changes to its Facility or its manufacturing processes in order to address and resolve any such issues, concerns or warnings from any Regulatory Authority, Arena shall prepare such plan as soon as possible, shall provide a draft of the plan to Eisai for review and comment, and shall use good faith efforts to implement all reasonable comments of Eisai as soon as possible, and shall implement and complete all aspects of the agreed plan as soon as possible.

6.17. Supply Problems.

(a) If Arena does not deliver any material amount of Finished Product ordered by Eisai under a Purchase Order complying with the terms of Section 6.2 (other than amounts that are Excess Orders) by the date 10 days after the confirmed delivery date, Arena shall thereafter use good faith diligent efforts to deliver such amount as soon as possible. Further, if, due to Arena not supplying to Eisai amounts of Finished Product by the applicable confirmed delivery date(s) under a Purchase Order complying with the terms of Section 6.2 (other than amounts that are Excess Orders), there is a back-order of more than twenty days under pending Purchase Orders of more than 25% of the amount of Finished Product ordered by Eisai pursuant to such Purchase Orders (without regard to whether a Force Majeure event has caused such supply delays), then the Parties shall meet as soon as practicable to discuss the situation and seek to find resolution, and in any event Arena shall continue to use good faith diligent efforts to deliver to Eisai such back-ordered amounts of Finished Product as soon as possible, including by obtaining such amounts from a Second Source. Eisai will continue to order all its requirements for supply by Arena, in accordance with the supply commitments of this Agreement.

(b) For purposes of Section 6.17(a), delivery of any quantity of Non-Conforming Finished Product shall be deemed a failure to supply such quantity of Finished Product by the confirmed delivery date if Eisai has timely given Arena notice of such failure under the terms of Section 6.11.

6.18. Product Shortage. If, during any month of the Term, Arena has insufficient quantities of the Finished Products to fill all Purchase Orders (excluding any Excess Orders) submitted by Eisai that require delivery during such month, Arena shall allocate and deliver to Eisai an amount of Finished Product equal to (a) the aggregate amount of Product available for delivery by Arena and its Affiliates in such month to all Persons worldwide, including Eisai, Affiliates of Arena and Third Parties, multiplied by (b) a fraction, the numerator of which is the aggregate amount of Finished Products delivered by Arena to Eisai during the six-consecutive month period prior to the month in which such shortage occurs, and the denominator of which is the aggregate amount of Products delivered by Arena to all Persons worldwide, including Eisai, Affiliates of Arena and Third Parties, during the six- consecutive month period prior to the month in which such shortage occurs. Compliance by Arena with this Section 6.18 shall not relieve Arena of any other obligation or liability under this Agreement.

6.19. Safety Stock; Inventory. In order to seek to ensure that Arena complies with its Finished Product delivery obligations under this Article 6, each month during the Term commencing three months after the First Commercial Sale of the first Product in the United States, Arena shall, at its sole cost and expense, maintain the amount of Safety Stock for such month in inventory at the Facility (or at a storage facility of Arena’s subcontractor). At all times commencing one month after the later of (a) the date that Arena first establishes the Safety Stock or (b) the first date on which the approved shelf life for a Product set forth in the United States NDA therefor is greater than or equal to 24 months, Eisai shall maintain an inventory of at least one month of each Product, based on Eisai’s most recent Forecast; provided, that Arena acknowledges and agrees that Eisai’s obligation to maintain such inventory of such Product shall be suspended to the extent Arena is unable to supply adequate Product to Eisai under this Article 6.

6.20. Commitment to Optimize Supply Relationship. The Parties acknowledge and agree that one of the goals of this Agreement is to provide for the efficient ordering, manufacture and supply by Arena of the Finished Products ordered by Eisai on a timely basis and meeting all requirements of this Agreement, so that each Party benefits from such manufacturing and Eisai’s subsequent Commercialization. In support of achieving such goals, the Parties have established a manufacturing working group, comprised of appropriate individuals with necessary expertise and authority, to meet (by telephone or as otherwise agreed by the Parties) on a regular basis to coordinate forecasting, ordering and delivery planning and execution and to discuss manufacturing and supply matters (the “Manufacturing Working Group”). The Manufacturing Working Group shall have reasonable written guidelines and procedures to facilitate regular and efficient communications and to keep appropriate records of the interactions and decisions. If any aspect of the forecasting, ordering, delivery or other supply-related provisions set forth above in this Article 6 is determined, based on experience in operating under such provisions, to impact negatively a Party in its efforts to achieve the goals set forth above, then at such Party’s request the Manufacturing Working Group shall meet and discuss reasonably and in good faith, and seek to agree on, appropriate modifications to such aspect of the provisions, and shall present any such agreed modifications to the Parties, who shall seek to agree on a written amendment to this Agreement modifying such provisions in a manner that better provides for the more efficient ordering, manufacture and supply of Finished Product to Eisai by Arena. For example, a longer shelf life for Finished Product delivered to Eisai may be requested by Eisai and accommodated by Arena, and greater flexibility with respect to delivery dates for Finished Product may be requested by Arena and accommodated by Eisai, in each case, as the Parties may agree in a written amendment in furtherance of the goals set forth above. In addition, if either Party desires to manufacture a Finished Product in an alternative presentation or packaging configuration (e.g., different number of tablets per bottle) for sale in the Territory, at such Party’s request, the Manufacturing Working Group shall discuss in good faith the implementation of such alternative presentation or configuration. The Manufacturing Working Group shall work in good faith to use Commercially Reasonable Efforts to maximize the shelf life of all Initial Product delivered to Eisai from the date of FDA approval of the Initial Product NDA to the end of the third month after the First Commercial Sale of the Initial Product in the United States. Notwithstanding the foregoing, the Manufacturing Working Group shall not have any power to amend or modify this Agreement, and no decision of the Manufacturing Working Group shall be enforceable to the extent it is in contravention of any terms and conditions of this Agreement.

Article 7.

PAYMENTS

7.1. Initial Payment. The Parties acknowledge that, in partial consideration for entering into the Original Agreement, Eisai paid to Arena a payment in the amount of US$50,000,000. Such payment is not refundable or creditable against any other payments owed or payable by Eisai to Arena under the Original Agreement or this Agreement.

7.2. Upfront Amendment Payment. In partial consideration for entering into this Agreement, Eisai shall pay to Arena a payment in the amount of US$5,000,000 within five business days after the Amendment Effective Date. Such payment is not refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement.

7.3. Milestone Payments. In further consideration for entering into this Agreement, Eisai shall pay to Arena each milestone payment set out below within 30 days following the first achievement of the corresponding milestone event. The payments set forth in this Section 7.3 shall not be refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement.

Milestone Event	Milestone Payment
(a) Upon first Regulatory Approval of a Product in the United States or an EU country	US$ 5,000,000
(b) Upon Commercial Approval of the Initial Product	US$60,000,000
(provided that such payment shall be US$40,000,000 if there is a Black Box Warning in the initial U.S. Package Insert for the Initial Product)
(c) Upon the occurrence of the date that is 15 days after the end of the month in which Net Sales for a Commercial Year first exceed US$250,000,000	US$30,000,000
(d) Upon Regulatory Approval in the United States of a [...***...]	US$[…***…]
(e) Upon approval by the FDA of prescribing information for the Initial Product in the United States that (i) includes efficacy and safety data (or summary statements of efficacy and safety data) from the BLOOM-DM Trial, (ii) does not materially restrict or limit use of the Initial Product, or recommend caution with respect to the use of the Initial Product, in patients with Type 2 diabetes, and (iii) permits sales representatives to promote such efficacy and safety data from the BLOOM-DM Trial to healthcare professionals in the United States under Applicable Laws	US$20,000,000

***Confidential Treatment Requested

(f) Upon receipt of determination by FDA of exclusivity for the Initial Product under FFDCA Section 505A(b) or (c)	US$[…***…]
(g) Upon Regulatory Approval in the United States of the [...***...] for [...***...] that is [...***...]	US$[…***…]
(h) Upon first filing of an NDA for Product in Mexico:	US$500,000
(i) Upon first filing of an NDA for Product in Canada:	US$500,000
(j) Upon first filing of an NDA for Product in Brazil:	US$500,000
(k) Upon the earlier of Regulatory Approval or First Commercial Sale of Product in Mexico:	US$1,000,000
(l) Upon the earlier of Regulatory Approval or First Commercial Sale of Product in Canada:	US$1,000,000
(m) Upon the earlier of Regulatory Approval or First Commercial Sale of Product in Brazil:	US$1,000,000

As used herein, “Commercial Approval” means the date, after the earlier of (A) Regulatory Approval for the Initial Product in the United States has been obtained and (B) the First Commercial Sale in the United States of the Initial Product, that Arena has delivered to Eisai the Launch Quantity of the Initial Product. “Launch Quantity” means the amount of the Initial Product ordered by Eisai under all Purchase Orders submitted no later than five days after such Regulatory Approval in the United States of the Initial Product is obtained, which Purchase Orders shall be submitted in accordance with the agreed Launch Forecast under Section 6.2 and shall not exceed the quantity of the Initial Product specified in the Launch Forecast.

No payment under Section 7.3 will be made more than once.

For the avoidance of doubt, in no event shall Eisai pay more than US$169,500,000 under this Section 7.3 (or US$149,500,000 in accordance with Section 7.3(b) above).

***Confidential Treatment Requested

7.4. Product Purchase Price Payments for Commercial Supply of Product.

(a) Product Purchase Price Calculations.

(i) For U.S. Sales. In consideration of the commercial supply of each Product under this Agreement to Eisai by Arena for sale in the United States, subject to Sections 7.4(d) and 7.6, Eisai shall pay to Arena a purchase price for Eisai’s purchase of each unit of Finished Product (the “Product Purchase Price”) equal to the greater of (i) the minimum price set forth in Section 7.4(e) below, and (ii) a percentage of the Net Sales of such Product, where such percentage is determined as set forth in the following schedule based on the aggregate annual (Fiscal Year) Net Sales of all Products throughout the Territory (as such percentage rate is subject to adjustment under subclause (b) below):

Aggregate Annual Fiscal Year Net Sales of Products in Territory	Percentage Rate for Product for Sale in the United States
For the portion of aggregate annual Fiscal Year Net Sales of Products that are less than or equal to US$[...***...]	31.5%
For the portion of aggregate annual Fiscal Year Net Sales of Products that are greater than US$[...***...] but less than or equal to US$750,000,000	[...***...]%
For the portion of aggregate annual Fiscal Year Net Sales of Products that are greater than US$750,000,000	36.5%

(ii) For Sales in Additional Territory. In consideration of the commercial supply of each Product under this Agreement to Eisai by Arena for sale in the Additional Territory, subject to Sections 7.4(d) and 7.6, Eisai shall pay to Arena a Product Purchase Price for Eisai’s purchase of each unit of Finished Product equal to the greater of (i) the minimum price set forth in Section 7.4(e) below, and (ii) a percentage of the Net Sales of such Product, where such percentage is determined as set forth in the following schedule based on the aggregate annual (Fiscal Year) Net Sales of all Products throughout the Territory (as such percentage rate is subject to adjustment under subclause (b) below):

Aggregate Annual Fiscal Year Net Sales of Products in Territory	Percentage Rate for Product for Sale in the Additional Territory
For the portion of aggregate annual Fiscal Year Net Sales of Products that are less than or equal to US$[...***...]	30.75%
For the portion of aggregate annual Fiscal Year Net Sales of Products that are greater than US$[...***...] but less than or equal to US$750,000,000	[...***...]%
For the portion of aggregate annual Fiscal Year Net Sales of Products that are greater than US$750,000,000	35.75%

***Confidential Treatment Requested

(iii) The Product Purchase Price for a particular Finished Product purchased by Eisai hereunder shall be paid as provided in subclause (c) below. In addition, the Product Purchase Prices paid by Eisai are subject to adjustment by the payment of the Product Purchase Price Adjustment Payments provided in Section 7.5.

(b) Percentage Rate Adjustment for Generic Sales. If, during any Calendar Quarter there have been sales of a Generic Version of a Product in a country in the Territory, the percentage rate under Section 7.4(a) used to determine the Product Purchase Price for Eisai’s purchase of such Product for sale in such country shall be adjusted downward as of either (i) with respect to the first Calendar Quarter in which the aggregate units of all Generic Versions of such Product sold in such country in such Calendar Quarter exceed […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in such Calendar Quarter, if Eisai notifies Arena thereof no later than 15 days after the end of such Calendar Quarter, the later of the first day of such Calendar Quarter or the first day of the month in which a Third Party first sells a Generic Version of such Product in such country in the Territory or (ii) the first day of the Calendar Quarter immediately following the Calendar Quarter in which the aggregate units of all Generic Versions of a Product sold in such country in the Territory in such first Calendar Quarter exceed […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in such first Calendar Quarter if Eisai notifies Arena thereof more than 15 days after the end of such first Calendar Quarter, as follows: (A) to […***…]% of the percentage rate otherwise applicable under the applicable schedule in Section 7.4(a) (i.e., for Product purchased for sale in the United States (under subclause (a)(i) above) from 31.5%, […***…]% and 36.5% to […***…]%, […***…]%, and […***…]%, respectively) in the event that aggregate units of all Generic Versions of such Product sold in such country in the applicable Calendar Quarter exceed […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in the applicable Calendar Quarter; or (B) to […***…]% of the percentage rate otherwise applicable under the schedule in Section 7.4(a) (i.e., for Product purchased for sale in the United States (under subclause (a)(i) above) from 31.5%, […***…]% and 36.5% to […***…]%,[…***…]%, and […***…]%, respectively) in the event that the aggregate units of all Generic Versions of such Product sold in such country in the applicable Calendar Quarter exceed […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in the applicable Calendar Quarter; provided, that the percentage rates under the applicable schedule in Section 7.4(a) shall not be adjusted as provided above unless and until the aggregate units of all Generic Versions of such Product in such country in the Territory in a Calendar Quarter exceed […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in such Calendar Quarter; and further provided if after launch of a Generic Version of the applicable Product that results in a reduction of the percentage rates under the applicable schedule in Section 7.4(a) with respect to purchase of Product for sale in such country, a Resumption Date (as defined below) occurs with

***Confidential Treatment Requested

respect to such country, the above reduction in the percentage rate shall thereafter no longer apply with respect to such purchase of Products by Eisai for sale in such country, unless and until the aggregate units of all Generic Versions of such Product sold in such country in the Territory in a Calendar Quarter again exceed […***…]% of the aggregate units of such Product and the Generic Versions of such Product sold in such country in the applicable Calendar Quarter, in which case the above provisions again apply. As used herein, a “unit” of a product means the equivalent of a prescription for 30 day supply of such product, and units of generic sales shall be determined by IMS data (or an equivalent, reliable source of prescribing information as agreed by the Parties in writing). As used herein, “Resumption Date” with respect to a Product being sold in a particular country in the Territory means the date (if any) after launch in such country of a Generic Version of such Product that results in a reduction of the percentage rates under the applicable schedule in Section 7.4(a) that is the earlier of (x) if a court or courts of competent jurisdiction issues one or more preliminary or permanent injunction(s) enjoining the sale in such country of all Generic Versions of such Product, or if all Generic Versions of such Product in such country are withdrawn pursuant to settlement agreement(s) or for another reason, the date that is the earlier of (i) the end of the last month of the first period of three consecutive months after issuance of such injunction(s) or effectiveness of such settlement agreement(s) or other withdrawal during which the monthly average Net Sales of such Product in such country exceed […***…]% of the monthly average of Net Sales of such Product in such country over the […***…] months prior to the commercial launch of the first Generic Version of such Product in such country and (ii) […***…] months after issuance of such injunction(s) or effectiveness of such settlement agreement(s) or other withdrawal with respect to all Generic Versions of such Product in such country, or (y) if all Generic Versions of such Product sold in such country in a subsequent Calendar Quarter are less than […***…]% of the aggregate units of such Product and the Generic Versions of such Product sold in such country in such subsequent Calendar Quarter, the end of the last month of the first period of three consecutive months after such subsequent Calendar Quarter during which the monthly average Net Sales of such Product in such country exceed […***…]% of the monthly average of Net Sales of such Product in such country over the […***…] months prior to the commercial launch of the Generic Version of such Product in such country that resulted in the reduction of the percentage rates under the applicable schedule in Section 7.4(a).

(c) Payment of Product Purchase Prices; Reports. At a reasonable time prior to the initial Eisai purchase of a particular Product, but in no event later than 30 days before the anticipated First Commercial Sale of such Product, and at the beginning of each Fiscal Semester thereafter, the Parties shall discuss in good faith and agree on a reasonable estimate of the actual Product Purchase Prices for such Product purchase (based on the Product Purchase Price calculations under subsection (a) above), which estimate shall be based on a reasonable approximation of the aggregate Net Sales of such Product to be recognized by Eisai and its Affiliates in the United States and by Eisai and its Affiliates and Sub-distributors in the Additional Territory during the Fiscal Year in which such Fiscal Semester occurs (each such agreed estimate, the “Estimated Price” for such Product, for the applicable Fiscal Semester). For all amounts of a Product purchased by Eisai in a Fiscal Semester, promptly after Arena delivers such Product to Eisai, Arena shall invoice Eisai an amount equal to the total units of such Product delivered by Arena to Eisai, times the Estimated Price for such Product applicable to such Fiscal Semester, and Eisai shall pay such invoiced amount no later than 30 days after

***Confidential Treatment Requested

receipt of the invoice. Within 10 days after the end of each month (other than the end of a Calendar Quarter) after the First Commercial Sale of the first Product, Eisai shall prepare and send to Arena a report stating: (i) the total amount of Net Sales of each Product during such month, and; (ii) the detailed total deductions (in each allowed category) from gross amounts invoiced to arrive at Net Sales; and (iii) the sales in units of each Product in the Territory and gross amounts invoiced for such sales, on a Product-by-Product basis during such month. Within 15 days after the end of each Calendar Quarter (other than the end of a Fiscal Year) after the First Commercial Sale of the first Product, Eisai shall prepare and send to Arena a report stating: (x) the total amount of Net Sales of each Product during such Calendar Quarter; (y) the detailed and total deductions (in each allowed category) from gross amounts invoiced to arrive at such Net Sales; and (z) the sales in units of each Product in the Territory and gross amounts invoiced for such sales, on a Product-by-Product basis during such Calendar Quarter. Within 15 days after the end of each Fiscal Year, Eisai shall prepare and send to Arena a report stating: (A) the total amount of Net Sales of each Product during such Fiscal Year, and the detailed and total deductions (in each allowed category) from gross amounts invoiced to arrive at Net Sales; (B) the sales in units of each Product in the Territory and gross amounts invoiced for such sales, on a Product-by-Product basis during such Fiscal Year; (C) the calculation of the actual aggregate Product Purchase Price payments due to Arena on such sales; (D) the total amount of Estimated Prices actually paid by Eisai to Arena upon invoice (as provided above) for the delivery of such Products to Eisai; and (E) the amount of the reconciliation payment (the “Reconciliation Payment”) for such Fiscal Year owed by Eisai to Arena, or Arena to Eisai (as applicable), based on the calculations in subclauses (C) and (D) above, such that after such Reconciliation Payment (by the appropriate Party to the other) Eisai has paid to Arena the total actual Product Purchase Price amount (as calculated under Section 7.4(a), but subject to Sections 7.4(d), 7.4(e) and 7.6) owed for the purchase of such Products sold in such Fiscal Year. Within 15 days of Arena’s receipt of such report from Eisai, the applicable Party shall pay to the other the Reconciliation Payment shown to be owed in such report. Eisai shall be responsible for payment of any sales or value-added tax applicable to the sale of Finished Product by Arena to Eisai (either at the Estimated Price or Reconciliation Payment). The Parties agree that each of the monthly, quarterly and annual reports to be provided by Eisai to Arena above shall be broken down to report all gross sales and Net Sales on a Product-by-Product and country-by-country basis for all countries in the Territory.

(d) Purchase Price for Products Returned or Not Sold. The Parties hereby agree that, for any particular Finished Product delivered to Eisai other than Non-Conforming Finished Product that either (i) is not subsequently resold by Eisai (e.g., because it reaches the end of its shelf life prior to sale, or it is destroyed or damaged), or (ii) whose sales price is not included in Net Sales (e.g., due to credits or allowances for rejections or returns by the purchasing party, which are deducted from gross sales to calculate Net Sales), the Product Purchase Price that Eisai shall pay Arena for such Finished Product shall be the Finished Product COGS for such Finished Product, and the Reconciliation Payment for the period when such Finished Product is determined to meet the foregoing shall be adjusted to reflect such Product Purchase Price.

(e) Minimum Product Purchase Price. Notwithstanding anything to the contrary in this Agreement, in no event will the Product Purchase Price for any Finished Product sold by Eisai or its Affiliate or Sub-distributor and included in Net Sales, after applying all deductions under Sections 7.4(b) and 7.8, be less than US$[…***…] per tablet, which amount shall be adjusted annually to reflect any year-to-year percentage increase or decrease (as the case may be) in the U.S. Bureau of Labor Statistics’ All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100.

7.5. Product Purchase Price Adjustment Payments.

(a) The Product Purchase Prices owed by Eisai for its purchase of Products from Arena that are then sold by Eisai and its Affiliates and Sub-distributors in a particular Commercial Year in the Territory are subject to adjustment by the payment by Eisai of one time purchase price adjustment payments, as provided below (each, a “Product Purchase Price Adjustment Payment”) for achievement of Net Sales throughout the Territory within any Commercial Year above the threshold Net Sales amounts set forth below:

Aggregate Products Net Sales for a Commercial Year Throughout the Territory	Product Purchase Price Adjustment Payment
(a) at least US$250,000,000	US$	25,000,000
(b) at least US$[...***...]	US$	[...***...	]
(c) at least US$[...***...]	US$	[...***...	]
(d) at least US$[...***...]	US$	[...***...	]
(e) at least US$[...***...]	US$	[...***...	]
(f) at least US$[...***...]	US$	[...***...	]
(g) at least US$2,500,000,000	US$	[...***...	]

If, for any particular Commercial Year, Eisai (including its Affiliates and Sub-distributors) has sold in the Territory (for the first time) an amount of the Products in excess of one of the above threshold Net Sales amounts, then Eisai shall pay to Arena, as an adjustment to the Product Purchase Price paid by Eisai for its purchase of such Products, a Product Purchase Price Adjustment Payment in the amount listed above for such threshold, such payment to be made within 45 days of the end of the month during such Commercial Year when such threshold amount is first reached; provided that if more than one such Net Sales threshold is first achieved in the same Commercial Year, then (x) the total amount of Product Purchase Price Adjustment Payments paid by Eisai for such achievements shall equal (and not exceed) the Product Purchase Price Adjustment Payment owed for the larger Net Sales threshold (that is, for the second (and any subsequent) threshold amount that is reached, Eisai shall pay to Arena, within 45 days of the end of the month during such Commercial Year when such subsequent threshold(s) amount is first reached, the difference between the Product Purchase Price Adjustment Payment owed for the larger Net Sales threshold and the total of the Product Purchase Price Adjustment Payment(s)

***Confidential Treatment Requested

paid by Eisai for the Net Sales threshold(s) met previously in such Commercial Year), and (y) the Product Purchase Price Adjustment Payment(s) (based on the above schedule) that was (or were) not paid due to the limitation in the foregoing clause (x) shall be paid in the first subsequent Commercial Year when the respective Net Sales threshold is again met and no other Product Purchase Price Adjustment Payment is due. For example, if annual Net Sales for Commercial Years 1 and 2 throughout the Territory are US$[…***…] and US$[…***…], respectively, then a US$25 million payment shall be paid when the first threshold is met in Commercial Year 1, and a subsequent payment of US$[…***…] shall be paid after the second threshold is met in Commercial Year 1 (for a total of US$[…***…]). In Commercial Year 2, a US$25 million payment shall be paid when the first threshold is met in Commercial Year 2. As an additional example, if annual Net Sales for Commercial Years 1, 2 and 3 throughout the Territory are US$[…***…], US$[…***…], and US$[…***…], respectively, then a US$[…***…] payment shall be paid for Commercial Year 1 (in increments of US$25 million and US$[…***…]), a US$[…***…] payment shall be paid for Commercial Year 2 (in increments of US$25 million and US$[…***…]), and a US$25 million payment shall be paid for Commercial Year 3. Eisai covenants to record and track its aggregate Product Net Sales throughout the Territory for Commercial Years on a monthly basis to determine accurately when any of the above aggregate Net Sales thresholds has been met, and to report any such threshold achievement to Arena within 30 days after such threshold has been achieved. Any such Product Purchase Price Adjustment payment will be allocated to Product sales made during the Commercial Year throughout the Territory up to the date that the Net Sales threshold triggering such payment is achieved.

No Product Purchase Price Adjustment Payment under Section 7.5(a) will be made more than once regardless of the number of times any particular Net Sales threshold that causes such payment is subsequently achieved again.

For the avoidance of doubt, in no event shall Eisai pay more than US$1,160,000,000 under this Section 7.5(a).

(b) In addition to any Product Purchase Price Adjustment payable under subsection (a) above, the Product Purchase Prices owed by Eisai for its purchase of Products from Arena that are then sold by Eisai and its Affiliates and Sub-distributors in a particular Commercial Year in the Additional Territory are subject to adjustment by the payment by Eisai of a Product Purchase Price Adjustment Payment for achievement of Net Sales solely in the Additional Territory within any Commercial Year above the threshold Net Sales amounts set forth below:

Products Net Sales for a Commercial Year Solely in the Additional Territory	Product Purchase Price Adjustment Payment
(a) at least US$100,000,000	US$	[...***	...]
(b) at least US$[...***...]	US$	[...***	...]
(c) at least US$[...***...]	US$	[...***	...]
(d) at least US$1,000,000,000	US$	[...***	...]

***Confidential Treatment Requested

If, for any particular Commercial Year, Eisai (including its Affiliates and Sub-distributors) has sold solely in the Additional Territory (for the first time) an amount of the Products in excess of one of the above threshold Net Sales amounts, then Eisai shall pay to Arena, as an adjustment to the Product Purchase Price paid by Eisai for its purchase of such Products, a Product Purchase Price Adjustment Payment in the amount listed above for such threshold, such payment to be made within 45 days of the end of the month during such Commercial Year when such threshold amount is first reached; provided that if more than one such Net Sales threshold is first achieved in the same Commercial Year, then (x) the total amount of Product Purchase Price Adjustment Payments paid by Eisai for such achievements shall equal (and not exceed) the Product Purchase Price Adjustment Payment owed for the larger Net Sales threshold (that is, for the second (and any subsequent) threshold amount that is reached, Eisai shall pay to Arena, within 45 days of the end of the month during such Commercial Year when such subsequent threshold(s) amount is first reached, the difference between the Product Purchase Price Adjustment Payment owed for the larger Net Sales threshold and the total of the Product Purchase Price Adjustment Payment(s) paid by Eisai for the Net Sales threshold(s) met previously in such Commercial Year), and (y) the Product Purchase Price Adjustment Payment(s) (based on the above schedule) that was (or were) not paid due to the limitation in the foregoing clause (x) shall be paid in the first subsequent Commercial Year when the respective Net Sales threshold is again met and no other Product Purchase Price Adjustment Payment is due. For example, if annual Net Sales for Commercial Years 1 and 2 solely in the Additional Territory are US$[…***…] and US$[…***…], respectively, then a US$[…***…] payment shall be paid when the first threshold is met in Commercial Year 1, and a subsequent payment of US$[…***…] shall be paid after the second threshold is met in Commercial Year 1 (for a total of US$[…***…]). In Commercial Year 2, a US$[…***…] payment shall be paid when the first threshold is met in Commercial Year 2. As an additional example, if annual Net Sales for Commercial Years 1, 2 and 3 solely in the Additional Territory are US$[…***…], US$[…***…], and US$[…***…], respectively, then a US$[…***…] payment shall be paid for Commercial Year 1 (in increments of US$[…***…] and US$[…***…]), a US$[…***…] payment shall be paid for Commercial Year 2 (in increments of US$[…***…], US$[…***…] and US$[…***…]), and a US$[…***…] payment shall be paid for Commercial Year 3 (in increments of US$[…***…], and $[…***…]). Eisai covenants to record and track its aggregate Product Net Sales for Commercial Years solely in the Additional Territory on a monthly basis to determine accurately when any of the above aggregate Net Sales thresholds has been met, and to report any such threshold achievement to Arena within 30 days after such threshold has been achieved. Any such Product Purchase Price Adjustment payment will be allocated to Product sales made during the Commercial Year solely in the Additional Territory up to the date that the Net Sales threshold triggering such payment is achieved.

No Product Purchase Price Adjustment Payment under Section 7.5(b) will be made more than once regardless of the number of times any particular Net Sales threshold that causes such payment is subsequently achieved again.

***Confidential Treatment Requested

For the avoidance of doubt, in no event shall Eisai pay more than US$185,000,000 under this Section 7.5(b).

7.6. Non-Commercial Product Purchase Price. With respect to any Finished Products delivered by Arena to Eisai that are used as samples or as part of a compassionate use, named patient use or indigent patient program in the Territory and thus are disposed of by Eisai (or its Affiliate) without charge, Eisai shall pay Arena an amount equal to the Finished Product COGS with respect thereto. Arena shall invoice Eisai with respect to such Finished Products promptly after delivery of such Finished Products to Eisai and Eisai shall pay Arena such invoiced amount no later than 30 days after receipt of the applicable invoice.

7.7. Payment Method; Currency. All payments to the Payee Party under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of the Payee Party designated in writing by the Payee Party. Payments hereunder shall be considered to be made as of the day on which they are received by the Payee Party’s designated bank. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.

7.8. Necessary Third Party IP. If either Party becomes aware of a Patent in the Territory owned by a Third Party that it believes will, or may, be infringed by the manufacture, importation, development or Commercialization of any Product in the Territory as contemplated by this Agreement, such Party shall notify the other Party of such Patent. The Parties then shall discuss the matter and seek in good faith to agree on whether the Parties should take a license under such Patent, and if so, on what terms; provided, that if the Parties are unable to agree after a reasonable period, not to exceed 30 days, of good faith discussions, then Eisai shall have the right to obtain such a license on such terms as it determines in its sole discretion. The Parties shall share the actual out-of-pocket amounts paid to the Third Party for any such license under such a Patent with respect to the Initial Product, with Eisai bearing […***…]% of such amounts and Arena bearing […***…]%; provided that (a) in no event shall Arena be required to pay any amount of its share of such payments in any Calendar Quarter that exceeds […***…]% of the Product Purchase Price Payments earned by Arena for Finished Product supplied to Eisai during such Calendar Quarter, and any amount of Arena’s share of such expenses not paid in any Calendar Quarter due to the foregoing limitation shall be carried forward and paid in future Calendar Quarters, (b) payments for past activities shall be subject to Section 9.4 to the extent applicable and (c) to the extent such license is required based on a Patent related to the manufacturing of such Finished Product, then, to the extent that Arena agrees to the terms of such license, Arena shall bear […***…]% of the actual out-of-pocket amounts paid to any Third Party for such license. The applicable percentages for any such license with respect to any Additional Product shall be determined pursuant to Section 3.3.

7.9. Taxes. The milestones, Product Purchase Price, Product Purchase Price Adjustment Payments and other amounts payable by one Party (the “Paying Party”) to the other Party (the “Payee Party”) pursuant to this Agreement (each, a “Payment”) shall not be reduced on account of any taxes except to the extent of amounts required to be withheld by the Paying Party by Applicable Laws, if any. The Payee Party alone shall be responsible for paying any and all

***Confidential Treatment Requested

taxes (other than withholding taxes required by Applicable Laws to be withheld from Payments and remitted by the Paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Without limiting the above, the Paying Party shall not withhold from the Payments any taxes except to the extent that it is required to do so by Applicable Laws. Notwithstanding the foregoing, if the Payee Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the Paying Party or the appropriate governmental authority (with the assistance of the Paying Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Paying Party of its obligation to withhold tax, and the Paying Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided, that the Paying Party has received evidence, in a form reasonably satisfactory to the Paying Party, of the Payee Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 15 days prior to the time that the applicable Payment is due. If, in accordance with the foregoing, the Paying Party withholds any amount, it shall pay to the Payee Party the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to the Payee Party proof of such payment within 10 days following such payment.

7.10. Records.

(a) Eisai shall keep, and cause its Affiliates and Sub-distributors to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Arena pursuant to Section 7.3, Section 7.4, Section 7.5 and Section 7.6. Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least five years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 7.11.

(b) Arena shall keep, and cause its Affiliates to keep, complete, true and accurate books of accounts and records for the purpose of determining the Finished Product COGS pursuant to this Agreement. Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least five years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 7.11.

7.11. Audits.

(a) Upon not less than 60 days’ prior written notice, Eisai shall permit an independent, certified public accountant of international recognition (for the purposes of this Section 7.11, the “Auditor”) selected by Arena and reasonably acceptable to Eisai, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit or inspect those books and records of Eisai and its Affiliates and Sub-distributors that relate to Net Sales and Reconciliation Payments for the sole purpose of verifying the Product Purchase Price payments, Product Purchase Price Adjustment Payments and Reconciliation Payments.

(b) Upon not less than 60 days’ prior written notice, Arena shall permit an Auditor selected by Eisai and reasonably acceptable to Arena, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit or inspect those books or records of Arena and its Affiliates that relate to the Finished Product COGS for the sole purpose of verifying the amounts invoiced by Arena pursuant to Section 7.4(d) or 7.6.

(c) The audited party shall not be obligated to provide the Auditor any records until the Auditor executes a confidentiality agreement in a form reasonably acceptable to the audited party. The Auditor shall disclose to the auditing Party only whether any reports made or amounts invoiced under this Agreement are correct and details concerning any discrepancies. The Auditor shall send a copy of the report to the other Party at the same time it is sent to the auditing Party. Such audits or inspections may be made no more than once each Calendar Year (unless an audit or inspection reveals a material inaccuracy in reports made or amounts invoiced under this Agreement, in which case it may be repeated within such Calendar Year), during normal business hours. If such report shows that the amounts paid by a Party for the period audited are less than the amounts actually payable by such Party to the other Party during the period audited, then (absent manifest error or fraud in such audit report) the underpaying Party shall pay to the other Party the amount of such underpayment plus interest under Section 7.12, from the date such amounts were originally owed until payment is made, within 30 days of receipt of such audit. If such report shows that the amounts paid by a Party for the period audited exceed the amounts actually owed by such Party to the other Party for the period audited, then (absent manifest error or fraud in such audit report) the overpaying Party shall deliver to the other Party an invoice for such excess amount, and the other Party shall pay such invoiced excess amount within 30 days of receipt of such invoice. Such records for any particular Calendar Quarter shall be subject to no more than one audit or inspection and no audit or inspection with respect to any Calendar Quarter may be initiated later than five years after the end of such Calendar Quarter. Audits and inspections conducted under this Section 7.11 shall be at the expense of the auditing Party, unless a variation or error producing (i) with respect to an audit or inspection pursuant to subsection (a), an underpayment in amounts payable exceeding an amount equal to 5% of the amount paid for a period covered by the audit or inspection is established, in which case all reasonable and verifiable costs relating to the audit or inspection for such period and any unpaid amounts that are discovered shall be paid by Eisai and (ii) with respect to an audit or inspection pursuant to subsection (b), an overpayment in amounts payable exceeding an amount equal to 5% of the amount paid for a period covered by the audit or inspection is established, in which case all reasonable and verifiable costs relating to the audit or inspection for such period and any unpaid amounts that are discovered shall be paid by Arena. The auditing Party shall endeavor in such audit not to unreasonably disrupt the normal business activities of the audited party.

7.12. Payment Due Dates; Late Payments. If any Payment is due on a day when banks in New York, New York are generally closed, then such Payment shall not be considered late if made on the next day on which such banks are generally open. In the event that any Payment due under this Agreement is not made when due, such Payment shall accrue interest from the date due at a rate per annum equal to 4% above the U.S. Prime Rate (as set forth in The Wall Street Journal, Eastern Edition) for the date on which payment was originally due until the date such Payment plus accrued interest hereunder is actually made, calculated daily on the basis of a 365-

day year, or similar reputable data source; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any Payment.

7.13. Currency Conversion. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than United States Dollars), such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of United States Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter(s) to which such payments relate.

Article 8.

CONFIDENTIALITY; STANDSTILL

8.1. Product Information. Arena recognizes that by reason of, inter alia, Eisai’s status as an exclusive distributor of the Products in the Territory under this Agreement, Eisai has an interest in Arena’s retention in confidence of certain highly proprietary, confidential information of Arena. Accordingly, until the expiration of Eisai’s exclusive distributorship with respect to the Products, Arena shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Arena’s obligations, or exercise Arena’s rights, under this Agreement, any Know-How Controlled by Arena or any of its Affiliates, but excluding all Program Know-How, that relates directly and solely to Compound or Product where the public disclosure of such information would materially negatively impact the Commercialization of Product in the Territory (the “Product Information”); except to the extent (a) the Product Information is or becomes in the public domain through no fault of Arena, any of its Affiliates or any of its or their respective officers, directors, employees, or agents, (b) such disclosure or use is expressly permitted under Section 8.4, or (c) such disclosure or use is otherwise expressly permitted by the terms and conditions of this Agreement. For clarity and subject to the foregoing, Product Information shall be deemed Confidential Information of Arena. In the event this Agreement is terminated in its entirety pursuant to Article 12, this Section 8.1 shall have no continuing force or effect, but the Product Information, to the extent disclosed by Arena to Eisai hereunder, shall continue to be Confidential Information of Arena, subject to the terms of Sections 8.2, 8.3, and 8.4, for purposes of the surviving provisions of this Agreement.

8.2. Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How, information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”) pursuant to this Agreement, including all information concerning the Initial Product or any Additional Product or any Compound and any other technical or business information of whatever nature concerning the

Disclosing Party or its technology or business (collectively, “Confidential Information” of the Disclosing Party), except that the Receiving Party may disclose Confidential Information of the Disclosing Party to its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, subcontractors (including, in the case of Eisai, Sub-distributors, and in the case of Arena, the Arena ex-Territory Distributors) and consultants with a need to know such Confidential Information to assist the Receiving Party with the activities contemplated or required of it by this Agreement (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (each, a “Recipient”). For the purposes of this Article 8, the term “Disclosing Party” shall include each Party and its Affiliates and its and their respective officers, directors, employees, agents, subcontractors and consultants who are directed to disclose such Party’s or its Affiliate’s Confidential Information, and the term “Receiving Party” shall include each Party and its Affiliates. For clarity, all Program Know-How is deemed to be the Confidential Information of Arena and shall be deemed to have been disclosed by Arena to Eisai for purposes of Section 8.3. Notwithstanding the foregoing, the Parties acknowledge the practical difficulty of policing the use of information in the unaided memory of the Receiving Party or its Recipients, and as such each Party agrees that the Receiving Party shall not be liable for the use by any of its Recipients of specific Confidential Information of the Disclosing Party that is retained in the unaided memory of such Recipient; provided that (a) such Recipient is not aware that such Confidential Information is the confidential information of Disclosing Party at the time of such use; (b) the foregoing is not intended to grant, and shall not be deemed to grant, the Receiving Party, its Affiliates, or its Recipients (i) a right to disclose the Disclosing Party’s Confidential Information or (ii) a license under any Patents or other intellectual property right of the Disclosing Party; and (c) such Recipient has not intentionally memorized such Confidential Information for use outside this Agreement.

8.3. Exceptions. Notwithstanding Section 8.2, Confidential Information shall not include any Know-How, information or materials that, in each case as demonstrated by competent evidence:

(a) was already known to the Receiving Party or any of its Recipients, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Recipients in breach of this Agreement;

(d) was subsequently lawfully disclosed to the Receiving Party or any of its Recipients by a Person other than the Disclosing Party, and who, to the knowledge of the Receiving Party or such Recipient, did not directly or indirectly receive such information from the Disclosing Party or any of its Affiliates under an obligation of confidence; or

(e) was developed by the Receiving Party or any of its Recipients without use of or reference to any information or materials disclosed by the Disclosing Party.

Information specific to the use of certain compounds, methods, conditions or features shall not be deemed to be within the foregoing exceptions merely because such information is embraced by general disclosures in the public domain or in the possession of the Receiving Party or its Recipients. In addition, a combination of information will not be deemed to fall within the foregoing exceptions, even if all of the components fall within an exception, unless the combination itself and its significance are in the public domain or in the possession of the Receiving Party prior to the disclosures hereunder. Notwithstanding anything to the contrary herein, neither the act of using information in a clinical trial nor the filing of information with a governmental authority shall, for the purpose of this Article 8, in and of itself be deemed to place such information in the public domain.

8.4. Permitted Disclosures. Notwithstanding the provisions of Section 8.1 or Section 8.2, the Receiving Party may disclose Confidential Information of the Disclosing Party, and Arena may disclose and use Product Information, as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary or useful in the following instances:

(a) the performance by the Receiving Party of its obligations or exercise of its rights as contemplated by this Agreement; provided that wherever reasonable and practicable in the circumstances the recipient of any such Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 8;

(b) filing or prosecuting Patents as permitted by this Agreement;

(c) seeking, obtaining or maintaining any Regulatory Approval as permitted by this Agreement; provided, that the Receiving Party shall take reasonable measures to assure confidential treatment of such Confidential Information, to the extent such treatment is available;

(d) prosecuting or defending litigation with respect to a Party or its Affiliates, and (i) with respect to Arena, the Arena ex-Territory Distributors, and (ii) with respect to Eisai, Sub-distributors, as permitted by this Agreement;

(e) complying with Applicable Laws;

(f) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential marketing, distribution or supply agreement with, or license to, or collaboration with such Third Party (including as to Arena a potential Arena ex-Territory Distributor and as to Eisai a potential Sub-distributor) or a potential merger or acquisition by such Third Party, or in connection with performance of any such license, collaboration or merger agreement, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 8;

(g) with respect to Arena, disclosure of any Eisai Know-How as necessary or reasonable in connection with the use of such Eisai Know-How outside the Territory by Arena, its Affiliates and the Arena ex-Territory Distributors as agreed to by the Parties pursuant to Section 5.8; provided that wherever reasonable and practicable in the circumstances the recipient of any such Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 8;

(h) with respect to Eisai, disclosure of any Program Know-How in connection with the exercise of its rights under Section 5.7(b); and

(i) with respect to Arena, disclosure of any Product Information to Arena ex-Territory Distributors to the extent reasonably necessary or useful for the development of Compound Products and Related Products for outside the Territory or the commercialization of Compound Products and Related Products outside the Territory; provided that wherever reasonable and practicable in the circumstances the recipient of any such Confidential Information shall be subject to reasonable and customary obligations of confidentiality with respect to such Confidential Information.

Notwithstanding the foregoing, in the event the Receiving Party or a Recipient is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.4(d) or Section 8.4(e) to comply with a subpoena or other legal order, it shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and give the Disclosing Party a reasonable opportunity to quash such subpoena or order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such subpoena or order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which such subpoena or order was issued; and provided, further, that if such subpoena or order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such subpoena or order shall be limited to the Disclosing Party’s Confidential Information that is legally required to be disclosed in response to such subpoena or order and shall still be subject to the restrictions on use set forth in this Article 8.

8.5. Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms and conditions of this Agreement without the prior written consent of the other Party, except that each Party may disclose the terms and conditions of this Agreement that are not otherwise made public as contemplated by Section 8.6 as permitted under Section 8.4.

8.6. Public Announcements.

(a) As soon as practicable following the Amendment Effective Date, each Party shall issue a mutually agreed to press release announcing the entry into this Agreement. Except as required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) (including disclosure requirements of a Party’s Affiliate), the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or any of its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably conditioned, withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a public announcement required under Applicable Laws, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including, if applicable, redaction of certain provisions of this Agreement) with the SEC or any other governmental agency, the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or any of its Affiliates are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms reasonably requested by the other Party to be redacted; provided that each Party shall ultimately retain control over what information to disclose to the SEC or any other governmental agency, the NASDAQ stock exchange or any other stock exchange, as the case may be, and nothing in this Agreement shall prevent a Party from taking all actions it reasonably considers necessary to comply with Applicable Laws with respect to any such filings or disclosures; and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies that are consistent with redacted versions previously filed with any other governing bodies. Except as provided in the preceding sentence, neither Party nor any of their respective Affiliates shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.

8.7. Use of Name. Neither Party shall use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release or marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably conditioned, withheld or delayed, or except as expressly permitted in this Agreement. The restrictions imposed by this Section 8.7 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Laws or the requirements of a national securities exchange or another similar regulatory body (provided, that any such disclosure shall be governed by this Article 8), (c) that is necessary for the performance by Eisai or Arena of its obligations or exercise of its rights as contemplated by this Agreement or (d) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 8.7 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications; provided, that any Confidential Information in such communications remains subject to this Article 8.

8.8. Publication of the Product Information. At least 30 days prior to publicly presenting or submitting for written or oral publication a manuscript, abstract or the like that includes information relating to any Compound or any Compound Product that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its review (unless such Party is required by Applicable Laws to publish such information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). In addition, if the publishing Party materially changes the version of the manuscript, abstract or the like provided to the other Party for review, the publishing Party shall provide the other Party with such updated version and the other Party shall have 15 days to review and comment on such updated version. The publishing Party shall consider in good faith any comments provided by the other Party during such 30-day (or 15-day, if applicable) period. In addition, the publishing Party shall, at the other Party’s reasonable request, (a) remove therefrom any Confidential Information of such other Party or (b) withhold material from submission for publication or presentation for an additional 60 days after any information is first provided to the other Party for review to allow for the filing of a patent application or the taking of such measures to establish and preserve proprietary rights in such information in the material being submitted for publication or presentation. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate. Notwithstanding the foregoing, this Section 8.8 shall not apply to any publications prepared or submitted for publication no later than 30 days after the Effective Date.

8.9. Stand-Still.

(a) Certain Restrictions on Eisai. During the Term and, unless this Agreement is terminated by Eisai pursuant to Section 12.2(a)(ii) or 12.2(a)(iii), for two years thereafter (the “Stand-Still Period”), except with the written consent of Arena or Arena US (which may be withheld by Arena or Arena US at the sole discretion of its board of directors) or by way of stock dividends or other distributions made to Arena’s or any of its Affiliates’ stockholders generally, neither Eisai nor any of its Affiliates shall, in any manner, directly or indirectly: (i) make, effect, initiate, cause or participate in (A) any acquisition of beneficial ownership of any securities of Arena or any securities of any Affiliate of Arena (in excess of 5% of the total outstanding securities of Arena or any such Affiliate of Arena at the time of any such acquisition), (B) other than purchase of the Products under this Agreement, any acquisition of any material assets of Arena or any material assets of any Affiliate of Arena, (C) any tender offer, exchange offer, merger, business combination, recapitalization, reorganization, restructuring, liquidation, dissolution or extraordinary transaction involving Arena or any Affiliate of Arena, or involving any securities of Arena or any securities of any Affiliate of Arena, or (D) any “solicitation” of “proxies” (as those terms are used in Regulation 14A of the Exchange Act) or consents with respect to any securities of Arena or any Affiliate of Arena; (ii) form, join or participate in a “group” (as defined in the Exchange Act and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Arena or any Affiliate of Arena in excess of the amounts permitted under subclause (i)(A); (iii) act, alone or in concert with others, to seek to control the management, board of directors or policies of Arena or any Affiliate of Arena; (iv) take any action that could reasonably be expected to require Arena or any Affiliate of Arena to make a public announcement regarding any of the types of matters set forth in clause “(i)” of this sentence; (v) agree or offer to take, or knowingly encourage or propose

(publicly or otherwise) the taking of, any action referred to in clause “(i)”, “(ii)”, “(iii)” or “(iv)” of this sentence; (vi) induce or knowingly encourage any other person or entity to take any action of the type referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)” or “(v)” of this sentence; (vii) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or (viii) request or propose that Arena or any Affiliate of Arena amend, waive or consider the amendment or waiver of any provision set forth in this standstill provision.

(b) Exception to Standstill Provisions.

(i) The provisions of Section 8.9(a) shall cease to apply: (A) if Arena or any Affiliate of Arena publicly announces or otherwise engages in a process designed to solicit offers relating to transactions that, if consummated, would result in (1) a Third Party acquiring beneficial ownership of 50% or more of the outstanding securities of Arena or such Affiliate, as applicable, immediately after such transaction, (2) a sale of all or substantially all of the consolidated assets of Arena and all its Affiliates, or (3) a merger, consolidation or any similar extraordinary transaction involving Arena or any Affiliate of Arena pursuant to which all or substantially all of the consolidated assets of Arena and all its Affiliates would, after the closing of such transaction, be under the control of a Person that did not, prior to such transaction, control Arena or any of its Affiliates, in each case ((1), (2) and (3)) from the time of such announcement or the commencement of such process and continuing until such time, if any, as the board of directors of Arena or the applicable Affiliate publicly announces that such process has terminated; or (B) if the board of directors of Arena or any Affiliate of Arena adopts a plan of liquidation or dissolution.

(ii) Notwithstanding Section 8.9(a), (A) in the event a Third Party makes a bona fide public offer or proposal that, if consummated, would result in such Third Party, together with its affiliates and other members of any group of which such Third Party is a member, beneficially owning 50% or more of the outstanding shares of Arena or any Affiliate of Arena or all or substantially all of the assets of Arena or any Affiliate of Arena, from the time such offer or proposal is made public and continuing until such offer or proposal expires or is publicly rescinded or (B) from and after the 10th day following the filing of a preliminary proxy statement by any Third Party with respect to the commencement of a bona fide proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove more than one-half of the directors of Arena or any Affiliate of Arena, then either case ((A) or (B)) during the applicable time frame above Eisai or any of its Affiliates shall have the right to submit a confidential, non-public proposal to the board of directors of Arena or any Affiliate of Arena or any executive officer thereof with respect to any transaction of the type referred to in Section 8.9(a)(i), and in connection with such a proposal Eisai and its Affiliates may consult on a confidential basis with third party advisors with respect to any such proposal

(iii) Nothing in Section 8.9(a) shall prohibit Eisai or any of its Affiliates from acquiring beneficial ownership of securities of Arena or any Affiliate of Arena by or through (A) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of the employees of Eisai or any of its Affiliates, (B) any employee benefit plan of Eisai or any of its Affiliates or (C) any stock portfolios not controlled by Eisai or any of its Affiliates that invest in Arena or any Affiliate of

Arena among other companies; provided that Eisai or any of its Affiliates does not, directly or indirectly, request the trustee or administrator or investment adviser of such fund, plan or portfolio to acquire beneficial ownership of such securities. Further, nothing herein shall prevent Eisai or any of its Affiliates from acquiring securities of another pharmaceutical or biotechnology company or other Person that beneficially owns any securities of Arena or any Affiliate of Arena; provided that such Person beneficially does not own, at the time of the consummation of such acquisition of securities by Eisai or any of its Affiliates, more than 10% of any class of outstanding securities of Arena or any Affiliate of Arena.

Article 9.

PATENT PROSECUTION AND ENFORCEMENT

9.1. Ownership of Intellectual Property.

(a) Arena Intellectual Property Rights. Arena and its Affiliates have, and shall retain, all right, title and interest in and to the Arena Know-How and Arena Patents and any other intellectual property rights owned by Arena or its Affiliates as of the Effective Date or developed by Arena or its Affiliates during the Term.

(b) Eisai Intellectual Property Rights. Eisai and its Affiliates have, and shall retain, all right, title and interest in and to the Eisai Know-How and any other intellectual property rights owned by Eisai or its Affiliates as of the Effective Date or developed by Eisai or its Affiliates during the Term, excluding any Program Know-How or Program Patents.

(c) Program Intellectual Property Rights. Arena shall have and own the entire right, title and interest in and to all Program Know-How and Program Patents and shall have and retain the right to use, disclose and exploit the Program Know-How and Program Patents for any and all purposes, including the right to disclose the Program Know-How to its Affiliates and Arena ex-Territory Distributors and to use and grant to its Affiliates and Arena ex-Territory Distributors the right to use the Program Know-How for developing and commercializing Compound Products and Related Products outside the Territory, subject only to the license rights therein granted by Arena to Eisai under Sections 3.5(d), 5.7(a) and 5.7(b). Each Party shall promptly disclose to the other Party in writing the discovery, identification, conception, reduction to practice or other making of any Program Know-How or Program Patents. Eisai shall, and hereby does, assign, and shall cause its Affiliates to so assign, to Arena or an Affiliate of Arena designated by Arena in writing, without additional compensation, all its right, title and interest in and to the Program Know-How and Program Patents as well as any intellectual property rights with respect thereto to fully effect the ownership by Arena provided for in this Section 9.1(c). If applicable, Eisai shall cause all subcontractors of Eisai assign all of their right, title and interest in and to the Program Know-How and Program Patents as well as any intellectual property rights with respect thereto to Arena or its designee. Eisai and its Affiliates shall execute all documents and take all actions reasonably requested by Arena to fully effect the ownership by Arena provided for in this Section 9.1(c).

9.2. Patent Prosecution and Maintenance.

(a) Arena Patents. Arena shall be responsible for the preparation, filing, prosecution and maintenance of all Arena Patents, at Arena’s own expense and at its discretion. Eisai shall reimburse Arena, based on invoices provided by Arena, for 70% of the actual costs and expenses of prosecuting and maintaining Arena Patents in the Additional Territory to the extent incurred after the Amendment Effective Date (for clarity, Arena shall bear all such costs incurred prior to the Amendment Effective Date). Arena shall keep Eisai informed of progress with regard to the preparation, filing, prosecution and maintenance of Arena Patents in the Territory in a timely manner, but not less frequently than once per Calendar Quarter. To that end, Arena shall: (i) provide Eisai with a copy of the final draft of any proposed application for the Arena Patents at least 30 days prior to filing the same in the Territory, unless otherwise agreed by patent counsel for each Party, and Arena shall consider in good faith any comments or revisions suggested by Eisai or its counsel; (ii) promptly provide Eisai with a copy of each patent application as filed, together with a notice of its filing date and serial number; (iii) provide Eisai with a copy of any action, communication, letter, or other correspondence issued by the applicable patent office within at least 10 days of receipt thereof, and Arena shall consult with Eisai regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by Eisai or its counsel; (iv) provide Eisai with a copy of any response, amendment, paper, or other correspondence filed with the applicable patent office within 10 days of Arena’s receipt of the as-filed document; and (v) promptly notify Eisai of the allowance, grant, or issuance of such Arena Patents in the Territory. If Arena elects to abandon or cease prosecution or maintenance of any Arena Patent in the Territory, Arena shall provide reasonable prior written notice to Eisai of such intention to abandon (which notice shall, to the extent possible, be given no later than 90 calendar days prior to the next deadline for any action that must be taken with respect to any such Arena Patent in the U.S. patent office). In such case, at Eisai’s sole discretion, upon written notice to Arena, Eisai may elect to continue prosecution or maintenance of any such Arena Patent at its own expense, and Arena shall take such actions, at Arena’s expense, as may be reasonably necessary to enable Eisai to do so. If Eisai elects to continue prosecution or maintenance of any such Arena Patent, then at Eisai’s request, Arena shall execute such documents (or shall cause its Affiliates, as applicable, to execute such documents) as are required to enable Eisai to prosecute and maintain, on Arena’s behalf, such Arena Patent in the Territory.

(b) Program Patents. Arena shall be responsible for the preparation, filing, prosecution and maintenance of all Program Patents throughout the world. Arena shall keep Eisai informed of progress with regard to the preparation, filing, prosecution and maintenance of Program Patents throughout the world in a timely manner, but no less frequently than once per Calendar Quarter. To that end, Arena shall: (i) provide Eisai with a copy of the final draft of any proposed application for the Program Patents at least 30 days prior to filing the same in any country in the world, unless otherwise agreed by patent counsel for each Party, and Arena shall consider in good faith any comments or revisions suggested by Eisai or its counsel; (ii) promptly provide Eisai with a copy of each patent application as filed, together with a notice of its filing date and serial number; (iii) provide Eisai with a copy of any action, communication, letter, or other correspondence issued by the applicable patent office within at least 10 days of receipt thereof, and Arena shall consult with Eisai regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by Eisai or its counsel; (iv) provide Eisai with a copy of any response, amendment, paper, or other correspondence filed with the applicable patent office within 10 days of Arena’s receipt of the as-filed document; and (v) promptly notify Eisai of the allowance, grant, or issuance of such Program Patents in any country in the world. If Arena elects to abandon or cease prosecution or maintenance of any Program Patent in any country in the world, Arena shall provide reasonable prior written notice to Eisai of such intention to abandon (which notice shall, to the extent possible, be given no later than 90 calendar days prior to the next deadline for any action that must be taken with respect to any such Program Patent in the relevant patent office). In such case, at Eisai’s sole discretion, upon written notice to Arena, Eisai may elect to continue prosecution or maintenance of any such Program Patent, and Arena shall take such actions, at Arena’s expense, as may be reasonably necessary to enable Eisai to do so. The reasonable and documented costs and expenses of preparing, filing, prosecuting and maintaining the Program Patents (A) in the Territory, shall be shared equally by the Parties and (B) in any country outside the Territory, shall be borne 80% by Arena and 20% by Eisai. Notwithstanding the above, either Party may decline to pay its share of the costs and expenses for preparing, filing, prosecuting and maintaining any Program Patents in a particular country or particular countries, in which case, at the other Party’s request, the declining Party shall assign, and shall cause its Affiliates to assign, to the other Party all of its and their right, title, and interest in and to any such Program Patent in the relevant country or countries whereupon such Program Patent shall cease to be a Program Patent and shall become either an Arena Patent or else a Patent owned solely by Eisai in such country or countries, as the case may be; provided, that, if a Program Patent becomes a Patent owned solely by Eisai in such country or countries, Eisai hereby grants to Arena a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual, worldwide license, with the right to grant multiple tiers of sublicenses, under such Patent to research, develop, manufacture, use, import, offer for sale, sell, or conduct any other similar activities related to the commercial sale of, Products or other Compound Compounds or Related Products (subject to the rights granted to Eisai in the Territory hereunder).

9.3. Infringement by Third Parties.

(a) Notice. In the event that either Arena or Eisai becomes aware of any infringement or threatened infringement by a Third Party of any Arena Patents or Program Patents, it shall notify the other Party in writing to that effect. Any such notice shall include any evidence that such notifying Party has in its possession and is legally able to disclose that supports such allegation of infringement or threatened infringement by such Third Party.

(b) Enforcement Procedures. Subject to the following provisions, the Parties jointly shall engage counsel, which counsel shall be reasonably agreed in good faith by the Parties, to bring and maintain any action or proceeding with respect to infringement of any Arena Patent or Program Patent by a Third Party in the Territory (a “Field Infringement”). The Parties shall cooperate and consult fully with each other in strategizing, preparing, presenting and conducting any such action or proceeding, and the Parties shall seek in good faith to agree on all matters regarding such action or proceeding with Eisai having the final decision (regardless of whether or not Eisai is a party to such action or proceeding) in case such agreement cannot be reached within an appropriate time period (recognizing that certain decisions with respect to strategizing, preparing, presenting and conducting any such action or proceeding may be time sensitive) (subject to the other provisions of this Section 9.3(b)); provided, that Eisai shall fully consider and seek to accommodate Arena’s global intellectual property litigation positions in all such decisions that may impact such global positions (and Eisai shall fully take into account Arena’s interests with respect to the Compounds, the Related Compounds, the Products and other Compound Products and Related Products outside the Territory, including its intellectual property with respect thereto, and the impact outside the Territory of all its final decisions in, and conduct of, such actions or proceedings, and Eisai shall not unreasonably reject or unreasonably act contrary to Arena’s advice and suggestions with respect thereto). Each Party shall cooperate fully with the other Party with respect to such actions or proceedings, including being joined as a party plaintiff or joining the other Party as a party plaintiff in such action or proceeding and providing access to relevant documents and other evidence and making its employees available at reasonable business hours. The Parties shall share all out-of-pocket costs and expenses of conducting any such action or proceeding, with Eisai paying […***…]%, and Arena paying […***…]%, of such costs and expenses. Any monetary recovery resulting from such actions or proceedings will be allocated as follows: each of Eisai and Arena first will be reimbursed, out of such recovery, for its reasonable and verifiable costs and expenses with respect to such action or proceeding (such reimbursement to be pro-rata based on the Parties’ relative costs and expenses if the recovery is not sufficient to reimburse both Parties fully) with any remainder being shared by the Parties with Eisai being paid […***…]% of such net recovery and Arena being paid […***…]% of such net recovery.

(c) Paragraph IV Notices. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) concerning an Arena Patent or a Program Patent, or any similar notice under the Applicable Laws of a country in the Additional Territory, (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within five days after its receipt thereof. Patent infringement litigation based on a Paragraph IV Notice concerning an Arena Patent or Program Patent shall be brought as provided in Section 9.3(b), with such Paragraph IV Notice being deemed a Field Infringement.

9.4. Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.

(a) With respect to any claim alleging that (i) the Commercialization of Products in the Territory in accordance with the terms of this Agreement or (ii) the conduct of development activities by either Party under a Development Plan in accordance with the terms of this Agreement, excluding Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, in either case ((i) and (ii)) infringes the intellectual property rights of any Third Party, the Parties shall discuss which Party shall defend the action, and absent an agreement otherwise, Eisai shall have the initial right to control any defense of any such claim by counsel of its own choice and reasonably acceptable to Arena, and Arena shall have the right, at its own expense (which shall not be costs or expenses of defense), to be represented in any such action by counsel of its own choice. Eisai shall involve Arena fully in Eisai’s defense of any such claim and shall keep Arena fully informed of such claim and the defense, and shall reasonably consider and seek to accommodate any timely comments of Arena with respect

***Confidential Treatment Requested

thereto, including good faith and reasonable consideration of Arena’s global intellectual property litigation positions (with Eisai obligated to take into account the reasonably likely impact outside the Territory of all its positions in and conduct of such defense, and not to unreasonably reject or unreasonably act contrary to, Arena’s advice and suggestions with respect to its global intellectual property litigation positions), and if reasonably requested by Arena, the Parties shall enter into a reasonable and standard joint defense agreement with respect to any such infringement claim. If Eisai does not undertake in good faith the defense of any such infringement claim by the date 10 days before the time limit, if any, set forth in the Applicable Laws for the filing of the initial response or defense to any such claim, or if Eisai (having commenced such defense) subsequently does not continue to pursue and conduct such defense diligently, Arena shall have the right (but not the obligation) to bring and control such defense by counsel of its own choice. Each Party shall bear its own internal costs and expenses of any such defense. All out-of-pocket external costs and expenses of conducting such defense (including outside counsel fees), and all amounts payable by either Party as a judgment based on such claim or in settlement of such claim shall be shared as follows: for claims with respect to Eisai’s Commercialization of the Products in the Territory or either Party’s conduct of clinical trials or other development work under a Development Plan, excluding any Pre-Approval Required U.S. Development and any Post-Approval Required U.S. Development, Eisai shall bear […***…]% and Arena shall bear […***…]%; provided that Arena shall not be required to pay any amount of its share of such expenses that exceeds, for any Calendar Quarter, 50% of the Product Purchase Price Payment earned by Arena for Finished Product supplied to Eisai during such Calendar Quarter and any amount of Arena’s share of such expenses not paid in any Calendar Quarter due to the foregoing limitation shall be carried forward and paid in future Calendar Quarters.

(b) With respect to any claim alleging that (i) the discovery, development prior to the Effective Date, the making or having made, or importing or selling in the Territory (to the extent that such importation or selling claim is based on the manufacture by or on behalf of Arena), of any Compound or Product or intermediate thereof, (ii) the conduct of the BLOOM-DM Trial, Pre-Approval Required U.S. Development or Post-Approval Required U.S. Development, or (iii) any activity by Arena or its Affiliates outside the Territory, infringes or may infringe the intellectual property rights of any Third Party, in each case ((i) - (iii)) Arena shall have the sole right, subject to Section 11.3, to control any defense of any such claims at its own expense (including outside counsel fees and all amounts payable by Arena as a judgment based on such claim or in settlement of such claim) and by counsel of its own choice.

9.5. Invalidity or Unenforceability Defenses or Actions.

(a)Third Party Defense or Counterclaim. If a Third Party asserts, as a defense or as a counterclaim in any action or proceeding with respect to a Field Infringement under Section 9.3, that any Arena Patent or Program Patent is invalid or unenforceable, then the Parties, through the counsel jointly engaged by the Parties pursuant to Section 9.3, shall respond to such defense or defend against such counterclaim (as applicable); provided, that the Parties shall fully consider and seek to accommodate Arena’s global intellectual property litigation positions in all such decisions that may impact such global positions and Eisai shall fully take into account the impact outside the Territory of all its responses to such defense and not unreasonably reject or unreasonably act contrary to, Arena’s advice and suggestions with respect

***Confidential Treatment Requested

thereto, taking into account Arena’s interests with respect to the Products and other Compound Products and Related Products outside the Territory. The Parties shall share all out-of-pocket costs and expenses of conducting any such action or proceeding, with Eisai paying […***…]%, and Arena paying […***…]%, of such costs and expenses.

(b) Third Party Declaratory Judgment or Similar Action. If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party in the Territory, that any Arena Patent or Program Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. With respect to the Arena Patent and Program Patents, the Parties jointly shall engage counsel, which counsel shall be reasonably agreed in good faith by the Parties, to defend against such action or claim. The Parties shall cooperate and consult fully with each other in strategizing, preparing, presenting and conducting any such defense, and the Parties shall seek in good faith to agree on all matters regarding such defense with Eisai having the final decision (regardless of whether or not Eisai is a party to such defense) in case such agreement cannot be reached within an appropriate time period (recognizing that certain decisions with respect to strategizing, preparing, presenting and conducting any such defense may be time sensitive) (subject to the other provisions of this Section 9.5(b)); provided, that Eisai shall fully consider and seek to accommodate Arena’s global intellectual property litigation positions in all such decisions that may impact such global positions (and Eisai shall fully take into account Arena’s interests with respect to the Compounds, the Related Compounds, the Products and other Compound Products and Related Products outside the Territory, including its intellectual property with respect thereto, and the impact outside the Territory of all its final decisions in, and conduct of, such defense, and Eisai shall not unreasonably reject or unreasonably act contrary to Arena’s advice and suggestions with respect thereto). Each Party shall cooperate fully with the other Party with respect to such defense, including being joined as a party defendant or joining the other Party as a party defendant in such defense and providing access to relevant documents and other evidence and making its employees available at reasonable business hours. The Parties shall share all out-of-pocket costs and expenses of such defense, with Eisai paying […***…]%, and Arena paying […***…]%, of such costs and expenses.

9.6. Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under Section 9.3 or Section 9.5 without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed. The defending Party may enter into a settlement or compromise of any action or proceeding under Section 9.4 without the consent of the other Party; provided that such settlement or compromise would not reasonably be expected to materially adversely affect such other Party or its Affiliates.

9.7. Patent Term Extensions. The Parties shall discuss and recommend for which, if any, of the Patents within the Arena Patents and the Program Patents the Parties should seek Patent Term Extensions in the Territory. Arena shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Territory for the Arena Patents and the Program Patents, and shall act with reasonable promptness in light of the development stage of each Product to apply for any such Patent Term Extensions, where it so elects; provided, that (a) Arena shall consult with Eisai in good faith to determine which such

***Confidential Treatment Requested

Arena Patent or Program Patent should be the subject of efforts to obtain a Patent Term Extension and (b) with respect to seeking exclusivity for a Product under FFDCA Section 505A(b) or (c) or any similar laws or regulations of a country in the Additional Territory, the holder of the NDA with respect to such Product in the applicable country shall be responsible for seeking and using Commercially Reasonably Efforts to obtain such exclusivity and have final decision-making with respect thereto. Eisai shall cooperate fully with Arena in making such filings or actions, for example and without limitation, by making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Arena Patents and Program Patents for which Arena seeks Patent Term Extensions pursuant to this Section 9.7 shall be entirely borne by the Party responsible for seeking such Patent Term Extension.

9.8. Orange Book Listings. The NDA holder with respect to each Product in a country in the Territory shall fully involve the other Party in the planning and decisions regarding listing the applicable Arena Patents and the applicable Program Patents with the applicable Regulatory Authorities in the Territory for such Product and shall in good faith seek to reach agreement with such other Party regarding such listing, including all so called “Orange Book” listings required under the Hatch-Waxman Act in the United States and equivalent listings in other countries in the Territory; provided, that the NDA holder with respect to each such Product in a country in the Territory shall have final decision-making authority regarding which Arena Patents and Program Patents to list and shall maintain such listings in such country. With respect to any Product for which Eisai is the NDA holder in a country in the Territory, Arena shall (a) provide to Eisai a correct and complete list of Arena Patents in such country covering such Product and any other information that is Controlled by Arena or any of its Affiliates, and is, to the Knowledge of Arena, otherwise necessary or reasonably useful to enable Eisai to make such decision and filings with Regulatory Authorities in such country with respect to the applicable Arena Patents, and (b) cooperate with Eisai’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to extent required or permitted by Applicable Laws.

9.9. Product Trademarks.

(a) Selection and Ownership of Product Trademarks. Prior to the First Commercial Sale of each Product in each country in the Territory, the Parties shall discuss and select one or more Trademarks for the Commercialization of such Product in such country (each, a “Product Trademark”); provided that if the Parties are unable to agree on such Product Trademarks, Arena shall have the right to select the Product Trademarks for the Commercialization of such Product in the United States, and Eisai shall have the right to select the Product Trademarks for the Commercialization of such Product in each country in the Additional Territory (provided that Eisai shall not select a trademark that would reasonably be expected to dilute or be confused with an Arena trademark that is not a Product Trademark). Arena or its Affiliates shall own all right, title, and interest in and to the Product Trademarks, all corresponding trademark applications and registrations thereof, and all common law rights thereto. All goodwill of the business associated with or symbolized by the Product Trademarks shall inure to the benefit of Arena. Eisai acknowledges Arena’s exclusive ownership of the Product Trademarks and agrees not to take any action inconsistent with such ownership.

(b) Maintenance and Prosecution of Product Trademarks. Arena shall, at its expense, control the registration, prosecution and maintenance of the Product Trademarks with respect to each Product in the Territory; provided that Arena shall keep Eisai reasonably informed of Arena’s actions with respect thereto and shall consider in good faith any comments made by Eisai with respect thereto. Arena and Eisai shall share the costs of such registration, prosecution and maintenance in the Additional Territory, with Arena paying 30% and Eisai paying 70% of such costs to the extent incurred after May 1, 2012 (for clarity, Arena shall bear all such costs incurred prior to May 1, 2012). If Arena plans to abandon any such Product Trademark in the Territory, Arena shall notify Eisai in writing at least 30 days in advance of the due date of any payment or other action that is required to maintain such Product Trademark, and Eisai may elect, upon written notice within such 30-day period to Arena, to make such payment or take such action, at Eisai’s expense, and Arena shall reasonably cooperate with Eisai in connection with such maintenance activities. If Eisai elects to make such payment or take such action, at Eisai’s request, Arena shall assign to Eisai all of its right, title, and interest in and to any such Product Trademark in the Territory whereupon Eisai shall own all right, title and interest in and to such Product Trademark.

(c) Use of Product Trademarks. Eisai shall Commercialize each Product in the Territory only under the applicable Product Trademarks with respect thereto. Eisai shall provide Arena with samples of any advertising and promotional materials that incorporate the Product Trademarks prior to distributing such materials for use. Eisai shall comply with reasonable policies provided by Arena from time to time to maintain the goodwill and value of the Product Trademarks. Neither Party shall, or shall permit its Affiliates (or with respect to Arena, the Arena ex-Territory Distributors) to, (i) use, seek to register, or otherwise claim rights in the Territory in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes any of the Product Trademarks, (ii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the Product Trademarks (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the Product Trademarks.

(d) Enforcement of Product Trademarks. Arena shall have the first right, but not the obligation, at its expense, to enforce and defend the Product Trademarks in the Territory, including (i) defending against any alleged, threatened or actual claim by a Third Party that the use of the Product Trademarks in the Territory infringes, dilutes or misappropriates any Trademark of that Third Party or constitutes unfair trade practices, or any other claims that may be brought by a Third Party against a Party in connection with the use of or relating to the Product Trademarks in the Territory with respect to the Products and (ii) taking such action as Arena deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution or misappropriation of, or unfair trade practices or any other like offense relating to, the Product Trademarks in the Territory by a Third Party. If Arena elects not to enforce or defend the Product Trademarks in any such instance, then Arena shall promptly so notify Eisai and Eisai shall have the right, but not the obligation, at its expense, to do so. Each Party shall provide to the other Party all reasonable assistance requested by such first Party in connection with any such action, claim or suit under this Section 9.9(d), including allowing such first Party access to such other Party’s documents and to such other Party’s personnel who may have possession of relevant information.

Article 10.

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1. Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Amendment Effective Date, and covenants as follows:

(a) Duly Organized. Such Party (i) is a corporation or limited liability company, with restricted liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) is qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent such Party from performing its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in the proceeding at law or equity. The execution, delivery and performance of this Agreement by such Party does not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding a court or administrative order, oral or written, to which such Party is a party or by which it is bound.

(c) Consents. Such Party has obtained, or is not required to obtain, or prior to performance will obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete, or prior to performance will complete, any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or other governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.

(d) No Conflicting Grant of Rights. Such Party has the right to grant (or cause its Affiliates to grant) the rights granted by such Party to the other Party under this Agreement and has not granted any rights to any Person that are in conflict with the rights granted by such Party to the other Party under this Agreement.

(e) Debarment. Such Party is not debarred under the FFDCA or listed on either Excluded List and it does not, and shall not during the Term, employ or use the services of any Person who is debarred or listed on either Excluded List, in connection with the development, manufacture or Commercialization of the Initial Product or any Additional Product. In the event that either Party becomes aware of the debarment or threatened debarment of, or listing or threatened listing on either Excluded List of, any Person providing services to such Party, including the Party itself and its Affiliates, contractors, licensees, or distributors, that directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.

10.2. Representations, Warranties and Covenants of Arena. Arena represents and warrants to Eisai, as of the Amendment Effective Date, and hereby (where applicable) covenants to Eisai:

(a) Patent Rights. The Arena Patents existing as of the Effective Date are set forth on Exhibit B attached hereto (“Existing Arena Patents”) and are all Patents Controlled by Arena or any of its Affiliates as of the Effective Date that claim or cover the Compound or the Initial Product, or the use of the Compound or Initial Product, in the Territory, and Arena or one of its Affiliates is the sole and exclusive owner of the Existing Arena Patents. The Existing Arena Patents are not subject to any liens, mortgages, encumbrances, pledges or security interests, or, to the Knowledge of Arena, claims of ownership, by any Third Party that would prevent the grant of the rights granted to Eisai under this Agreement or would materially interfere with Arena’s performance of its obligations under this Agreement or materially prevent Eisai from exercising its rights under the Agreement. True, complete and correct copies of the complete file wrapper relating to the prosecution and maintenance of the Existing Arena Patents filed in the United States have been made available to Eisai prior to the Amendment Effective Date. The Existing Arena Patents in the United States are being diligently prosecuted before the United States patent office in accordance with Applicable Laws, and to the Knowledge of Arena, the Existing Arena Patents in the countries of the Additional Territory are being diligently prosecuted before the applicable patent offices in accordance with Applicable Laws. The Existing Arena Patents in the United States have been filed and maintained in accordance with Applicable Laws, and to the Knowledge of Arena, the Existing Arena Patents in the countries of the Additional Territory have been filed and maintained in accordance with Applicable Laws. All applicable fees owed with respect to the prosecution and maintenance of the Existing Arena Patents have been paid on or before the due date for payment to the extent necessary to prevent the abandonment of the Existing Arena Patents. With respect to any pending applications included in the Existing Arena Patents in the United States, Arena or one of its Affiliates has presented all prior art material to the patentability of the claims of such applications of which it and the inventors are aware to the relevant Patent Examiner at the United States patent office, to the extent required and in accordance with Applicable Laws. To the Knowledge of Arena, there is no issued patent or published patent application (if issued as published) owned by any Third Party and not included in the Existing Arena Patents that would reasonably be expected to be infringed by the importation, offer for sale, use, or sale of Initial Product in the Territory. Except as previously disclosed to Eisai prior to the Effective Date, Arena has no actual knowledge of any actual infringement or threatened infringement of the Existing Arena Patents by any Person.

(b) Patent Status. As of the Amendment Effective Date, (i) all issued Arena Patents are in full force and effect and subsisting, and, to Arena’s Knowledge, are not invalid or unenforceable; (ii) none of the Arena Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding; and (iii) neither Arena nor any of its Affiliates has received any written notice from any Person, or has Knowledge, of any such actual or threatened proceeding.

(c) Non-Infringement of Third Party Rights. To the Knowledge of Arena, the discovery, identification, conception, reduction to practice or other making of any inventions claimed in the Arena Patents or any Arena Know-How existing as of the Amendment Effective Date have not constituted or involved the misappropriation of trade secrets of any Third Party. Neither Arena nor any of its Affiliates has received any written notice from any Third Party, nor does Arena have any Knowledge of any actual or threatened claim or assertion by a Third Party, that the manufacture, use, sale or import of the Compound or the Initial Product in the Territory infringes or misappropriates the intellectual property rights of a Third Party.

(d) Non-Action or Claim. As of the Amendment Effective Date, there are no pending, or threatened in writing, adverse actions, suits, claims, or formal governmental investigations by or against Arena or any of its Affiliates in or before any court, Regulatory Authority or other governmental authority in the Territory with respect to the Compound or the Initial Product, including in connection with the conduct of any clinical trials or manufacturing activities with respect thereto. As of the Amendment Effective Date, there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Arena (or any of its Affiliates) in the Territory with respect to the Compound or the Initial Product.

(e) No Conflicting Agreement. Neither Arena nor any of its Affiliates has entered into any contract, whether written or oral, that granted any Third Party the right to develop, promote, market or sell in the Territory the Compound, the Initial Product or any other Compound Product or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered in a manner that would prevent Eisai from exercising its rights under this Agreement, its right, title or interest in or to, the Arena Patents, the Arena Know-How or the Regulatory Filings in the Territory with respect to the Initial Product (including by granting any covenant not to sue with respect thereto) and it will not enter into any such agreements or grant any such right, title or interest to any Person that conflicts with the rights granted to Eisai under this Agreement.

(f) Additional Legal Compliance.

(i) No governmental authority (including the FDA) has commenced or, to the Knowledge of Arena, threatened to initiate any action to enjoin production of the Initial Product at any facility, nor has Arena or any of its Affiliates or, to the Knowledge of Arena, any of its contractors, received any written notice thereof.

(ii) Arena has made available to Eisai a true and correct copy, which is complete in all material respects, of (A) all NDA submissions associated with the Initial Product, (B) all data from clinical studies contained in the Initial Product NDA, (C) all material correspondence with Regulatory Authorities regarding the Initial Product NDA, and (D) all minutes of material meetings and telephone conferences with FDA with respect to the Initial Product NDA or the Initial Product.

(iii) Arena or one of its Affiliates has prepared, maintained and retained all Regulatory Filings that are required to be maintained or retained as of the Amendment Effective Date pursuant to and in accordance with GLP, GCP and other Applicable Laws.

(iv) Neither Arena nor any of its Affiliates received any written notice or to the Knowledge of Arena, any oral notice, that indicates that any of the INDs for the Initial Product are not currently in good standing with the FDA.

(v) Arena or one of its Affiliates has filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to each IND that are material to the continued development of the Initial Product.

(vi) Neither Arena nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the development of the Initial Product, failed to disclose a material fact required to be disclosed to the FDA with respect to the development of the Initial Product, or committed an act, made a statement, or failed to make a statement with respect to the development of the Initial Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(g) Arena and its Affiliates have conducted, and to the Knowledge of Arena, their respective contractors and consultants have conducted, all development with respect to the Compound and the Initial Product that they have conducted prior to the Effective Date, in accordance with GLP and GCP and other Applicable Laws, except to the extent any noncompliance would not materially negatively affect the likelihood of obtaining Regulatory Approval of the Initial Product or the commercial viability of the Initial Product in any country in the Territory.

(h) Arena has heretofore disclosed or made available to Eisai (i) all material scientific and technical information known to any of its or its Affiliates’ respective employees with the title of vice president or higher or in-house general counsel relating to (A) the safety and efficacy of the Compound and the Initial Product, including the results of any material nonclinical studies required for filing an IND or clinical trials with respect to the foregoing, (B) the drug quality, including stability, variability, impurities and delivery performance, of the Compound and the Initial Product and (C) the status of the Initial Product under the Controlled Substances Act, as it may be amended from time to time, and the rules, regulations, guidances, guidelines, and requirements promulgated or issued thereunder and (ii) all material Regulatory Filings submitted to, or filed with, or listed by a Regulatory Authority and the status of all material discussions with Regulatory Authorities, in each case, in respect of the Compound and the Initial Product in the Territory.

(i) No serious adverse event information has come to the attention of Arena or any of its Affiliates with respect to the Compound or the Initial Product that is materially different with respect to the incidence, severity or nature of such serious adverse events than the information that was filed as safety updates to any Regulatory Filings for the Compound or the Initial Product, and all written data summaries that were included in any such Regulatory Filings based on clinical trials conducted or sponsored by Arena or any of its Affiliates accurately summarize in all material respects the raw data underlying such summaries.

(j) To the Knowledge of Arena, the manufacturing of the Initial Products to be provided by Arena to Eisai pursuant to Article 6, as such manufacturing is contemplated to be conducted as of the Amendment Effective Date, will not infringe the Patents of a Third Party that, as of the Amendment Effective Date, are granted in the Territory or in jurisdictions in which Arena is contemplating conducting such manufacturing. Arena shall use reasonable efforts to avoid modifying the manufacturing process for the Initial Product in a manner that Arena knows will or is likely to infringe the Patent rights of a Third Party.

10.3. Representations, Warranties and Covenants of Eisai. Eisai represents and warrants to Arena that, as of the Amendment Effective Date, and hereby (where applicable) covenants to Arena:

(a) No Conflicting Agreement. Neither Eisai nor any of its Affiliates has entered into any contract that would, and shall not enter into during the Term any such agreement that would, conflict with its obligations, or prevent or impair its performance, under this Agreement.

(b) Non-Action or Claim. There are no pending, or threatened in writing, adverse actions, suits, claims, or formal governmental investigations by or against Eisai or any of its Affiliates in or before any court, Regulatory Authority or other governmental authority in the Territory with respect to Eisai’s marketing, promotion or sale of pharmaceutical products in the Territory that would materially negatively affect Eisai’s ability to perform its obligations under this Agreement.

(c) Investigations. Eisai shall notify Arena within 30 days after it becomes the subject of an investigation by any governmental authority with respect to its marketing practices or marketing conduct with respect to pharmaceutical products in the Territory (including any Product).

(d) No Blocking Patents. To Eisai’s Knowledge, Eisai does not own or control any Patents as of the Amendment Effective Date in the Territory that would be infringed by Arena’s conduct of the development activities contemplated to be conducted under this Agreement as of the Amendment Effective Date.

10.4. Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH SECTIONS 3.9, 5.5(a), 5.8, 6.13, 10.1, 10.2, AND 10.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL SUCH

OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

Article 11.

INDEMNIFICATION; PRODUCT LIABILITY CLAIMS

11.1. Indemnification of Arena. Eisai shall defend, indemnify and hold harmless each of Arena, its Affiliates, and its and their respective directors, officers, stockholders and employees (collectively, the “Arena Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (each, a “Third Party Claim”) against any Arena Indemnitee to the extent arising from, based upon or occurring as a result of: (a) the actual or alleged (i) negligence or willful misconduct of or (ii) violation of Applicable Laws by, in each case ((i) and (ii)), Eisai or any of its Affiliates or its or their respective Sub-distributors or subcontractors in performing any activity contemplated by this Agreement, but excluding U.S. Product Liability Claims; (b) any actual or alleged breach or default by Eisai (or any of its Affiliates or Sub-distributors) of this Agreement, the Quality Agreement or the PV Agreement, but excluding U.S. Product Liability Claims; (c) the development, manufacture, use, handling, storage, sale or other exploitation of any Compound, Related Compound, Compound Product or Related Product by Eisai, any of its Affiliates, or any of its or their licensees, distributors or collaborators after the Term, except pursuant to Section 13.2(b)(i) or 13.3(a)(i); (d) any investigation by a governmental entity of Eisai’s or any of its Affiliates’ or Sub-distributors’ marketing, promotion, detailing or similar activities with respect to Products in the Territory; or (e) any alleged or actual infringement arising from, based on or occurring as a result of the use by Eisai in accordance with the terms hereof of any Product Trademark selected by Eisai pursuant to Section 9.9(a) to which Arena had reasonably objected; except that the foregoing indemnification obligations shall not apply to the extent any such Third Party Claim falls within the scope of the indemnification obligations of Arena set forth in Section 11.2, as to which Third Party Claim each Party shall indemnify the other Party to the extent of its liability with respect to the Losses applicable to such Third Party Claim.

11.2. Indemnification of Eisai. Arena shall defend, indemnify and hold harmless each of Eisai, its Affiliates, and its and their respective directors, officers, stockholders and employees (collectively, the “Eisai Indemnitees”) from and against any and all Losses from (a) any Third Party Claims against any Eisai Indemnitee to the extent arising from, based on or occurring as a result of: (i) any negligent act or omission, willful misconduct, failure to comply with any Applicable Laws or breach of any agreement with a Third Party by Arena, its Affiliates, or any Arena ex-Territory Distributor with respect to any development of the Compound, any Related Compound, Compound Products or Related Products prior to the Effective Date; (ii) the actual or alleged negligence or willful misconduct of Arena, any of its Affiliates or any Arena ex-Territory Distributor with respect to the development, manufacture, use, handling, storage, sale or other exploitation of the Compound, any Related Compound, Compound Product or Related Product in

any jurisdiction or country outside the Territory, including any Non-Development Plan Development, at any time during the Term (but excluding, for clarity, all activities under this Agreement except to the extent otherwise indemnifiable hereunder); (iii) the development, manufacture, use, handling, storage, sale or other exploitation of any Compound, Related Compound, Compound Product or Related Product by Arena, any of its Affiliates, any Arena ex-Territory Distributor or any other licensee, distributor or collaborator of Arena or any of its Affiliates (A) after the Term or (B) in any Terminated Country after this Agreement has been terminated with respect to such country; (iv) the actual or alleged (A) negligence or willful misconduct of or (B) violation of Applicable Laws by, in each case ((A) and (B)), Arena or any of its Affiliates or its or their respective subcontractors in performing any activity contemplated by this Agreement; (v) any actual or alleged breach or default by Arena (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement; (vi) any infringement or alleged infringement of the intellectual property rights of a Third Party arising from or based on the manufacturing by or on behalf of Arena of any Product or other Compound Product or Related Product; or (vii) any alleged or actual infringement arising from, based on or occurring as a result of the use by Eisai in accordance with the terms hereof of any Product Trademark selected by Arena pursuant to Section 9.9(a) to which Eisai had reasonably objected; except that the foregoing indemnification obligations shall not apply to the extent any such Third Party Claim falls within the scope of the indemnification obligations of Eisai set forth in Section 11.1, as to which Third Party Claim each Party shall indemnify the other Party to the extent of its liability with respect to the Losses applicable to such Third Party Claim and (b) any U.S. Product Liability Claims.

11.3. Procedure.

(a) A Party that intends to exercise its rights to defense, indemnity or hold harmless under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to exercise such rights. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall provide the Indemnitor with reasonable assistance, at the Indemnitor’s expense, in connection with the defense of the Third Party Claim. The Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnitee may participate in and monitor such defense with counsel of its choice, which shall be at its own expense. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably conditioned, withheld or delayed, unless the settlement involves only the payment of money by the Indemnitor and does not involve any admission of liability or wrongdoing on the part of any Arena Indemnitees or Eisai Indemnitees, as applicable. So long as the Indemnitor is defending the Third Party Claim, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnitor.

(b) The assumption of a defense by the Indemnitor shall not be deemed an admission that the Indemnitor has an obligation to defend, indemnify or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against any Loss from a Third Party Claim (including a U.S. Product Liability Claim). If the Indemnitor assumes and conducts the defense of a Third Party Claim (including a U.S. Product Liability Claim) as provided above, and if it is ultimately determined pursuant to Section 12.7 that the Indemnitor was not obligated to indemnify, defend, or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against any Loss from such Third Party Claim (e.g., with respect to a purported U.S. Product Liability Claim, it is determined that the personal injury, death or property damage that was the basis for such purported U.S. Product Liability Claim was caused by or resulted from the actual negligence or actual willful misconduct of or actual violation of Applicable Laws by the Indemnitee or any of its Affiliates or its or their subcontractors in performing any activity contemplated by this Agreement or any actual breach or actual default by the Indemnitee (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement), the Indemnitee shall reimburse the Indemnitor for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and all other Losses incurred by the Indemnitor in connection with such Third Party Claim, and if such determination is the result of an arbitration proceeding initiated by the Indemnitor pursuant to Section 12.7, then the Indemnitee also shall reimburse the Indemnitor for all of the reasonable and verifiable costs and expenses (including attorneys’ fees and costs of arbitration) incurred by the Indemnitor in connection with such arbitration proceeding.

(c) If the Indemnitor does not assume and conduct the defense of a Third Party Claim (including a U.S. Product Liability Claim) as provided above, (i) the Indemnitee may defend against such Third Party Claim; provided, that the Indemnitee shall not settle any Third Party Claim without the prior written consent of the Indemnitor, not to be unreasonably conditioned, withheld or delayed and (ii) if it is ultimately determined pursuant to Section 12.7 that the Indemnitor was obligated to indemnify, defend, or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against any Loss from such Third Party Claim (including a U.S. Product Liability Claim), the Indemnitor shall reimburse the Indemnitee for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and all other Losses incurred by the Indemnitee in connection with such Third Party Claim, and if such determination is the result of an arbitration proceeding initiated by the Indemnitee pursuant to Section 12.7, then the Indemnitor also shall reimburse the Indemnitee for all of the reasonable and verifiable costs and expenses (including attorneys’ fees and costs of arbitration) incurred by the Indemnitee in connection with such arbitration proceeding.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Arena shall not be obligated to indemnify, defend or hold harmless any Eisai Indemnitee for any Loss that arose from, was based on or occurred as a result of personal injury, death or property damage (to the extent resulting from personal injury or death) caused by or resulting from the use of a Product sold, distributed, dispensed or otherwise administered in the United States to the extent that it is determined pursuant to Section 12.7 that such personal injury, death or property damage was caused by or resulted from the actual negligence or actual willful misconduct of, or actual violation of Applicable Laws by, Eisai or any of its Affiliates or its or their subcontractors in performing any activity contemplated by this Agreement or any actual breach or actual default by Eisai (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement.

11.4. Additional Territory Product Liability Claims.

(a) Each Party shall bear 50% of all Losses from all Additional Territory Product Liability Claims brought against any and all Eisai Indemnitees or Arena Indemnitees.

(b) Each Party shall give the other Party prompt written notice of any purported Additional Territory Product Liability Claim. Arena shall have the first right to assume and conduct the defense of (i) all purported Additional Territory Product Liability Claims, and (ii) any Third Party Claim that is initially believed not to be an Additional Territory Product Liability Claim, but is subsequently reasonably believed to be a purported Additional Territory Product Liability Claim, with counsel reasonably acceptable to Eisai, and Arena shall notify Eisai of its election as to whether it shall defend such purported Additional Territory Product Liability Claim within 15 days after notice of such purported Additional Territory Product Liability Claim is first provided by one Party to the other pursuant to the immediately preceding sentence. If Arena determines not to assume such defense with respect to a purported Additional Territory Product Liability Claim, Eisai shall have the right to conduct the defense of such purported Additional Territory Product Liability Claim with counsel reasonably acceptable to Arena. The Party that is not conducting the defense of an purported Additional Territory Product Liability Claim (the “Non-Controlling Party”) may participate in and monitor such defense (provided that the Controlling Party shall nonetheless control all aspects of such defense) with counsel reasonably acceptable to the Party that is conducting the defense of such purported Additional Territory Product Liability Claim (the “Controlling Party”), and the attorneys’ fees for such separate counsel shall be paid by the Non-Controlling Party. The counsel fees and all other expenses of litigation of the Controlling Party in conducting such defense, and any expenses of Non-Controlling Party in participating in such defense, shall constitute Losses from such purported Additional Territory Product Liability Claim. The Parties shall cooperate and consult fully with each other in strategizing, preparing, presenting and conducting the defense of any such Additional Territory Product Liability Claim, and the Parties shall seek in good faith to agree on all matters regarding such purported Additional Territory Product Liability Claim with the Controlling Party having the final decision in case such agreement cannot be reached within an appropriate time period (recognizing that certain decisions with respect to strategizing, preparing, presenting and conducting the defense of such Additional Territory Product Liability Claim may be time sensitive). The Non-Controlling Party shall provide the Controlling Party with reasonable assistance in connection with the defense of all purported Additional Territory Product Liability Claims. Notwithstanding the foregoing, the Controlling Party shall not settle any purported Additional Territory Product Liability Claim without the prior written consent of the Non-Controlling Party.

(c) Within 15 days after the end of each Calendar Quarter, each Party shall provide a written report to the other Party setting forth in reasonable detail the Losses from each purported Additional Territory Product Liability Claim incurred by such Party during such Calendar Quarter. Within 10 days after each Party has provided the other Party its Loss report for a Calendar Quarter, the applicable Party shall pay to the other Party the amount necessary to achieve the Loss sharing required by Section 11.4(a). On reasonable request by the other Party, the Party providing a Loss report shall also provide to the other Party all documentation reasonably necessary to evidence the Losses set forth in such report.

(d) The assumption of the defense of a purported Additional Territory Product Liability Claim by the Controlling Party pursuant to Section 11.4(b), or the reimbursement of Losses by the Non-Controlling Party pursuant to Section 11.4(c), shall not be deemed an admission by such Party that such purported Additional Territory Product Liability Claim is in fact an Additional Territory Product Liability Claim. If it is ultimately determined pursuant to Section 12.7 that any purported Additional Territory Product Liability Claim was not in fact an Additional Territory Product Liability Claim (e.g., it is determined that the personal injury, death or property damage that was the basis for such purported Additional Territory Product Liability Claim was caused by or resulted from the actual negligence or actual willful misconduct of or actual violation of Applicable Laws by a Party or any of its Affiliates or its or their subcontractors in performing any activity contemplated by this Agreement or any actual breach or actual default by a Party (or any of its Affiliates) of this Agreement, the Quality Agreement or the PV Agreement), the applicable Party (the “At-Fault Party”) shall reimburse the other Party (the “Non-Fault Party”) for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and all other Losses (if not previously reimbursed) incurred by the Non-Fault Party in connection with such purported Additional Territory Product Liability Claim, and if such determination is the result of an arbitration proceeding initiated by the Non-Fault Party pursuant to Section 12.7, then the At-Fault Party also shall reimburse the Non-Fault Party for all of the reasonable and verifiable costs and expenses (including attorneys’ fees and costs of arbitration) incurred by the Non-Fault Party in connection with such arbitration proceeding.

11.5. Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance with an insurance carrier that has a minimum rating of A.M. Best’s rating of A-7 in an amount consistent with industry standards, for a company in a similar position to such Party, during the Term, which shall include, (a) product liability insurance (including clinical trial insurance) in the minimum amount of US$10 million per occurrence and in the aggregate and (b) general liability insurance in the minimum amount of US$1 million per occurrence, US$2 million in the aggregate, and US$10 million umbrella coverage. Product liability insurance shall be maintained at the same level for not less than five years after termination of this Agreement. Clinical trial insurance shall only be required to be maintained at the same level for five years after the last clinical trial for a Product conducted by the applicable Party; provided that Eisai shall not be required to maintain clinical trial insurance unless or until Eisai is the Responsible Party under a Development Plan with respect to one or more clinical trials. Each Party shall provide the other Party with written notice at least 30 days prior to any cancellation, nonrenewal or material change in the insurance described in clauses (a) and (b) above and shall name the other Party as an additional insured with respect to such insurance. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.

Article 12.

TERM AND TERMINATION

12.1. Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until termination of this Agreement with respect to all countries in the Territory (such period, the “Term”).

12.2. Early Termination.

(a) This Agreement may be terminated in its entirety as follows:

(i) by mutual written agreement of the Parties;

(ii) by a Party upon written notice by such Party to the other Party if the other Party is in material breach of this Agreement and has not cured such breach within 90 days (20 days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 90-day (20-day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period;

(iii) by a Party upon the bankruptcy of, or the filing of an action to commence insolvency proceedings against, the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy with respect to the other Party, or the appointment of a receiver or trustee of the other Party’s property, in each case that is not discharged within 90 days; or

(iv) by Eisai upon written notice to Arena if the FDA requires that Eisai cease Commercializing the Initial Product in the United States.

(b) Notwithstanding Section 12.2(a)(ii), if the material breach and failure to cure contemplated by Section 12.2(a)(ii) is with respect to Eisai’s diligence obligations under Section 5.4 or Section 5.6(a) with respect to a country in the Territory but not all countries in the Territory, Arena shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to such country.

(c) This Agreement may be terminated with respect to one or more countries in the Territory as provided in Section 3.2(f) or Section 5.6.

(d) If the FDA requires that Eisai cease Commercializing the Initial Product in the United States due to a matter relating to or caused by Eisai’s violation of Applicable Law or breach of its obligation under this Agreement, then Arena can terminate this Agreement with respect to the United States.

(e) If, during the period of sales of a Product in a country in the Territory by Eisai, there have been sales of a Generic Version of such Product in such country and the aggregate units of all Generic Versions of such Product sold in such country in a particular Calendar Quarter exceed […***…]% of the aggregate units of such Product and all Generic Versions of such Product sold in such country in such Calendar Quarter, then Eisai may terminate this Agreement with respect to such country on 180 days’ prior written notice (such notice to be provided no later than 60 days after the end of such Calendar Quarter).

(f) This Agreement may be terminated with respect to any country in the Additional Territory by either Party upon written notice to the other Party if the applicable Regulatory Authorities in such country require that Eisai cease Commercializing the Initial Product in such country.

(g) This Agreement may be terminated with respect to each country in the Territory by Eisai upon 90 days’ notice to Arena; provided, in no event shall such termination of a country in the Territory by Eisai under this Section 12.2(g) be effective before the later of: (a) expiration of all issued Arena Patents in such country, and (b) 12 years after the First Commercial Sale of a Product in such country.

12.3. Termination for Commercialization Concerns.

(a) If at any time during the Term either Party has a good faith concern that the safety profile of the Initial Product adversely affects its commercial potential or does not warrant further Commercialization such Party shall notify the other Party of such first Party’s concern and the Parties shall promptly discuss such concern in good faith. If (i) after such good faith discussions such first Party continues to believe in good faith that the safety profile of the Initial Product adversely affects its commercial potential or does not warrant further Commercialization or (ii) such discussions do not occur within 20 days after such notice, then such first Party may terminate this Agreement in its entirety upon providing 20 days’ prior written notice to the other Party.

(b) At any time following termination of this Agreement by Arena pursuant to Section 12.3(a), if Arena or any of its Affiliates desires to engage in any way in, or desires to license, authorize, appoint, or otherwise enable any Third Party to engage in any way in, (i) any development of any Product or other Compound Product or Related Product in support of Regulatory Approval in the Territory (as comprised as of the effective date of termination pursuant to Section 12.3(a)), or (ii) any Commercialization of any Product or other Compound Product or Related Product in the Territory (as comprised as of the effective date of termination pursuant to Section 12.3(a)), then in each case ((i) and (ii)), Arena shall notify Eisai prior to commencing any such activity and Eisai may elect, by written notice to Arena no later than 60 days following the notice by Arena to Eisai, to have this Agreement be reinstated. From and after the date of such written notice by Eisai, this Agreement shall be in full force and effect notwithstanding such prior termination, and the Parties shall thereafter have the rights and obligations set forth herein (but, for the avoidance of doubt, actions and inactions taken during the period following such termination and prior to such reinstatement shall not be breaches hereunder). In the event that Eisai elects not to reinstate this Agreement (or does not provide notice of its election to reinstate within 60 days following the written notice by Arena to Eisai), then this Agreement shall not be reinstated and Arena shall be entitled to exploit the Products and other Compound Products and Related Products within the Territory without obligations to Eisai.

***Confidential Treatment Requested

12.4. Termination for Third Party Infringement.

(a) Eisai may terminate this Agreement in its entirety at any time during the Term immediately upon written notice to Arena in the event that Eisai reasonably and in good faith believes that the Commercialization of a Product in the United States hereunder infringes or misappropriates any Patents, trade secrets or any other intellectual property right of a Third Party in the United States, such that Eisai or any of its Affiliates will not be able to Commercialize such Product in the United States without infringing the Patents or other intellectual property right of such Third Party, and Eisai is unable to obtain a license from such Third Party on commercially reasonable terms.

(b) Eisai may terminate this Agreement with respect to any country in the Territory at any time during the Term immediately upon written notice to Arena in the event that Eisai reasonably and in good faith believes that the Commercialization of a Product in such country hereunder infringes or misappropriates any Patents, trade secrets or any other intellectual property right of a Third Party in such country, such that Eisai or any of its Affiliates will not be able to Commercialize such Product in such country without infringing the Patents or other intellectual property right of such Third Party, and Eisai is unable to obtain a license from such Third Party on commercially reasonable terms.

(c) Arena may terminate this Agreement in its entirety at any time during the Term immediately upon written notice to Eisai in the event that Arena reasonably and in good faith believes that the manufacture for and sale to Eisai of a Product under this Agreement infringes or misappropriates any Patents, trade secrets or any other intellectual property right of a Third Party, such that Arena will not be able to conduct (or have conducted on its behalf) such manufacturing for and sale of such Product to Eisai without infringing (or its contract manufacturers infringing) the Patents or other intellectual property right of such Third Party, and neither Arena nor any of its Affiliates is able to obtain a license from such Third Party on commercially reasonable terms.

(d) At any time following termination of this Agreement by Arena pursuant to Section 12.4(c), if Arena or any of its Affiliates desires to engage in any way in, or desires to license, authorize, appoint, or otherwise enable any Third Party to engage in any way in, (i) any development of any Product or other Compound Product or Related Product in support of Regulatory Approval in the Territory (as comprised as of the effective date of termination pursuant to Section 12.4(c)), or (ii) any Commercialization of any Product or other Compound Product or Related Product in the Territory (as comprised as of the effective date of termination pursuant to Section 12.4(c)), then in each case ((i) and (ii)), Arena shall notify Eisai prior to commencing any such activity and Eisai may elect, by written notice to Arena no later than 60 days following the notice by Arena to Eisai, to have this Agreement be reinstated. From and after the date of such written notice by Eisai, this Agreement shall be in full force and effect notwithstanding such prior termination, and the Parties shall thereafter have the rights and obligations set forth herein (but, for the avoidance of doubt, actions and inactions taken during the period following such termination and prior to such reinstatement shall not be breaches hereunder). In the event that Eisai elects not to reinstate this Agreement (or does not provide notice of its election to reinstate within 60 days following the written notice by Arena to Eisai), then this Agreement shall not be reinstated and Arena shall be entitled to exploit the Products and other Compound Products and Related Products within the Territory without obligations to Eisai.

12.5. Eisai Termination for Non-Compete Reasons. Eisai may terminate this Agreement in its entirety or with respect to one or more countries in the Territory pursuant to Section 2.4(c).

12.6. Other Arena Termination Rights.

(a) Arena shall have the right to terminate this Agreement immediately upon written notice to Eisai if Eisai or any of its Affiliates commences, or knowingly and materially assists or encourages any Third Party to commence or conduct, any interference, re-examination or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Arena Patent, Program Patent or any Patent pending or issued outside the Territory that is owned or controlled by Arena or any of its Affiliates as of the Effective Date or at any time during the Term and that claims (i) the Compound, or a product containing the Compound, as a composition of matter, or (ii) a method of use of the Compound or a product containing the Compound, but excluding all claims of any such Patent that do not involve or relate to a Compound or a Product.

(b) Arena shall have the right to terminate this Agreement immediately upon written notice to Eisai if Eisai is debarred under the FFDCA or listed on either Excluded List.

(c) Arena shall have the right to terminate this Agreement on five days written notice to Eisai if Eisai breaches its obligations under Section 8.9.

12.7. Adjudication of Material Breach.

(a) In the event of any dispute, controversy or claim (i) under Section 4.4(b)(D), (ii) arising from or related to a material breach of this Agreement or termination pursuant to Section 12.2(a)(ii) or 12.2(b), (iii) with respect to whether a Party is obligated to indemnify, defend or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against a Third Party Claim (including a Product Liability Claim) under Section 11.1 or Section 11.2, as applicable, or (iv) with respect to whether a purported Additional Territory Product Liability Claim is in fact an Additional Territory Product Liability Claim, (in each case ((i) - (iv)), a “Dispute”), the Parties shall attempt to resolve such Dispute in accordance with Section 14.1. If such Dispute is not resolved in accordance with Section 14.1 and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”) as such rules may be modified by this

Section 12.7 or agreement of the Parties, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable, absent manifest error. If either Party intends to commence binding arbitration of such Dispute, such Party shall file a request for arbitration with the ICC and provide written notice to the other Party informing the other Party of such intention and the issues to be resolved, including the amount of damages that the non-breaching Party is entitled to receive if it elects to terminate this Agreement or the amount of damages that the non-breaching Party is entitled to receive if it does not elect to terminate this Agreement. Within 30 days after the receipt of such notice, the other Party may, by written notice to the Party initiating binding arbitration, add any related issues to be resolved.

(b) The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business, each of whom shall not be a current or former employee or director, or a then-current stockholder, of either Party or any of its Affiliates (the “Panel”). Within 30 days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall nominate one arbitrator for the ICC’s confirmation (with the right to nominate a replacement arbitrator until an arbitrator nominated by such Party is confirmed by the ICC) and such two arbitrators shall jointly nominate the third arbitrator for the ICC’s confirmation; provided that if the two arbitrators nominated by the Parties are unable or fail to agree upon the third arbitrator within such period, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York.

(c) Within 30 days after the appointment and selection of the Panel, the Parties shall reach an agreement upon and thereafter shall follow the arbitration procedures, including limits on discovery, ensuring that the arbitration will be concluded and the award rendered as expeditiously as possible, but in any event within eight months from appointment and selection of the Panel. In the event the Parties fail to reach an agreement on procedures, procedures meeting such time limits shall be determined by the Panel and adhered to by the Parties.

(d) All rulings of the Panel shall be in writing and shall be delivered to the Parties within seven days of the conclusion of the arbitration.

(e) The Panel shall, in rendering its decision, apply the substantive law of the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law, and without giving effect to any rules or laws relating to arbitration.

(f) The Panel, in rendering its decision, shall not modify or amend the terms and conditions of this Agreement or determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(g) Either Party may apply to the Panel for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. Subject to Section 11.3 and 11.4, each Party shall bear its own costs and expenses and attorneys’ fees, and the non-prevailing Party shall pay the full costs of the Panel’s fees and any administrative fees of arbitration.

(h) All proceedings and decisions of the Panel shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 8. Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Laws, neither a Party nor any member of the Panel may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

(i) In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable New York statute of limitations.

(j) As used in this Section, the term “Excluded Claim” means a Dispute that concerns (i) the validity, enforceability or infringement of a Patent; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(k) Any relevant time period under this Agreement related to any Dispute, including any cure period with respect thereto, shall be tolled during any dispute resolution proceeding pursuant to this Section 12.7.

Article 13.

EFFECT OF TERMINATION

13.1. Accrued Obligations. The termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability or obligation that, at the time of such termination, has already accrued to such Party or that is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

13.2. Effects of Termination in Entirety. If this Agreement is terminated in its entirety by a Party pursuant to Section 12.2(a), 12.3, 12.4, 12.5, or 12.6 the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a) Winding-Down of Development Activities. In the event there are any on-going clinical trials or other development work with respect to a Product in the Territory:

(i) The Parties shall work together in good faith to adopt, and Arena shall have the final decisional power with respect to, a plan to wind-down such clinical trials or other development work in an orderly fashion or, at Arena’s election, promptly transition such clinical trials or other development work activities to Arena or its designee, including the transfer to Arena of any Development Data then in Eisai’s or its Affiliate’s possession that has not previously been transferred (or developed) by Arena, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of a Product, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws; and

(ii) All costs and expenses incurred from the effective date of the termination notice in winding-down or transitioning the clinical trials or other development work with respect to a Product shall be borne 100% by Arena, except to the extent that the termination of the Agreement is by Arena under Section 12.2(a)(ii), 12.2(a)(iii), or Section 12.6 or by Eisai under Section 12.2(a)(iv) or Section 12.5, in which case Eisai shall pay for its share (under the applicable terms of this Agreement with respect to the Parties’ sharing of Development Costs, which terms shall survive until completion of all such payments by Eisai) of the Development Costs incurred during the period of wind-down or transition under Section 13.2(a)(i).

(b) Inventory.

(i) Except in the case of termination by Arena under Section 12.2(a)(ii), 12.2(a)(iii), 12.3, 12.4 or 12.6, or by Eisai under 12.2(a)(iv), 12.3 or 12.4, at Eisai’s election Eisai and its Affiliates and Sub-distributors shall have the right, subject to Section 13.2(b)(ii), to sell off any inventory of Product in its or their possession as of the termination date during a sell-off period of 180 days after the termination date; provided that if Eisai terminates this Agreement pursuant to Section 12.2(a)(ii) or Section 12.2(a)(iii), such sell-off period shall be indefinite. Any sales of Product by Eisai and its Affiliates under this Section 13.2(b)(i) shall be taken into account in calculating Net Sales for purposes of calculating the Product Purchase Price under Section 7.4.

(ii) If Eisai terminates this Agreement pursuant to Section 12.2(a)(ii) or 12.2(a)(iii), Arena shall have the right, but not obligation, on written notice to Eisai, to repurchase from Eisai and its Affiliates and Sub-distributors quantities of Product remaining in inventory as of the termination date at the applicable Estimated Price paid by Eisai for such Product.

(iii) If either Party terminates this Agreement pursuant to Section 12.3 or Section 12.4, Arena shall repurchase from Eisai and its Affiliates and Sub-distributors all quantities of Product remaining in inventory as of the termination date at the applicable Estimated Price paid by Eisai for such Product.

(iv) If Eisai elects not to sell off its remaining inventory of Product in accordance with clause (i) above, Arena shall have the right, on written notice to Eisai, to repurchase from Eisai and its Affiliates and Sub-distributors quantities of Product remaining in inventory as of the termination date at the applicable Estimated Price paid by Eisai for such Product.

(c) Assignment of Regulatory Filings (including Regulatory Approvals). Upon Arena’s request and to the extent permitted by Applicable Laws, Eisai shall assign or cause to be assigned to Arena or its designees (or to the extent not so assignable, Eisai shall take all reasonable actions to make available to Arena or its designee the benefits of) all Regulatory

Filings (including INDs, NDAs and Regulatory Approvals) for the Products in the Territory, including any such Regulatory Filings made or owned by Eisai or any of its Affiliates, at no cost to Arena. Eisai shall provide a complete copy of all Regulatory Filings assigned (or made available), as well as copies of all correspondence with Regulatory Authorities not already provided to Arena, pertaining to Products in the Territory.

(d) Clinical Supply. Unless Arena terminates this Agreement pursuant to Section 12.2(a)(ii), 12.2(a)(iii) or 12.6, Arena shall reimburse Eisai for the amount paid by Eisai to Arena pursuant to Section 3.6 with respect to any remaining clinical supply of Products, to the extent such remaining clinical supply is still usable by Arena over the six-month period after such termination. Upon termination for any reason, if any such clinical supply of Products is in Eisai’s or any of its Affiliates’ possession, at Arena’s request and expense of transportation, Eisai shall return such clinical supply of Products to Arena.

(e) Transition. Eisai shall, at Arena’s cost and written request, use Commercially Reasonable Efforts to cooperate with Arena or its designee to effect a smooth and orderly transition in the development and Commercialization of the Products in the Territory during the Wind-down Period. To the extent applicable, Arena shall use, identify and finalize an agreement or other arrangement with a Third Party in relation to the Products or, to the extent Arena is able to take over such activities under Applicable Laws, take over, directly or through an Affiliate, all activities related to the Products, and in particular development activities, on-going at the time of the effective date of the termination and the transfer of the Regulatory Filings (including INDs, NDAs and Regulatory Approval) into the name of Arena or Arena’s designee so that the Wind-down Period will be as limited as possible (subject to Eisai’s rights under clause (b) above).

(f) Customer Agreements. Upon the completion of the rights and obligations defined in this Section 13.2, at the written request of Arena, Eisai shall assign to Arena or its designee any Third Party distribution agreements that solely relate to the Products, to the extent permitted under each such distribution agreement. In the event such assignment is not requested by Arena or is not permitted under any distribution agreement, then the rights of such Third Party with respect to each Product shall terminate upon termination of Eisai’s rights with respect thereto. Eisai shall use its good faith efforts to include provisions requiring compliance with the foregoing provision in the agreements with applicable Third Parties. Notwithstanding the foregoing, in the event that Eisai terminates this Agreement pursuant to Section 12.2(a)(ii) or Section 12.2(a)(iii), Eisai shall have no obligations under this Section 13.2(f) unless and until the Parties agree upon commercially reasonable terms with respect to Eisai’s assignment to Arena or its designee of the Third Party distribution agreements that solely relate to the Products in the Territory.

13.3. Effects of Termination With Respect to a Country. If this Agreement is terminated with respect to one or more, but not all, countries in the Territory (each such terminated country, a “Terminated Country”) by a Party pursuant to Section 2.4(c), 3.2(f), 5.6(b), 12.2(b), 12.2(c), 12.2(d), 12.2(e), 12.2(f), 12.2(g), 12.4(b) or 12.5, or any other applicable provision of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a) Inventory.

(i) In the case of termination of a Terminated Country by Eisai under Section 12.2(e), 12.2(g) or 12.5, at Eisai’s election Eisai and its Affiliates and Sub-distributors shall have the right to sell off in such Terminated Country any inventory of Product in such Terminated Country in its or their possession as of the termination date during an indefinite sell-off period. Any sales of Product by Eisai and its Affiliates and Sub-distributors under this Section 13.3(a)(i) shall be taken into account in calculating Net Sales for purposes of calculating the Product Purchase Price under Section 7.4.

(ii) If Eisai terminates this Agreement with respect to a Terminated Country pursuant to Section 12.4(b), Arena shall repurchase from Eisai and its Affiliates and Sub-distributors all quantities of Product remaining in inventory in such Terminated Country as of the termination date at the applicable Estimated Price paid by Eisai for such Product.

(iii) If Eisai elects not to sell off its remaining inventory of Product in accordance with clause (i) above, Arena shall have the right, on written notice to Eisai, to repurchase from Eisai and its Affiliates and Sub-distributors quantities of Product remaining in inventory as of the termination date at the applicable Estimated Price paid by Eisai for such Product.

(b) Certain Effects of Termination. The effects of termination set forth in Sections 13.2(a), 13.2(c), 13.2(e) and 13.2(f) above shall apply solely with respect to the activities and matters specific to the Terminated Country(ies).

(c) Effect of Termination of U.S. and Priority Additional Countries. If this Agreement is terminated with respect to the United States and all the Priority Additional Countries, then, effective as of the date on which this Agreement is terminated with respect to the last of the United States and each of the Priority Additional Countries, Arena’s obligations under Sections 3.3(a), 3.3(c), 3.7(a), 3.7(b), 3.7(d), and 3.14(b) automatically shall terminate, and any other obligation (if any) under this Agreement of Arena to disclose any information or draft Regulatory Filings regarding the development or marketing of Product outside the Territory, or to discuss any Product activities outside the Territory with Eisai, also terminate.

13.4. Return of Confidential Information. Upon termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations. Upon termination of this Agreement solely as to one or more Terminated Countries, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party that are specific to and relate solely to such Terminated Country(ies); provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

13.5. Rights in Bankruptcy. All licenses granted under or pursuant to Section 5.7(b) by Arena and by Eisai under Section 9.2(b) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Laws outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Laws outside the United States. The Parties agree that Eisai or Arena, as the case may be, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or analogous provisions of Applicable Laws outside the United States. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Laws outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the first Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of such first Party upon written request therefor by the other Party.

13.6. Purchase of Binding Order. Upon the termination of this Agreement, the Parties will discuss and negotiate in good faith and agree on the equitable division between the Parties of costs associated with any Product that is the subject of any then-pending Order Commitment that has not been otherwise fulfilled by Arena.

13.7. Survival. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 3.5(c), 3.6(d), 3.6(e) (solely with respect to Development Expenses incurred prior to such termination or that are otherwise non-cancellable), 3.9 (last sentence only), 5.7(b), 5.8 (warranty only), 5.9 (solely to the extent related to Products sold by Eisai, its Affiliates and Sub-distributors), 6.11 (with respect to Finished Product delivered prior to termination), 6.12 (with respect to Finished Product delivered prior to termination), 7.5 (with respect to Product delivered prior to termination), 7.7, 7.9, 7.10, 7.11, 7.12, 7.13, 8.1 (as required by the last sentence), 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 (to the extent provided therein), 9.1, 9.2(b) (license in last sentence only, solely for Program Patents assigned to Eisai prior to such termination), 9.9(a) (last three sentences only), 10.4, 11.1, 11.2, 11.3, 11.4, 11.5 (to the extent provided therein), 12.7, 15.3, 15.6, 15.7, 15.8, 15.9, 15.10, 15.11, 15.12, 15.13, 15.14, 15.15, 15.16, 15.17(a), 15.18 and 15.19, and Articles 13 and 14.

Article 14.

DISPUTE RESOLUTION AND GOVERNING LAW

14.1. Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within 30 days after written notice of a dispute from one Party to the other, either Party may, by written notice to the other Party, have such dispute referred to the Senior

Executives. The Senior Executives shall negotiate in good faith to resolve the dispute within 30 days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, except any Dispute required to be arbitrated pursuant to Section 12.7, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder. Notwithstanding anything in this Article 14 to the contrary, Arena and Eisai shall each have the right to apply to any court of competent jurisdiction for appropriate injunctive or provisional relief, as necessary to protect its rights or property.

14.2. Governing Law; Litigation; Exclusive Venue and Service. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. Subject to Section 12.7, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.10 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

Article 15.

GENERAL PROVISIONS

15.1. [Reserved]

15.2. Force Majeure. If the performance of any part of this Agreement by a Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including: fire, flood, volcano, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) or by compliance with any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (including changes in the requirements of a Regulatory Authority), whether or not it is later held to be invalid, except to the extent any such injunction, law, order, proclamation, regulation, ordinance, demand or requirement operates to delay or prevent the non-performing Party’s performance as a result of any breach by such Party or any of its Affiliates of any term or condition of this Agreement, the PV Agreement or the Quality Agreement or any breach of Applicable Laws (an event of “Force Majeure”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure event; provided that the affected Party shall use its substantial, good faith efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed or it is otherwise able (with Commercially Reasonable Efforts) to perform its obligations.

(a) Notification. If either Party becomes aware that such an event of Force Majeure has occurred, is imminent or likely, it shall immediately notify the other Party.

(b) Keeping the Other Informed. The Party subject to an event of Force Majeure shall keep the other Party informed as to the progress of overcoming or avoiding the effects of such an event of Force Majeure and of recommending performing the affected obligation.

15.3. Waiver of Breach. Any condition or term of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof. No such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party. No delay or waiver by either Party of any condition or term of this Agreement in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term of this Agreement.

15.4. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.5. Performance by Affiliates or Subcontractors.

(a) To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may contract with one or more of its Affiliates to perform its obligations hereunder; provided that the Parties shall remain liable hereunder for the prompt payment and performance of all of their respective obligations hereunder.

(b) Each Party may subcontract some of its obligations under this Agreement to the extent expressly permitted under this Agreement; provided, that: (i) none of the other Party’s rights hereunder are materially diminished or otherwise materially adversely affected as a result of such subcontracting; (ii) the subcontractor undertakes in writing reasonable and customary obligations of confidentiality and non-use; (iii) the subcontractor does not have the right to further subcontract such obligation unless agreed by the other Party; (iv) the subcontracting Party shall remain responsible and liable for the performance by any subcontractor of its obligations under this Agreement; and (v) such permitted subcontracting shall not relieve the subcontracting Party of any liability or obligation under this Agreement, except to the extent satisfactorily performed by such subcontractor. In the event a Party performs any of its obligations under this Agreement through a subcontractor, then such Party shall at all times be fully responsible for the performance and payment of such subcontractor.

15.6. Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by authorized officers of both Parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by authorized officers of both Parties.

15.7. Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, to the fullest extent permitted by Applicable Laws, (a) the Parties shall negotiate, in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and (b) if the rights and obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.8. Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

15.9. Language. The language of this Agreement is English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version.

15.10. Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), or sent by internationally-recognized overnight courier to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To Arena: Arena Pharmaceuticals GmbH Untere Brühlstrasse 4 4800 Zofingen Switzerland Facsimile: 41 62 746 7505 Attention: General Manager	To Eisai: Eisai Inc. 100 Tice Blvd. Woodcliff Lake, New Jersey 07677 Facsimile: (201) 746-3204 Attention: General Counsel

with a copy to: Arena Pharmaceuticals, Inc. 6166 Nancy Ridge Drive San Diego, CA 92121 USA Facsimile: (858) 677-0065 Attention: General Counsel	with a copy to: Eisai Inc. 100 Tice Blvd. Woodcliff Lake, New Jersey 07677 Facsimile: (201) 746-2457 Attention: Vice President of Commercial Development

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered, (b) on the third day after dispatch if sent by confirmed facsimile, or (c) on the sixth day after dispatch if sent by internationally-recognized overnight courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Joint Development Committee. This Section 15.10 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under this Agreement.

15.11. Assignment. This Agreement shall not be assignable or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred (except as otherwise expressly stated in this Agreement), by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to a successor in interest that acquires all or substantially all of the business or assets of the assigning Party, whether by merger, acquisition or otherwise; provided that the successor in interest assumes this Agreement in writing or by operation of law. In addition, either Party shall have the right to assign, sublicense, subcontract or delegate, this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request and expense of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 15.11 shall be null and void.

15.12. No Partnership or Joint Venture. Each Party is an independent contractor under this Agreement. Nothing contained herein shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. The Parties shall operate their own businesses separately and independently and they shall hold themselves out as, act as, and constitute independent contractors in all respects and not as principal and agent, partners or joint venturers. The Parties shall each be responsible for fulfilling their own obligations under this Agreement, and they shall not have control or responsibility over the actions of the other Party. The Parties shall make and receive only such payments as are required under this Agreement, and shall not share in, or participate in, the business operations of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.13. Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) except where the context requires otherwise, “or” has the inclusive meaning represented by the phrase “and/or”; and (e) a reference to any agreement includes any supplements and amendments to such agreement. Each accounting term used herein that is not specifically defined herein has the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

15.14. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit means references to such Article, Section or Exhibit of this Agreement and (b) references in any section to any clause are references to such clause of such section.

15.15. Counterparts; Electronic Signature Pages. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

15.16. Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED HOWEVER, THAT THIS SECTION 15.16 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11.

15.17. Equitable Relief; Specific Performance.

(a) The Parties acknowledge and agree that the obligations and restrictions set forth in Article 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such obligations and restrictions, and that any breach or threatened breach of any provision of Article 8 will result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Article 8 the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any such relief. Nothing in this Section 15.17 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

(b) Arena acknowledges and agrees that Arena’s obligations under Section 6.6 are unique and that Eisai would not have entered into this Agreement in the absence of such obligations, and that any breach or threatened breach of Section 6.6 will result in irreparable injury to Eisai for which damages will be not be an adequate remedy. Accordingly, Eisai shall be entitled to specific performance of Section 6.6. For clarity, the foregoing shall not be deemed to grant Eisai the right to engage a Third Party manufacturer or to manufacture any Product itself or through any of its Affiliates.

15.18. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are forth the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

15.19. Cumulative Rights. Except as expressly provided herein, the Parties’ respective rights under the various provisions of this Agreement shall be construed as cumulative, and no one of them is exclusive of the other or exclusive of any rights allowed by Applicable Laws.

15.20. Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Original Agreement effective from and after the Amendment Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any rights or obligations owing under the Original Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. As of the Amendment Effective Date, the Original Agreement is hereby amended, supplemented, modified and restated in its entirety as described herein.

Article 16.

COMPLIANCE WITH LAW

16.1. Generally. Each Party covenants that it shall, and shall cause its Affiliates to, comply with Applicable Laws with respect to performing its obligations or exercising its rights under this Agreement.

16.2. Securities Laws. Each of the Parties acknowledges that it is aware that the securities laws of the Territory and other countries prohibit any Person who has material non-public information about a publicly listed company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

16.3. Certain Payments. Each of the Parties acknowledges that it is aware that the United States and other countries have stringent laws that prohibit persons directly or indirectly to make unlawful payments to, and for the benefit of, government officials and related parties to secure approvals or permission for their activities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ARENA PHARMACEUTICALS GmbH		EISAI INC.

By:	/s/ Daniel A. Müller	By:	/s/ Frank Ciriello
Name:	Dr. Daniel A. Müller	Name:	Frank Cirello
Title:	General Manager	Title:	SVP, LATCAN Value Maximization Unit

By:	/s/ Arnaud K. Schattmeier
Name:	Arnaud K. Schattmeier
Title:	Controller

[Signature Page to Amended and Restated Marketing and Supply Agreement]

EXHIBIT A

Compound Structure

(R)-8-Chloro-1-methyl-2,3,4,5-tetrahydro-1H-3-benzazepine

EXHIBIT B

Existing Arena Patents

REF. NO.	JURISDICTION	SERIAL NO.	PATENT NO.	STATUS	FILING DATE	ISSUE DATE
026.BR1.PCT	BRAZIL	PI0309303-4		PUBLISHED	4/11/2003
026.CA1.PCT	CANADA	2,481,723	2,481,723	ISSUED	4/11/2003	2/19/2008
026.CO1.PCT	COLOMBIA	04-100.885	788	ISSUED	4/11/2003	11/29/2010
026.CO2.DIV	COLOMBIA	04-100.885A	787	ISSUED	4/11/2003	10/26/2010
026.CR1.PCT	COSTA RICA	7503	2709	ISSUED	4/11/2003	11/13/2008
026.CR2.DIV	COSTA RICA	10393		PUBLISHED	10/22/2008
026.MX1.PCT	MEXICO	PA/a/2004/009965	250104	ISSUED	4/11/2003	10/9/2007
026.US4.REG	UNITED STATES	10/410,991	6,953,787	ISSUED	4/10/2003	10/11/2005
026.US5.CON	UNITED STATES	10/917,979	7,514,422	ISSUED	8/13/2004	4/7/2009
026.US6.CON	UNITED STATES	11/599,050	7,977,329	ISSUED	11/14/2006	7/12/2011
026.US7.CON	UNITED STATES	13/118,126		PENDING	5/27/2011
064.BR1.PCT	BRAZIL	PI0411613-5		PENDING	6/16/2004
064.CA1.PCT	CANADA	2,529,401		PENDING	6/16/2004
064.MX1.PCT	MEXICO	PA/a/2005/013364		PENDING	6/16/2004
064.US2.PCT	UNITED STATES	10/560,953		PUBLISHED	12/15/2005
093.BR1.PCT	BRAZIL	PI0519726-0		PUBLISHED	12/20/2005
093.CA1.PCT	CANADA	2,589,988		PENDING	12/20/2005
093.EC1.PCT	ECUADOR	SP-07-7538		PUBLISHED	12/20/2005
093.MX1.PCT	MEXICO	MX/a/2007/007566	274869	ISSUED	12/20/2005	3/30/2010
093.NI1.PCT	NICARAGUA	2007/0160		PENDING	12/20/2005
093.US2.PCT	UNITED STATES	11/793,473	8,168,624	ISSUED	6/20/2007	5/1/2012
093.US3.CON	UNITED STATES	13/425,669		PENDING	3/21/2012
100.BR1.PCT	BRAZIL	PI0515862-1		PUBLISHED	12/21/2005
100.CA1.PCT	CANADA	2,588,941		PENDING	12/21/2005
100.MX1.PCT	MEXICO	MX/a/2007/007761	273954	ISSUED	12/21/2005	2/8/2010
100.US3.PCT	UNITED STATES	11/793,941	8,153,621	ISSUED	6/21/2007	4/10/2012
100.US4.DIV	UNITED STATES	13/418,151		PENDING	3/12/2012
178.WO1	WORLD IP ORGANIZATION	PCT/US2011/049914		PUBLISHED	8/31/2011
181.WO1	WORLD IP ORGANIZATION	PCT/US2011/049935		PUBLISHED	8/31/2011
186.WO1	WORLD IP ORGANIZATION	PCT/US2011/049936		PUBLISHED	8/31/2011
187.WO1	WORLD IP ORGANIZATION	PCT/US2011/049953		PUBLISHED	8/31/2011
188.WO1	WORLD IP ORGANIZATION	PCT/US2011/049960		PUBLISHED	8/31/2011

REF. NO.	JURISDICTION	SERIAL NO.	PATENT NO.	STATUS	FILING DATE	ISSUE DATE
192.WO1	WORLD IP ORGANIZATION	PCT/US2011/049955		PUBLISHED	8/31/2011
193.WO1	WORLD IP ORGANIZATION	PCT/US2011/038711		PUBLISHED	6/1/2011

It is further understood and agreed that, to the extent any of the above applications, or any patents issuing or derived therefrom, have territorial effect in any country or jurisdiction outside the Territory (such as WIPO applications), such applications and patents are limited to their application solely in the Territory, for purposes of establishing the scope of the Arena Patents and Existing Arena Patents.